EXHIBIT 2
CANADA MORTGAGE AND HOUSING CORPORATION

2008 ANNUAL REPORT

CANADA MORTGAGE AND HOUSING CORPORATION

ANNUAL REPORT 08

ENDURING COMMITMENT
PROVEN RESULTS

Canada

CMHC SCHL
HOME TO CANADIANS

Canada Mortgage and Housing Corporation supports the Government of Canada policy on access to information for people with disabilities. If you wish to obtain this publication in alternative formats, call 1-800-668-2642. Ce rapport est aussi disponible en français.
The 2008 Annual Report reports on performance against the 2008-2012 Summary of the Corporate Plan. For a copy, visit www.cmhc.ca or call 1-800-668-2642.

Business Highlights

Households Served Through New Commitments
3,325
945
5,200
21,506
On-Reserve New Construction
Affordable Housing Initiative
Renovation Programs
Affordable Housing Centre

Households Served Through Existing Agreements
224,916
28,536
On-Reserve Non-Profit Rental Housing Program
Housing administered under Social Housing Agreements
Other assisted housing off reserve
370,292

NHA MBS – a key source of funds for financial institutions
Share of mortgages securitized under NHA MBS
25%
23%
20%
18%
15%
13%
10%
8%
5%
3%
0%
2005
2006
2007
2008

Exports lead to a stronger and more innovative housing industry
140
120
100
80
60
40
20
0
($M)
2006
2007
2008
2009
Value of CMHC-facilitated housing exports reported by key clients

Business Highlights As Canada’s national housing agency, we provide housing assistance for Canadians in need through a range of effective programs As one of Canada’s largest financial institutions, we help ensure Canadians can access lower-cost mortgage financing In 2008, insured loans in all product lines representing more than 900,000 units, were approved. 42% of approvals of rental and high ratio homeowner units were in less-served markets. NHA MBS – a key source of funds for 3nancial institutions Our commitment to sustainable housing and communities and to supporting a resilient housing industry leads to Canada being among the best housed nations in the world CMHC is a leader in housing information and research. Consumers and the housing industry can rely on us for reliable, unbiased information. Over 1.6 million copies of our research products were distributed in 2008. We support a vision of healthy and sustainable housing. To create practical demonstrations of our vision, 5 EQuilibrium™ homes are now open across the country, showcasing sustainable design features. Exports lead to a stronger and more innovative housing industry

☐ ☐ ☐
Financial Highlights

	2006	2007	2008
Financial performance	Actual	Actual	Actual	2009 Plan
Total Assets ($M)	124,218	148,168	203,512	345,318
Total Liabilities ($M)	118,764	141,174	195,342	335,484
Total Equity of Canada ($M)	5,454	6,994	8,170	9,834
Revenues ($M)	8,378	9,320	11,985	15,966
Expenses ($M)	6,896	7,746	9,566	14,061
Income Tax ($M)	456	504	641	552
Net Income ($M)	1,026	1,070	1,778 [1]	1,353
Staff-Years	1,877	1,888	1,945	2,030

1	This includes $550 million in unrealized gains from the fair valuation of the Insured Mortgage Purchase Program (less their corresponding taxes).
Financial prudence and strategic planning ensure we remain in sound financial health, and are able to continue our mission of promoting housing quality, affordability and choice for all Canadians

Prudent investment principles and strategies adopted by CMHC ensured that investment portfolios in 2008 were only slightly impacted when compared to the level of stress in the financial markets over the same period.

About CMHC
For over 60 years, Canada Mortgage and Housing Corporation has been Canada’s national housing agency. Established as a Crown corporation in 1946 by the federal government to address post-war housing shortages, we have since helped generations of Canadians access affordable housing or to purchase their own homes, and we have contributed to the development of a strong housing sector.
Our mission
The promotion of housing quality, affordability and choice for all Canadians.
Our objectives
1.	Help Canadians in need

2.	Facilitate access to more affordable, better quality housing for all Canadians

3.	Ensure the Canadian housing system remains one of the best in the world

Our programs, products and services
Assisted housing for low income Canadians and Aboriginal Canadians on reserve
■	Ongoing annual subsidies for social housing administered under existing long-term agreements

■	On-Reserve Non-Profit Rental Housing Program to help First Nation families access affordable, quality housing

■	Renovation programs for low income Canadians to bring their homes up to minimum health and safety standards

■	Funding under the Affordable Housing Initiative (AHI) to develop more affordable housing

■	Advice and information to affordable housing sponsors through CMHC’s Affordable Housing Centre

■	Direct Lending for federally-assisted housing projects to lower the cost of public subsidies
Housing finance for all Canadians
■	A wide range of mortgage loan insurance (MLI) products for homeownership which, by protecting financial institutions from losses in the event of default, helps borrowers obtain financing at competitive interest rates. These products include:
■	CMHC Purchase

■	CMHC Refinance

■	CMHC Green Home

■	CMHC Improvement

■	CMHC On-Reserve
■	Mortgage insurance for loans for rental properties, including nursing and retirement homes

■	National Housing Act Mortgage-Backed Securities (NHA MBS) and Canada Mortgage Bonds guarantee programs, and the Insured Mortgage Purchase Program to enhance the supply of low-cost funds for mortgage lending
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Research and information transfer to improve housing quality and choice
■	A wide range of housing related publications, including Research Highlights and About Your House fact sheets

■	Research grants and awards to foster excellence in housing research

■	Market analysis products and housing outlook conferences to provide reliable market information to the housing sector

■	Demonstration initiatives to promote sustainable housing and development
Promotion of our housing system and industry internationally
■	Support services to help the Canadian housing industry to enhance their export business by diversifying into new markets

■	Consulting services to countries that wish to improve their housing systems in order to enhance access to affordable housing

■	International relations services to represent the Government of Canada on housing matters both at home and internationally
For more information consult our
website at: www.cmhc.ca.
ABOUT CMHC     3

Our values
We lead by example. We honour our obligations and are committed to:
Serving the public interest
As stewards of the public trust we serve with fairness, impartiality and objectivity. All our activities, including those that are commercial in nature, are carried out in support of our public policy objectives. Our actions are inspired by a respect for human dignity and the value of every person.
Achieving business excellence
We exercise the highest standards of competence, trustworthiness and prudence in conducting our business relationships and in managing the financial, physical and human resources entrusted in our care. We encourage learning, innovation, and personal initiative to continuously improve the way we do business and to achieve the best results for the Canadian public.
Building a workplace community
We practice mutual respect and honesty in our working relationships. We help each other achieve the goals of the team and the organization, and to maintain a healthy balance between our CMHC work and other parts of our lives. We willingly explain our actions so that we may hold ourselves and each other accountable for living these values in the workplace.
Our structure
A work force of approximately 2,000 employees provides service to Canadians throughout the country. CMHC’s national office is located in Ottawa and our five regional business centres are in Halifax, Montreal, Toronto, Calgary and Vancouver. Points-of-service and corporate representatives provide access to CMHC services to Canadians in smaller centres and rural areas. Refer to CMHC’s website, www.cmhc.ca, for more information. For a list of CMHC management, see page 147.
CMHC also provides management, advisory and other services to the Canada Housing Trust (CHT), to the First Nations Market Housing Fund (FNMHF) and to the Government of Canada with respect to administering Granville Island. While the financial results of the CHT are consolidated with CMHC’s financial statements, the financial statements of the other two organizations are not. For further information, see Glossary.
4     Canada Mortgage and Housing Corporation

MESSAGES FROM THE CHAIRPERSON THE PRESIDENT

MESSAGE FROM THE CHAIRPERSON
On behalf of CMHC’s Board of Directors, I am proud to present CMHC’s 2008 Annual Report.
2008 has proven to be a challenging year. The global liquidity crisis worsened with financial institutions in many countries experiencing severe hardship. Canada can be proud that it is able to weather the storm better than most. In the midst of the ensuing global recession, Canadians can take comfort that our financial institutions remain strong.
CMHC’s role in supporting the health of our housing finance system and our commitment to the overall well-being of the housing sector has and will continue to help Canada respond to challenging economic times ahead.
In 2008, Canada’s housing finance system was rated by the International Monetary Fund as one of the healthiest and most stable
In 2008, we continued to put federal housing dollars to work, helping to house low income Canadians and supported efforts to improve the housing conditions of Aboriginal Canadians. We also helped thousands of Canadians to access mortgage financing at a lower cost so they could achieve their dream of homeownership and facilitated the development of rental housing, including retirement and nursing homes. Our securitization products assisted mortgage lending institutions to access low-cost funds for mortgage lending, particularly in these tough economic times. And, as we have throughout CMHC’s history, we continued to undertake research and information transfer activities that support decision making by consumers, the housing industry and government.
CMHC’s continued success can be attributed to our committed workforce as well as to the Board’s oversight of the Corporation’s directions and performance. As a member of the Board since 2001, I can attest to continued improvement in our governance practices so that Canadians can be assured that their tax dollars are well managed and
6     Canada Mortgage and Housing Corporation

that CMHC’s activities remain relevant. In recent years, we have refined our ability to assess risks and to review achievement of priorities. On a quarterly basis, the Board ensures that performance and resources remain on track.
Another way we practice good governance is by keeping abreast of housing issues that are important to Canadians. Twice a year, the Board meets outside of Ottawa in order to maintain a dialogue with housing industry members, non-profit housing groups, First Nation members, local government representatives, and others who are involved in the provision of housing. This year, we met in Saskatoon and Halifax and saw first hand how solutions were created to address housing challenges. In 2009, we look forward to continuing to meet Canadians in their communities and to hosting an annual public meeting to further share information on our performance and to provide an opportunity for more Canadians to present their perspectives.
This year, the Board welcomed two new members, Brian Johnston and André Plourde, and bid farewell to Hugh Heron, Alexander Werzberger and Joel Teal with our thanks for their outstanding commitment and contribution to the Corporation.
The Board looks forward to continuing to work with our new Minister, the Honourable Diane Finley, in the year to come. I would also like to extend my congratulations to Karen Kinsley on her reappointment as President and Chief Executive Officer for a three year term. Ms. Kinsley’s leadership was acknowledged by the Women’s Executive NetworkTM who recognized her as one of Canada’s Most Powerful Women of 2008. My heartfelt gratitude is also extended to CMHC’s dedicated employees: Thank you for your enduring commitment to making CMHC Canada’s leader in housing.
Together, we remain devoted to responding to the needs of Canadians.

Dino Chiesa
Chairperson of the Board
MESSAGES     7

MESSAGE FROM THE PRESIDENT
For more than 60 years, CMHC has had an enduring commitment to housing in Canada. We have played a major role in the evolution of Canada’s housing markets, never losing sight that our mission is to help Canadians access affordable, high quality housing. As we face the challenges brought on by the global economic downturn, our experience and commitment will continue to guide us.
The role that the housing sector plays as an important source of economic activity was recognized in Canada’s Economic Action Plan, the federal government’s 2009 Budget. At all times, but particularly during challenging economic times, actions must be taken to ensure that the full range of housing needs can be met through both public and private efforts. CMHC’s role in implementing housing stimulus measures will improve housing across Canada and support job creation. These investments will also help ensure that housing continues to be an engine of economic growth and prosperity in Canada.
Because of our commitment to helping Canadians in need, many low income households can access suitable and safe housing that they can afford
Improving living conditions for Canadians in need
Over time, our host of programs and partnerships are contributing to a better housed Canada. From 2001 to 2006, we saw the incidence of core housing need decrease from 13.7% to 12.7%, meaning that a greater proportion of Canadian households are now able to access sound and affordable housing that meets their needs.
For those Canadians who need help to access affordable housing, CMHC again provided $1.7 billion in 2008 to assist over 623,000 households who live in social housing. While this housing has provided a suitable home for many low income Canadians, a large number of these homes are aging and require significant repair and upgrading. To ensure that this housing continues to benefit people in need, we are working with our partners to renew and revitalize this national asset.
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In 2008, we also worked with our partners to increase the affordable housing stock by some 5,200 units through the Affordable Housing Initiative and committed funding under our suite of renovation programs to over 21,000 households in need to help them make repairs to their homes both on and off reserve.
While housing conditions in Canada are generally improving, housing conditions in many First Nation communities remain poor relative to the general Canadian population. The incidence of housing need, at 34%, is much higher on reserve than off reserve. The challenges facing First Nations range from overcrowding to high construction costs in remote areas, to the lack of a well-functioning private housing market on reserve. Innovative and effective programs are needed to bring lasting change on reserve.
CMHC works closely with Indian and Northern Affairs Canada (INAC) and First Nations in delivering housing programs on reserve. In 2008, CMHC committed funding for some 945 new non-profit housing units and continued to subsidize some 28,500 existing units.

Because of our commitment to working with partners to develop innovative solutions, more First Nation families are able to enjoy the benefits of homeownership
We also worked at the individual, community and institutional levels to build housing capacity and have been a catalyst in the effort to create more private market-like conditions for those First Nation members who can financially support the cost of homeownership. We were instrumental in the creation of the First Nations Market Housing Fund which began operations in 2008. The Fund offers added security to private lenders providing loans for the purchase or renovation of homes on reserve or on settlement lands. The Fund will help families and individuals on reserve buy the type of home they desire based on their housing needs, financial situation and personal tastes. It will also help increase the housing supply, and provide the means to build equity and generate wealth.

Because of our commitment to ensuring a steady supply of low-cost mortgage funds, Canadian lenders are better able to provide affordable mortgage financing to Canadian homeowners
Supporting access to affordable, quality housing for all Canadians
Because so many Canadians rely on the private marketplace to obtain their housing, CMHC works to ensure a well-functioning housing finance system. As the liquidity and financial crisis of 2008 spread to economies around the globe, this role was never more important.
In 2008, Canada’s housing finance system was rated by the International Monetary Fund as one of the healthiest and most stable while many other nations continue to face severe liquidity and credit issues. CMHC’s securitization and mortgage loan insurance products contributed to the strength and stability of this system.
MESSAGES     9

This year, CMHC guaranteed the timely payment of interest and principal on almost $104.6 billion in mortgage-related securities. Meeting this target and introducing enhancements to our programs helped Canadian lenders to provide mortgage financing at competitive rates to Canadian homeowners.
The Government of Canada announced last fall that CMHC would be called upon to fulfill a special role in addressing the credit crunch by purchasing $25 billion in insured mortgage pools from lenders under the Insured Mortgage Purchase Program (IMPP) in 2008, and another $50 billion in 2009. Canada’s Economic Action Plan – Budget 2009 further enhanced the program by up to another $50 billion. This brings the total potential purchase up to $125 billion.
Because of our commitment to insured financing in all parts of Canada, Canadians can obtain financing for the home of their choice at competitive rates
CMHC also contributes to the stability of the housing finance system through our mortgage loan insurance products which protect lenders against financial losses in the event of borrower default. With CMHC mortgage loan insurance, homebuyers in all parts of Canada can purchase a home with as little as 5% down and can obtain competitive interest rates which are comparable to those typically reserved for homebuyers with a down payment of 20% or more.
Our record demonstrates our commitment to sound risk management and underwriting practices and to our public policy purpose. In 2008, insured loans in all product lines representing more than 900,000 units were approved. Forty-two per cent (42%) of rental and high ratio homeowner approvals were in less-served markets and/or in support of specific government priorities. This includes housing on reserve, in rural areas and in small towns. We are also Canada’s only provider of mortgage loan insurance for large rental projects, nursing and retirement homes. Our products also enable lenders to offer greater financing flexibilities and cost savings to proponents of affordable housing as well as to those making energy-efficient housing choices.
Because of our commitment to housing research and analysis, consumers, industry and public sector have a reliable, objective source of housing information
CMHC has always employed prudent and responsible underwriting practices, assessing borrowers on their ability to repay and manage their debt. We manage our mortgage insurance business at no cost to Canadian taxpayers, through sound business practices that ensure commercial viability without having to rely on the Government of Canada for support, even in less favourable economic times. CMHC ensures it has sufficient reserves and is well capitalized in the event of claims arising from adverse economic conditions.
We will continue to work with our Approved Lenders and others in the industry to ensure that Canada’s housing finance system remains among the best in the world.
At CMHC, we also believe that objective, reliable information on housing is important to sustaining a healthy and innovative housing market, particularly in turbulent times.
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As Canada’s national housing agency, CMHC is one of the most comprehensive sources of housing information and expertise in the country. In 2008, we delivered information products and seminars to hundreds of thousands of Canadians. We ranked third among housing market forecasters in terms of accuracy, and received high usefulness ratings for our market analysis publications (93%) and our Housing Outlook Conferences (99%).
Ensuring the Canadian housing system remains among the best in the world
Although there were many immediate concerns in 2008, we also continued to keep our eye on longer term challenges. To ensure our housing system remains one of the best in the world, we investigate technologies and designs that will create vibrant and sustainable communities for years to come. In 2008, another four demonstration homes were opened for viewing under our EQuilibriumTM Sustainable Housing Demonstration Initiative and more are scheduled to open in 2009. We will continue to demonstrate practical ways to implement sustainable housing technologies and community designs.
Because of our commitment to sustainable housing and communities, Canada will remain among the best housed nations
While foreign housing markets experienced significant downturns, our work with Canadian companies exporting housing products or services continued to show results. In 2008, CMHC helped facilitate a high of $129 million in sales by our key clients. Meanwhile, the stability of the Canadian housing finance system attracted increasing attention in the midst of world market turmoil.
As we strive to meet our varied objectives, we recognize that our employees are our most valuable asset. It is through their efforts that we were able to successfully meet nearly all of our performance targets for the past year. To ensure our continued success in serving Canadians, our human resource policies are designed to attract and retain a pool of talented people committed to achieving these objectives. In 2008, CMHC was recognized by MediaCorp as one of the National Capital Region’s Top 25 employers and was selected as one of Canada’s best employers for diversity.
Because of our commitment to our employees, CMHC is an organization prepared to meet future challenges
Over the years, we have touched the lives of many Canadians in meaningful ways. I urge you to review in more detail the success stories we have chosen to highlight in this year’s annual report. I am proud of our ability to make a difference. I join with CMHC’s Chairperson, Dino Chiesa, the Board of Directors, and Management in thanking all CMHC employees for their dedication in 2008. I look forward to our collective efforts in 2009 to create innovative and effective ways of continuing to help Canadians access a wide variety of quality, environmentally sustainable and affordable homes.

Karen Kinsley, CA
President and Chief Executive Officer
MESSAGES     11

Although our business volumes and financial results help tell part of the story of our success as a Crown corporation, we take the greatest pride in how we touch the lives of millions of Canadians, from all walks of life, each and every year. The following pages provide a brief snapshot of some of our successes over the past year. They are a testament, often in the words of our clients, to the impact our efforts have had in helping to create a better future in housing for Canadians.

Our success stories:
■	Advancing affordable housing solutions

■	Working together to expand homeownership on reserve

■	Supporting changing needs through mortgage loan insurance

■	Contributing to a stable housing finance system

■	Being a catalyst for leading-edge research and information on housing

■	Bringing sustainable housing to the forefront

■	Lessons learned, knowledge transferred: bringing a Canadian perspective to Serbia

Advancing affordable housing solutions
Across Canada, local organizations are at the heart of efforts to create more affordable housing in their communities. CMHC is there to help with our housing expertise, our information tools as well as financial support to cover some of the upfront costs related to getting housing project proposals started. Through our Affordable Housing Centre, a team of experts, with first-hand knowledge of what it takes to get an affordable housing project off the ground, is available to help. They help determine whether a housing project can be financially viable, they identify resources and other potential partners, and they share information on what has worked in other communities. CMHC may also provide Seed Funding or Proposal Development Funding to defray some of the initial costs associated with starting an affordable housing project. (For descriptions of these programs, see Glossary)
These are just a few examples of projects that have benefited from CMHC’s expertise and financial help:

“Independence Place is not just an address, a place to live. It has given me back a big part of my life. I’m determined not to let my disability define my future, and Independence Place has given me a future I look forward to every day when I wake up in the morning in my new home.”

Resident, Independence Place
Independence Place is the first affordable housing project for people with physical disabilities in Summerside, Prince Edward Island. Built by Scott and Corinna Costain, a husband and wife development team, Independence Place offers homes which are not only affordable, but also accessible to people with physical disabilities.

“It became essential to offer a residence such as this for our seniors. No longer will they have to leave their community to find housing that meets their needs. The residents of these units can now pursue their lives peacefully at Malartic and the community will benefit from their presence, their wisdom and their life experience.”

Marie-Paule Ferron, Municipal Councillor
Place des Argousiers is providing much needed affordable housing for 55 senior households in Malartic, located in northern Quebec.
More information on these projects and affordable housing resources can be found at CMHC’s website at www.cmhc.ca/affordablehousing
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Working together to expand homeownership on reserve

Since May 5, 2008, First Nations seeking to improve homeownership and housing markets on reserve have an important tool at hand: the First Nations Market Housing Fund (FNMHF). The Fund began operations with a $300 million contribution from the Government of Canada which will allow it to act as a partial backstop for private financing of homes on reserve and on settlement lands.
Due to the inability of lenders to register and enforce mortgages on reserve lands under the Indian Act, financing for private homeownership on reserve has historically only been available on a limited basis, usually with a Ministerial Loan Guarantee from the Minister of Indian Affairs and Northern Development, or through limited private lending programs.
The FNMHF was formed after considerable input from First Nations. Key stakeholders, including some 500 First Nation members, as well as lenders, contributed to the development of the Fund’s access criteria, processes and design, and also helped to identify potential areas for capacity development.
CMHC has been retained to manage its day-to-day operations under the oversight of nine trustees for an initial period of five years. Over the next 10 years, the objective of the Fund is to facilitate the financing of some 25,000 new homes on reserve.
The Fund broadens opportunities for First Nation members to own a home and complements other housing finance options on reserve, including those offered by CMHC.

“We’re hopeful that the success of the First Nations Market Housing Fund will demonstrate the value of investing in an on-reserve housing market and promoting homeownership. Our emerging middle class needs access to the same quality of life that other Canadians take for granted. Good housing for a First Nation family isn’t just built on a foundation — it is a foundation that contributes to the health and self-sufficiency of our community members.”

Grand Council Chief John Beaucage, Chairman, FNMHF

Seated left to right: John Beaucage, the Honourable
Monte Solberg, the Honourable Chuck Strahl. At
podium: Rick Simon, Regional Chief, Assembly of
First Nations
SUCCESS STORIES     15

Supporting changing needs through mortgage loan insurance
Supporting the increasing demand for energy-efficient homes
Since 2005, CMHC mortgage loan insurance has been used to help finance energy-efficient housing. Under the CMHC Green Home product, homeowners or rental property investors financing 1 to 4 unit energy-efficient properties or renovations may qualify for refunds of 10% of the mortgage loan insurance premium on their loans.
Borrowers have benefited from refunds averaging $572 with this product. CMHC Green Home also allows borrowers the option of extending the amortization period up to 35 years without the customary surcharge. Paying over a longer period of time makes sense when energy-efficient homes may cost a little more but, in the end, energy savings make up the difference.
To qualify, borrowers must purchase a home constructed under a CMHC recognized energy-efficient building program or that meets a certain energy rating as determined by Natural Resources Canada. Eligible programs include R-2000, Built Green™, Novoclimat™, ENERGY STAR for New Homes®, and Power Smart™. Renovations that are financed with CMHC insured loans leading to energy efficiencies are also eligible under the product.
Supporting the housing needs of an aging population
CMHC mortgage loan insurance facilitates financing for affordable rental housing. An example of this can be found in the neighbourhood of Villeray in Montreal, Quebec. Seeing the need for an affordable retirement home for seniors, a well-established developer took steps to acquire and demolish an abandoned commercial property and to make way for the Résidence du Parc Jarry, a 160-unit retirement home for low to moderate income seniors. Because the project met CMHC’s criteria in terms of affordable rent limits for the area, and units and common amenities are modest in design, CMHC came through with underwriting flexibilities which included reduced mortgage loan insurance premiums, a longer amortization period and a higher loan-to-value ratio to facilitate the financing of the project.

“Thanks to CMHC’s underwriting flexibilities, we were able to make this project a reality and to offer a better quality of life in a secure and friendly environment to our fellow citizens.”

Anthony Falvo, owner, Résidence du Parc Jarry
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Contributing to a stable housing finance system

The popularity of the Canada Mortgage Bonds (CMB) and NHA Mortgage-Backed Securities (NHA MBS) programs continues to increase as the liquidity crisis causes lenders to securitize mortgages to raise funds. Despite challenging market conditions, $43.5 billion in CMBs were successfully issued by the Canada Housing Trust in 2008. In addition, $61.1 billion of NHA MBS were issued. CMHC guarantees the timely payment of interest and principal on these securities, making them sound investments in the Canadian residential mortgage market.
An evaluation of the CMB program completed in 2008, before the global liquidity crisis, found that the program has benefited both financial institutions and homebuyers across Canada. It concluded that the CMB program played a stabilizing role in Canadian markets by providing a reliable and cost-effective source of funding for mortgages. This has been particularly important for smaller lenders who generally have fewer funding options available to them. This leads to increased competition in the housing finance industry.
In addition, savings realized by financial institutions participating in the CMB program are largely passed on to consumers. From 2001 to the end of 2006, $97.6 billion in CMBs were issued, accounting for 15% of the total residential mortgage volume outstanding of $650 billion in 2006. During this period, the cost of funds obtained by Canada’s major financial institutions through the CMB program was about 18 basis points or 0.18% less, on average, than the cost of their next lowest alternative source of long-term wholesale funding. This led to savings of up to $174 million per year being passed on to borrowers.
The evaluation findings were based on a period prior to the onset of the credit crunch. With the continuing credit crunch, CMBs have likely played an even greater role in the health of the financial sector during the past year.
Because NHA MBS is a well-established CMHC program, when called upon by the Government of Canada, CMHC was able to use it to implement the Insured Mortgage Purchase Program in very short order.

“On Sept. 17, 2008, amid some of the most intense turmoil seen to date in financial markets, Canada Housing Trust achieved a key win by completing the world’s only large government bond deal that day. The sale of $10 billion in CMBs through two tranches would be considered impressive in even the best of market conditions,” says Harry Culham, head of Fixed Income, Currencies and Distribution at CIBC. “That it launched while capital markets were seizing up over news of financial trouble with U.S. government-sponsored mortgage lenders, as well as a major bank and an insurer, makes its success all the more remarkable.”
“In conversations we had that week, investors expressed a very high level of confidence in the CMB program and the Canadian mortgage market,” he says, pointing to favourable demand from CIBC’s domestic and international investor clients. “Getting deals done of that size in turbulent times is a reflection of the product’s AAA rating, and the CMB program’s reputation for quality. These attributes are key to the continuing success of the CMB program, and explain why CHT is able to get deals done.”
In the deal, CIBC was Lead of Leads on the largest tranche, an $8 billion five-year bond, and was Joint Lead on a second tranche, a $2 billion three-year bond. “Partnering with CHT on this and its other CMB offerings has been very satisfying for us because of the broad benefits for investors, Canadian homebuyers, the housing industry and mortgage markets,” adds Mr. Culham. “CMHC can take pride in these outcomes.”

SUCCESS STORIES     17

Being a catalyst for leading-edge research and information on housing
CMHC’s long standing role in research and information transfer has served as a catalyst for improved market effectiveness, better housing quality and choice, and effective solutions to address issues such as affordability, distinct housing needs and increased sustainability.
In 2008, CMHC marked the 10th time that the Corporation gave out awards under its Housing Awards Program. Created in 1988, the biennial program showcases best practices that have helped to improve the quality, choice and affordability of housing for all Canadians, especially for seniors, young families, persons with disabilities, Aboriginal people, and youth.
This year, 16 winners were chosen under the theme of Best Practices in Affordable Housing for having advanced innovations in building practices, housing finance, neighbourhood development, and Aboriginal housing. Profiles of the winners are on CMHC’s website. Here are just two:

Emilie Adin, Deputy Director of Planning, City of Langford, Robert Buchan, Clerk/Administrator, City of Langford, Dino Chiesa, Chairperson, Board of Directors, CMHC	City of Langford Affordable Housing Strategy

The City of Langford in British Columbia came together with industry and other stakeholders to develop a policy that is the backbone of their partnership to deliver market housing, subsidized ownership and rental housing. The policy promotes diverse options for housing and features inclusive zoning, visitability requirements and mandatory secondary suites. To date, through the City of Langford’s Affordable Housing Strategy, over 50 families have been able to move into affordable rental housing or to purchase their own home.

Colin G. MacLeod, Chairperson, Board of Directors, Homegrown Homes, Donna Clarke, Administrator, Homegrown Homes, Dino Chiesa, Chairperson, Board of Directors, CMHC	Ingenuity in Action, Peterborough, Ontario

Homegrown Homes, the City of Peterborough, local businesses, non-profit organizations and volunteers have teamed up to manage or renovate surplus buildings and relocate donated homes onto surplus land for affordable rentals. Over the past 10 years, the partnership has successfully developed 11 projects in the city which, as of April 2008, have become home to 45 people. More people are expected to be helped thanks to community partnerships and continued support.
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Bringing sustainable housing to the forefront

Through our EQuilibrium™ Sustainable Housing Demonstration Initiative, we are helping the housing industry to showcase more environmentally-friendly homes. EQ homes integrate proven energy-saving design and building practices while seeking to balance the home’s energy use with on site renewable energy production capabilities.
Five of the 12 planned EQuilibriumTM projects are now open for viewing, including ÉcoTerra™ in Eastman, Quebec which opened in 2007.
While each EQuilibrium™ project is unique, EQ homes may feature:
■	Healthy indoor environments

■	Energy efficient construction, appliances and lighting

■	Passive solar design, heating and cooling

■	Use of natural light sources

■	Water conservation and re-use

■	Land and natural habitat conservation

■	Renewable energy systems

■	Connection to the utility grid to buy and sell electricity
Inspiration – by The Minto Group, in Manotick, Ontario. The Inspiration home features innovations such as a rainwater harvesting system and an “all-off” electrical switch which allows homeowners to turn off all sources of unnecessary energy consumption when they leave their home. Minto’s Inspiration home recently earned the highest rating, platinum, for Leadership in Energy Environmental Design (LEED) for housing, receiving the highest score of any home in Canada. LEED measures energy efficiency, indoor air quality, water conservation and various features related to the community.
Avalon Discovery 3 – by Avalon Master Builder, in Red Deer, Alberta. This EQ home features integrated photovoltaic tiles in the roof, a highly insulated slab on grade foundation with a radiant heating system in the floor, drought resistant landscaping with rainwater storage backup, and a garage loft for storage.
Now House™ – by the Now House Project Inc., in Toronto, Ontario. Now House™ is a 60 year old post- war retrofit that produces energy through renewable sources and recovers energy that would otherwise be lost from waste water and exhaust air.
The Riverdale NetZero Project – by Habitat Studio in Edmonton, Alberta. This duplex features units that use roughly a quarter of the total energy consumed by conventional homes. The passive solar design provides 40% of the home’s heat, and the active solar thermal system provides an additional 64% of the space heating and 93% of the water heating.
For additional information, visit www.cmhc.ca

SUCCESS STORIES     19

Lessons learned, knowledge transferred: bringing a Canadian perspective to Serbia
In Serbia, CMHC is proud to have been instrumental in helping to establish the National Mortgage Insurance Corporation (NMIC), or “Nacionalna korporacija za osiguranje stambenih kredita” (NKOSK), as it is known locally.
Following years of economic turmoil marked by civil unrest, high levels of debt and hyperinflation, it was clear that the housing stock was deteriorating due to the lack of a functioning housing finance system. The National Bank of Yugoslavia, now the National Bank of Serbia, championed the establishment of NMIC to help Serbian households obtain affordable housing financing.
CMHC was hired in 2002 by the National Bank of Yugoslavia to develop a business plan. CMHC’s services were retained again to provide advisory services over an 18 month period. Funding for the initiative came from the Canadian International Development Agency (CIDA) through World University Service of Canada (WUSC).
NMIC was incorporated in 2004 and the first loans were insured in 2005. As a testament to its success, nine lenders signed up with NMIC in its first year of operation and the corporation insured 1,500 loans, worth close to EUR 40 million. This volume easily surpassed its business plan target of 1,300 loans. What’s more, in one year, mortgage rates fell from approximately 12% to 7%, substantially improving housing affordability.
The Serbian government views NMIC as the catalyst for the economic, legal and regulatory reforms that were needed to stimulate private investment in housing.
Today, NMIC has attained its original business objectives. The vast majority, 80%, of the lending has been for loans under EUR 50,000 (or roughly $75,000 Cdn.).
“We are very happy with our success – almost EUR 1.5 billion of insured housing loans, including mortgage loans which make up 3.5% of GDP, which have helped 50,000 people to settle their housing issues. I would like to point out that these numbers would likely be much smaller without CMHC’s generous technical assistance and the support of the Canadian government to Serbia.”
Aleksandar Jovic, NMIC Director
20     Canada Mortgage and Housing Corporation

CORPORATE GOVERNANCE

CMHC reports to Parliament through the Minister of Human Resources and Skills Development and Minister responsible for CMHC, the Honourable Diane Finley. It is governed by a Board of Directors appointed by the Governor in Council. (See “The Board of Directors and its committees” later in this section.)
Good corporate governance is at the heart of all of our activities and successes
Practicing good governance
Strategic planning and supporting government directions
The Board is responsible for developing future directions for the Corporation taking into account federal policies and priorities, while also being responsive to changes in the operating environment through ongoing monitoring.
At the outset of the 2009-2013 planning cycle, the Board’s strategic planning session reviewed CMHC’s corporate objectives and strategies in order to determine if they remained relevant in the context of the overall federal agenda. The Board discussed the key issues and drivers facing the Corporation and determined appropriate responses to address them. Given the ongoing impact of subprime lending on the housing market in the U.S., a guest speaker on the topic was invited to address the Board. The planning session led to new key initiatives in all of CMHC’s business areas for the 2009-2013 Corporate Plan which is submitted to the government for approval.
22      Canada Mortgage and Housing Corporation

The Board also continued to review ongoing research with respect to future directions in both the primary and secondary housing finance markets. This review will ensure that CMHC remains well positioned to respond to the changing financial landscape from both mortgage loan insurance and securitization perspectives.
Late in 2008, CMHC was asked to support the Government of Canada’s actions to increase funds for lending by financial institutions. The Insured Mortgage Loan Purchase Program (IMPP), first announced in October 2008 and further enhanced in November 2008 and in Canada’s Economic Action Plan — Budget 2009, will see the government purchase through CMHC up to $125 billion in securities backed by insured mortgages. The rate of return that the government earns on these investments exceeds the government’s borrowing costs.
Corporate risk management practices
CMHC operates in a dynamic environment where the ability to respond to changing requirements and emerging opportunities is critical to the successful achievement of its objectives. Issues may arise in the operating environment such as changes in government direction and the competitive environment that necessitate a re-evaluation of priorities throughout the year. CMHC’s management continually assesses strategic level risks identified through its Enterprise Risk Management (ERM) framework and provides the Board with a quarterly assessment. The framework provides the basis for a structured and systematic review of potential issues in our operating environment that could pose a risk to meeting our objectives. The framework also provides a focus on certain infrastructure or operational risks, and the financial risks that the Corporation is exposed to from our insurance, securitization and investment activities. (Also see Management Discussion and Analysis, page 31.)
In support of the Board’s responsibility for ensuring appropriate risk management practices, the President and Chief Executive Officer provides the Board of Directors with an annual ERM Letter of Representation. The objective of the ERM Letter of Representation is to provide the Board with a reasonable assurance that management collectively, through our corporate risk management structure and various processes, has identified and assessed the main business risks to which CMHC is exposed and that these are being appropriately managed or mitigated, openly discussed and reported upon. (See page 92.)

CORPORATE GOVERNANCE      23

Performance management
The Board reviews performance reports prepared by management on a quarterly basis. Recommendations with respect to changes to priorities or the allocation of resources are brought to the Board for consideration. This process enables the Corporation to continue to focus its efforts on the matters of greatest significance to ensure the Corporation achieves its objectives. The process also increases transparency and accountability in corporate decision making and helps CMHC employees better align their efforts with corporate priorities.
Program evaluations
The Board’s Audit Committee assists with overseeing program evaluations. These evaluations provide objective assessments of the relevance and effectiveness of policies and programs and are key to the government decision making process. In 2008, two evaluations were completed: the Canada Mortgage Bonds Program (results are on CMHC’s website) and the Shelter Enhancement Program. Evaluations of CMHC’s renovation programs and the Affordable Housing Initiative occurred over the course of 2008 and will be completed in the first quarter of 2009.
2008 Special Examination
In February 2009, the Board received the results of the 2008 Special Examination carried out by the Corporation’s external auditors. As required by the Financial Administration Act, the Corporation is subject to a Special Examination every five years (within a 10-year period as of 2009) and the examiners are required to express an opinion on the management of the Corporation as a whole. For the fifth consecutive Special Examination, the examiners provided a “clean” opinion, meaning that the examiners found no significant deficiencies in the systems and practices of the Corporation. Examiners found that the Corporation’s systems and practices are maintained in a way that provide reasonable assurance that its assets are safeguarded and controlled, its resources are managed economically and efficiently, and its operations are carried out effectively. The review suggested some opportunities for improvement which will be addressed by the Corporation. The Special Examination report will be posted on CMHC’s website in the second quarter of 2009.
24      Canada Mortgage and Housing Corporation

Values and ethics
The Board of Directors understands that values and ethics play a crucial role in modern business management.
Standards of Conduct, Conflict of Interest and Disclosure of Wrongdoing policies, as well as ethics awareness sessions are some of the tools CMHC employs to enhance understanding of what values and ethics mean on a day-to-day basis.
To ensure better alignment with the federal government’s Public Servants Disclosure Protection Act, an amendment to CMHC’s Disclosure of Wrongdoing policy was made in 2008. The policy provides employees with a process to disclose wrongdoing in the workplace and ensures that it is addressed in a timely manner.
Given increasing scrutiny of all organizations, these tools are an important part of each and every employee’s repertoire and enable them to carry out their responsibilities confidently.
Keeping in touch with Canadians
The Board meets twice a year outside of Ottawa to hear from clients, housing organizations, and local agencies. This enables Board members to learn about the challenges faced by Canadians in finding affordable, quality housing. This year, the Board met in Saskatoon in May and in Halifax in August.

CORPORATE GOVERNANCE      25

The Board of Directors and its committees
The Board manages the affairs of the Corporation in accordance with the CMHC Act, the National Housing Act, the Financial Administration Act, and corporate by-laws. The Board sets out the strategic direction of the Corporation in the context of government policies and priorities, provides advice to the Minister, examines the continued relevance of public policy objectives and enabling legislation, and ensures the integrity and adequacy of corporate management practices, policies and procedures. The Board also evaluates CMHC’s key corporate risks, overall performance and financial results.
The Board of Directors is comprised of the Chairperson, the President and Chief Executive Officer, and eight other directors. The Chairperson and President and Chief Executive Officer are appointed for terms as deemed appropriate by the Governor in Council, while the other directors are appointed for terms of up to four years. Only the President and Chief Executive Officer is a member of CMHC management.
For a list of Board members as of December 31, 2008, see page 146.
The Board has established three committees to assist with its responsibilities: the Audit Committee, the Corporate Governance and Nominating Committee and the Human Resources Committee. The committees review and make recommendations to the Board within their respective areas.
The Audit Committee: This committee advises the Board on the soundness of the financial management of the Corporation, assists in overseeing internal control systems, risk management, financial reporting and audit processes including internal audit, the annual financial audit and the periodic Special Examination.
26      Canada Mortgage and Housing Corporation

The Corporate Governance and Nominating Committee: This committee is responsible for advising the Board on matters of corporate stewardship by monitoring best practices, trends and issues and making recommendations with respect to corporate governance. This includes periodic examination of the Corporation’s objectives and mandate, setting annual corporate priority objectives and targets and promoting effective communication with the Government of Canada, stakeholders and the public. This committee also evaluates the President and Chief Executive Officer’s performance and makes recommendations to the Board regarding the President’s compensation. It also identifies qualified candidates for the Chairperson and for the President and Chief Executive Officer positions.
The Human Resources Committee: This committee oversees corporate policies and strategies related to human resources and makes recommendations to the Board on policies governing recruitment, retention, training, diversity, official languages, compensation, performance management and succession planning.
Terms of Reference for these committees are posted on CMHC’s website.
The CMHC Pension Fund: The Pension Fund is managed and administered by Trustees through a Trust Agreement. The Trustees are responsible for setting investment objectives and policies, selecting external investment managers and monitoring the investment results of the Pension Fund. CMHC’s Pension Fund governance structure and practices meet or exceed governance guidelines of the Canadian Association of Pension Supervisory Authorities.

CORPORATE GOVERNANCE      27

Board member composition and competencies
Success in corporate governance is linked to the degree that Board members understand their roles and responsibilities, along with the skills, competencies and experience they bring to the table.
In 2008, the Board undertook a review of its competency profile. Orientation sessions for newly-appointed Board members, followed by periodic briefings, were also provided. To ensure that they maintain the skills and knowledge necessary for them to carry out their responsibilities, Board members are encouraged to attend governance sessions organized by the Canada School of Public Service and the Privy Council Office. In addition, Audit Committee members regularly attend training sessions hosted by the Canadian Institute of Chartered Accountants.
As vacancies arise, the Board recommends appointments keeping in mind the types of clients that CMHC serves. In addition to ensuring candidates possess knowledge of housing matters, financial expertise and governance skills, a proper balance of gender, language, ethnic background, and geographical representation is also sought.
CMHC Board Committees

Committee	Meetings	Membership	Areas of focus
Audit Committee	5	S. Joncas (Chair)	1. International Financial Reporting Standards
		H. Calla	2. Regular monitoring of ongoing internal audit activity
		B. Johnston	3. Assists in overseeing internal control systems, financial management, risk management, financial reporting
			4. CEO/CFO Certification

Corporate	3	D. Chiesa (Chair)	1. Updated Board Competency Profile
Governance and Nominating Committee		S. Joncas G. Mooney K. Kinsley	2. Establishment of Corporate Priority Objectives

Human Resources Committee	3	J. Teal (Chair) A. MacDonald J. Millar
1.   Classification review
2.   Employee demographic profile
3.   Review of key human resources priorities including succession management
4.   Review of “CMHC: My Choice” as sub-brand to attract and retain employees

28      Canada Mortgage and Housing Corporation

				Corporate
				Governance
				and	Human
	Total	Board of	Audit	Nominating	Resources
Board	Compensation	Directors	Committee	Committee	Committee	Pension Fund
Member	(fees and retainer $)	(six meetings)	(five meetings)	(three meetings)	(three meetings)	(three meetings)
Dino Chiesa	37,610	6/6	n/a	3/3	1/1	n/a
Harold Calla	27,200	5/6 *	4/5	n/a	n/a	n/a
Hugh Heron[1]	1,493	n/a	n/a	n/a	n/a	n/a
Brian Johnston[2]	19,206	6/6	4/4	n/a	n/a	n/a
Sophie Joncas	31,700	6/6	5/5	3/3	n/a	n/a
Karen Kinsley	n/a	6/6	n/a	3/3	n/a	3/3
Anne MacDonald	27,200	6/6	n/a	n/a	3/3	n/a
James Millar	26,200	6/6	n/a	n/a	3/3	n/a
Gary Mooney	17,700	5/6	n/a	2/3	n/a	n/a
André Plourde[3]	13,533	4/4	n/a	n/a	n/a	2/2
Joel Teal[4]	21,200	6/6	2/2	n/a	2/2	1/1
Alex Werzberger[5]	5,703	2/2	n/a	1/1	1/1	n/a

*	Absent due to illness

1 —	Hugh Heron — appointment completed January 29, 2008

2 —	Brian Johnston — new member effective January 29, 2008

3 —	André Plourde — new member effective April 11, 2008

4 —	Joel Teal — resigned effective December 31, 2008

5 —	Alexander Werzberger — appointment completed April 11, 2008

CORPORATE GOVERNANCE      29

Forward-Looking Statements
CMHC’s Annual Report contains forward-looking statements regarding objectives, strategies and expected financial results. There are risks and uncertainties beyond the control of CMHC that include, but are not limited to, economic, financial and regulatory conditions nationally and internationally. These factors, among others, may cause actual results to differ substantially from the expectations stated or implied in the forward-looking statements.

MANAGEMENT DISCUSSION AND ANALYSIS

☐ The Operating Environment in 2008 and Outlook for 2009	33

☐ Summary of Financial Results	34

☐ Performance against Objectives	41

☐ Objective 1: Help Canadians in need	42
■ Strategic Priority 1.1: Help Canadians in need access affordable, sound and suitable housing
■ Strategic Priority 1.2: Support Aboriginal Canadians to improve their living conditions

☐ Objective 2: Facilitate access to more affordable, better quality housing for all Canadians	54
■ Strategic Priority 2.1: Ensure Canadians have access to mortgage loan insurance products and tools that meet their needs
■ Strategic Priority 2.2: Enhance the supply of low-cost funds for mortgage lending by expanding the securitization program
■ Strategic Priority 2.3: Provide comprehensive, timely and relevant information to enable consumers as well as the housing sector to make informed decisions

☐ Objective 3: Ensure the Canadian housing system remains one of the best in the world	71
■ Strategic Priority 3.1: Promote sustainable housing and communities
■ Strategic Priority 3.2: Support and promote Canada’s world class housing products, services and systems internationally

☐ Ensuring a Strong Organization — Internal Services	79
☐ Enterprise Risk Management Framework and Risk Management Practices	84

■ ERM Framework
■ Risk Management Practices

☐ Objective 1: Help Canadians in need
■ Lending Activity

☐ Objective 2: Facilitate access to more affordable, better quality housing for Canadians
■ Insurance Activity
■ Securitization Activity

☐ 2004 to 2009 Financial Highlights	93
Canada’s Economic Action Plan — Budget 2009 was introduced by the federal government on January 27, 2009. Housing measures that impact CMHC are examined as part of discussions throughout this Management Discussion and Analysis.
32      Canada Mortgage and Housing Corporation

The operating environment in 2008 and outlook for 2009
Overall economic growth was modest through the first three quarters of 2008. The pace of real GDP growth for 2008 as a whole is estimated at about 0.7%, down from 2007’s 2.7% pace. This drop is attributed to financial market concerns and a recession in the United States. While the Canadian dollar has weakened relative to the U.S. dollar, the economic downturn in the U.S. has negatively affected Canadian exports and will continue to do so in 2009. The range of GDP forecasts for Canada in the February 2009 Consensus Economics Survey was from a low of -1.8% to a high of -0.4% with the average being -1.1%.
The Consumer Price Index (CPI) for 2008 increased by 2.3%, slightly faster than the annual average increase of 2.2% in 2007. This was the fastest rate of change since the annual average increase of 2.8% in 2003. Major contributors to the increase in 2008 were higher prices for food, energy products and mortgage interest costs. However, prices for energy commodities moved dramatically lower in the second half of 2008, which was reflected in a moderation in the rate of CPI inflation. The year-over-year increase in the CPI, which peaked at 3.5% in August, slowed to 1.2% by December.
The Bank of Canada has reduced its target for the overnight lending rate by a total of 350 basis points since December 2007. The most recent decreases were a 75 basis points decrease to 1.5% on December 9, 2008 and another 50 basis points decrease to 1.0% on January 20, 2009. According to the Bank of Canada, the outlook for the global economy has deteriorated, with the intensifying financial crisis spilling over into real economic activity. Heightened uncertainty is undermining business and household confidence worldwide and further eroding domestic demand. Major advanced economies, including Canada’s, are now in recession and emerging-market economies are increasingly affected.
Employment growth from December 2007 to December 2008 was 0.6% (+98,000), much slower than the increase of 2.2% (+358,000) observed over the same period in the previous year. From the record low of 5.8% in early 2008, the unemployment rate had climbed 0.8 percentage points by the end of the year to reach 6.6% in December. The unemployment rate climbed further to 7.2% in January. Most of the rise in the unemployment rate happened from October 2008 to January 2009, as employment fell by 213,000 (-1.2%) during this period.
Canadian housing starts decreased to 211,056 units in 2008, down 7.6% compared to 228,343 units during 2007. Starts are expected to decrease during 2009 to a range of 141,000 to 180,000 units.

THE OPERATING ENVIRONMENT IN 2008 AND OUTLOOK FOR 2009      33

Summary of financial results
REVENUES AND EXPENSES
     CMHC reports on these principal business activities:
■	Housing Programs: Expenditures and operating expenses are funded by parliamentary appropriations.

■	Lending: Revenues are earned from interest income on the loan portfolio which is funded through borrowings.

Housing programs and lending support housing for those in need and are operated on a breakeven basis.

■	Insurance: Revenues are earned from premiums, fees and investment income. Expenses consist of operating expenses and net claim expenses. The Corporation’s Net Income is primarily derived from this activity.

■	Securitization and Canada Housing Trust (CHT): Securitization revenues are earned from guarantee fees and investment income. Expenses consist primarily of interest expenses. CHT revenue is earned primarily from income on investments in NHA Mortgage-Backed Securities (NHA MBS) and, to a lesser extent, investments in short-term securities. Revenue derived from investment income is used to cover operating expenditures and Canada Mortgage Bonds (CMBs) interest expense. As such, CHT operates on a breakeven basis.

Results in $M	2007	2008	2008	2009
except staff years	Actual	Plan	Actual	Plan
Revenues	9,320	9,470	11,985	15,966
Expenses	7,746	7,893	9,566	14,061
Income Tax	504	482	641	552
Net Income	1,070	1,095	1,778	1,353
% of Planned Net Income Achieved	104%	95%	112%[1]	95%
Other Comprehensive Income	(200)	90	(604)	65
Comprehensive Income	870	1,185	1,174	1,418
Resource Management
Operating Expenses	347	355	385	460
Staff Years	1,888	1,928	1,945	2,030

[1]	The calculation of “ % of Planned Net Income Achieved” does not include the IMPP Net Gains (Losses) from Other Financial Instruments and the related tax impact.
34      Canada Mortgage and Housing Corporation

Net Income
Consolidated Net Income was $1,778 million in 2008, $683 million (62%) above plan. Unrealized gains from the fair valuation of the IMPP (less their corresponding taxes) represent $550 million of this variance.
Additionally, premiums and fees, primarily in the Insurance Activity, were higher than plan largely due to the change in the actuarial earnings factors which were not accounted for in the plan and also as a result of increased demand for insurance products. Interest income was also positively impacted by the receipt of these additional premiums and fees. Furthermore, unplanned net gains from the fair valuation of financial instruments occurred in the Lending Activity because CMHC’s interest rate on borrowed funds was lower than the interest rate it earned on its loan portfolio.
These unplanned revenues were partially offset by the impact of the deteriorating economic conditions, primarily in the Insurance Activity. This resulted in higher than planned net claims expenses and lower than planned net gains from financial instruments. A further Asset-Backed Commercial Paper (ABCP) net write-down of $51 million also negatively impacted Net Income.
Other Comprehensive Income
Other Comprehensive Income (OCI) results from unrealized gains or losses caused by the fair valuation of investments in Insurance and Securitization Activities. In 2008, the fair value of these instruments resulted in the recording of a $604 million loss compared to a planned gain of $90 million.

SUMMARY OF FINANCIAL RESULTS      35

BALANCE SHEET HIGHLIGHTS

	2007	2008	2008	2009
Results in $M	Actual	Plan	Actual	Plan
Total Assets	148,168	156,275	203,512	345,318
Total Liabilities	141,174	147,923	195,342	335,484
Accumulated Other Comprehensive Income (AOCI)	328	659	(276)	531
Contributed Capital	25	25	25	25
Retained Earnings (other)[1]	2,383	3,292	2,998	3,974
Retained Earnings Set Aside for Capitalization	4,258	4,376	5,423	5,304
Total Equity of Canada	6,994	8,352	8,170	9,834

[1]	Includes: Unappropriated Retained Earnings, Reserve Fund and Inter-entity Elimination
Assets and Liabilities
In 2008, total assets were $204 billion, $47 billion or 30% over plan. Total liabilities at year end were $195 billion, $47 billion or 32% over plan. These variances from plan are largely due to the purchase of $25 billion of NHA MBS from Canadian financial institutions and increased NHA MBS and CMB issuances.
Equity of Canada
Equity of Canada is made up of three components:
Contributed Capital
The capital of CMHC is $25 million unless otherwise determined by the Governor in Council.
AOCI
AOCI is the accumulated unrealized gains or losses caused by the change in fair valuation of investments in Insurance and Securitization Activities. It was negative $276 million at the end of 2008 compared to the plan figure of $659 million.
Retained Earnings
Total Retained Earnings were $8,421 million of which $5,423 million is set aside for capitalization.
36      Canada Mortgage and Housing Corporation

Within the Public Accounts of Canada, CMHC’s annual consolidated Net Income increases the government’s annual surplus; the consolidated Retained Earnings and Accumulated Other Comprehensive Income reduce the government’s accumulated deficit.
The CMHC Act and National Housing Act govern the use of the Corporation’s Retained Earnings. In particular, the Retained Earnings from Insurance and Securitization Activities may be only used for the capitalization of CMHC’s mortgage loan insurance and securitization operations respectively, for payment of a dividend to the Government of Canada, for the purposes of the National Housing Act or CMHC Act, or any other purpose authorized by Parliament relating to housing, and for retention. In the last several years, a portion of Retained Earnings from the Insurance Activity has been used for capitalization (Appropriated Retained Earnings). All other Insurance and Securitization Retained Earnings have been used for retention (Unappropriated Retained Earnings).
Retained Earnings related to the Insurance Activity are appropriated in accordance with guidelines set out by the Office of the Superintendent of Financial Institutions (OSFI). CMHC’s target for capitalization is 150% of the minimum capital test recommended by OSFI. Although not regulated by OSFI, CMHC follows their guidelines as a prudent business practice. The Insurance Retained Earnings must also be viewed in the context of an insurance business with $408 billion (2007 — $345 billion) of insurance in force. Retained Earnings set aside for capitalization only represent 1.3% of this contingent liability (2007 — 1.3%).
Retained Earnings related to the Lending Activity have been kept by the Corporation as part of its strategy in dealing with its interest rate risk exposure on pre-1993 loans, and to guard against fluctuations resulting from the financial instruments accounting standards. These Retained Earnings are subject to statutory limits. Should the limits be exceeded, CMHC would be required to pay the excess to the Government of Canada.

SUMMARY OF FINANCIAL RESULTS      37

Issues in Focus
■ Insured Mortgage Purchase Program (IMPP)
Recent global financial turmoil has reduced the availability of private sector lending to Canadian mortgage markets and lending markets overall. In October 2008, as a measure to maintain the availability of longer-term credit in Canada, the Government of Canada announced it would purchase $25 billion in National Housing Act Mortgage-Backed Securities (NHA MBS) from Canadian financial institutions through a competitive auction process to be managed by CMHC. This Insured Mortgage Purchase Program (IMPP) was further enhanced in November 2008 and in Canada’s Economic Action Plan — Budget 2009. These enhancements would see the government purchase, through CMHC, up to an additional $100 billion in NHA MBS.
As of December 31, 2008, the Government of Canada had supplied CMHC with $25 billion in funding which was used to purchase NHA MBS. CMHC can make investments of this nature as part of its commercial activities under Part I of the NHA. The Corporation has presented the IMPP in its Securitization Activity.
All of the mortgages involved in this initiative are high quality assets that are already insured through CMHC or private insurers. As a result, there is no additional risk to taxpayers or to CMHC. This is an efficient, cost effective and safe way of providing secure and reliable long-term funding to Canada’s financial institutions which benefits Canadian households, businesses, and the economy.
■ Third-Party Sponsored ABCP
In August 2007, the Canadian market for Third-Party Sponsored ABCP became illiquid resulting in these investments not paying on maturity. An agreement, the Montreal Accord, was reached in August 2007 whereby investors agreed to stand still and not take action that would result in an event of default. During 2007 and 2008, the Pan-Canadian Investors Committee was tasked with finding a solution to the Third-Party Sponsored ABCP crisis. On January 16, 2009, the restructuring plan was fully implemented. The Corporation received new notes on January 21, 2009.
At December 31, 2008, CMHC held Third-Party Sponsored ABCP with an original cost of $239 million. The book value of Third-Party Sponsored ABCP held by CMHC at December 31, 2008 was $165 million (2007 — $216 million), representing 69% of par value. The fair value of these assets was estimated using valuation techniques that included a 100% probability of successful restructuring and weighted discounted future cash flow techniques.
The new notes received on January 21, 2009 resulted in an additional decline in value of $5 million. Changes in values subsequent to year-end have not been recorded in 2008.
CMHC’s ability to respect its commitments and to fulfill its mandate has not been impacted by the ABCP liquidity issue as these instruments represent an insignificant portion of CMHC’s portfolio.

38      Canada Mortgage and Housing Corporation

CHANGES IN ACCOUNTING POLICIES
CMHC’s accounting policies are described in Note 2 of the Consolidated Financial Statements. Effective January 1, 2008, the Corporation adopted the three new presentation and disclosure standards that were issued by the Canadian Institute of Chartered Accountants (CICA): Handbook Section 1535 (Capital Disclosures), Handbook Section 3862 (Financial Instruments — Disclosures) and Handbook Section 3863 (Financial Instruments — Presentation).
FUTURE ACCOUNTING CHANGES
Transition to International Financial Reporting Standards (IFRS)
On February 13, 2008, the CICA Accounting Standards Board (AcSB) confirmed that the changeover from Canadian GAAP to International Financial Reporting Standards (IFRS) will be required for publicly accountable enterprises effective for fiscal years beginning on or after January 1, 2011. Although IFRS is principles-based and uses a conceptual framework similar to Canadian GAAP, there are significant differences and choices in accounting policies, as well as increased disclosure requirements under IFRS.
The Corporation has chosen to approach the conversion in five phases: Diagnostic Assessment, Design and Planning, Solutions Development, Implementation, and Post Implementation Review. During 2008, the diagnostic assessment phase was completed.
The IFRS transition plan is currently being finalized, including a timetable for assessing the impact on systems, internal controls over financial reporting and business activities. A formal project governance structure has been established which includes an executive IFRS steering committee. In addition, an external advisor has been engaged to provide advice and oversight during the various phases of the project.
The Corporation continues to monitor standards development as issued by the International Accounting Standards Board and the CICA AcSB, as well as regulatory developments as issued by the Canadian Securities Administrators. Such developments could affect the timing, nature or disclosure of the adoption of IFRS.

SUMMARY OF FINANCIAL RESULTS      39

The transition to IFRS is a significant undertaking. As the design and planning phase is still in progress, CMHC is unable to quantify the impact of IFRS on its financial statements. The following table outlines the elements of CMHC’s IFRS conversion plan along with an assessment of progress towards achieving these objectives. As the project progresses or further changes in regulation or economic conditions occur, changes to the transition plan may be required.
CMHC IFRS Changeover Plan:
Assessment as of December 31, 2008

Project Phase		Milestones	Status
Diagnostic Assessment
■	Identify differences in Canadian GAAP/IFRS accounting policies	Report delivered by external advisor	Completed

Design and Planning
■	Launch project, establish project governance	Project structures in place	In progress, completion in 2009
■	Develop training and communications plan

Solutions Development
■	Identify solutions to IFRS and evaluate	Solutions approved by management	To be completed in 2009
■	Develop final solutions to IFRS

Implementation
■	Rollout IFRS solutions	Financial systems and	To be completed in 2010
■	Test and remediate	processes are able to capture and report IFRS information

Post Implementation Review
■	Debrief management and assess implementation	Ongoing process post 2011	To be started in 2011
■	Ongoing IFRS update and related changes management
40      Canada Mortgage and Housing Corporation

Performance against objectives
CMHC delivers programs, products and services in support of three objectives and seven strategic priorities:

Objective 1:	Help Canadians in need
Strategic Priority 1.1	Help Canadians in need access affordable, sound and suitable housing
Strategic Priority 1.2	Support Aboriginal Canadians to improve their living conditions

Objective 2:	Facilitate access to more affordable, better quality housing for all Canadians
Strategic Priority 2.1	Ensure Canadians have access to mortgage loan insurance products and tools that meet their needs
Strategic Priority 2.2	Enhance the supply of low-cost funds for mortgage lending by expanding the securitization program
Strategic Priority 2.3	Provide comprehensive, timely and relevant information to enable consumers as well as the housing sector to make informed decisions

Objective 3:	Ensure the Canadian housing system remains one of the best in the world
Strategic Priority 3.1	Promote sustainable housing and communities
Strategic Priority 3.2	Support and promote Canada’s world class housing products, services and systems internationally
For each strategic priority, we have laid out performance measures and the expected outcomes of our activities. Performance measures serve to ensure that our activities remain on track. Ratings in our Scorecard are as follows:
■	Target met or exceeded (> 98% of plan)

■	Target substantially met ( ≥ 95% and ≤ 98% of plan)

■	Target not met < 95% of plan)
Our expected outcomes are meant to go beyond these measures. In many respects, outcomes are the ultimate reasons why we do the things we do, so that housing can lead to other social, economic and environmental benefits for Canadians. The attribution of housing initiatives to outcomes is complex given that there are many factors that need to be considered. CMHC uses results of research and evaluations to enhance its understanding of the linkages and to refine the way it measures its performance. As information is made available periodically through the Census, specialized surveys and program evaluations, CMHC will address housing trends and impacts in various corporate publications including future annual reports.

PERFORMANCE AGAINST OBJECTIVES      41

OBJECTIVE 1
Help Canadians in need

STRATEGIC PRIORITY 1.1:
Help Canadians in need access affordable, sound and suitable housing

We provide funding to support social housing projects across the country so that thousands of families can continue to live in homes they can afford. We also work with the public, private and non-profit sectors to create more affordable housing options for Canadians.
Jim Glover, President, Life Bridge Inc., of Charlottetown, Prince Edward Island, spoke about the assistance received from CMHC to produce a supportive housing development for adults with intellectual disabilities: “Some of our people found out that CMHC could help you in doing a feasibility project to see what is possible, what kind of funding would be available, putting together a business plan and maybe a financing plan. And we found them wonderful really, they get excited about what you’re trying to do and they just like to feel that they’re a part of it.”
RESOURCES Operating expenses: $58 million
 Staff-years: 388
42      Canada Mortgage and Housing Corporation

OUR SCORECARD

		2007	2008	2008	2009
Activities	Performance Measures	Actual	Plan	Actual	Plan
Provide funding to support social housing	Housing program expenses, excluding operating expenses ($M)[1]	1,912	2,333	2,288	2,247
	Estimated number of households assisted	626,300	628,300	623,700	621,700

Facilitate development of affordable housing	Affordable Housing Initiative expenditures ($M) (2009 target reflects program renewal)	95	73	98	93
	Affordable housing units facilitated by CMHC’s Affordable Housing Centre	3,154	1,900	3,325	2,500

Provide funding for renovation programs	Renovation programs expenditures (value of loans forgiven over time) ($M) (2009 target reflects renewal)	116	113	107	141
Provide mortgage funds through Direct Lending	Annual Direct Lending [2] ($M)	1,222	1,396 to 1,501	1,712	839 to 903

Canada’s Economic Action Plan (off reserve) — Budget 2009	Affordable Housing Initiative and Federal/Provincial retrofit expenditures [3] ($M)	N/A	N/A	N/A	300
	New renovation and energy retrofits off reserve unilateral expenditures ($M)	N/A	N/A	N/A	25
	New Direct Lending for Municipal Infrastructure ($M)	N/A	N/A	N/A	611 to 656

1.	The majority of housing program expenses ($2,262 million), supports assisted housing programs both on and off reserve. The remainder supports research and information transfer, and export promotion activities. See Glossary for specific programs and Note 12 to the Financial Statements.

2.	Direct Lending loans to on- and off-reserve project sponsors seeking financing.

3.	Includes initiatives delivered by Provinces and Territories (PTs) through amended AHI agreements; specifically new housing constructed for seniors and persons with disabilities and retrofit of existing social housing (including funding specifically targeted to the North for both new construction and retrofit).
PERFORMANCE ANALYSIS
In 2008, CMHC continued to work in partnership with provinces, territories and others in the provision of affordable housing for thousands of low income families — families who would not have otherwise been able to access affordable, sound and suitable housing in their communities.

OBJECTIVE 1 : HELP CANADIANS IN NEED      43

Providing housing assistance
CMHC provided federal funding of about $1.7 billion so that over 623,000 households do not have to pay a disproportionate amount of their income on rent. This funding is provided on an annual basis in accordance with existing long-term social housing agreements. The ongoing federal funding offsets some of the operating and maintenance costs, including mortgage payments, so that lower rents can be maintained.
For those social housing project sponsors renewing their mortgages, CMHC offers Direct Lending at favourable interest rates to reduce the cost of federal subsidies. In 2008, we provided over $1.7 billion in loans surpassing our target.
We also provided funding to help develop some 5,200 units of new affordable rental housing through the Affordable Housing Initiative (AHI). The funding provided under the AHI is cost matched by provinces and territories that design and deliver the programs.
Thousands of Canadians were able to access affordable, sound and suitable housing with CMHC assistance
Our renovation programs also helped some 20,400 lower income families and individuals off reserve bring their homes up to minimum health and safety standards, including facilitating the renovation of some 5,400 affordable rental property units. However, we did not meet our 2008 expenditure target for the off reserve renovation programs. The target, which was based on preliminary planning information, was overestimated.
Funding for both the AHI and CMHC’s renovation programs was scheduled to expire March 31, 2009. On September 4, 2008, the Government of Canada announced funding for housing and homelessness programs at $387.9 million per year for five years (total $1.9 billion) to March 31, 2014. From this amount, the government renewed the funding for AHI and CMHC’s renovation programs at current levels for two years, from April 1, 2009 to March 31, 2011. As evaluations of the AHI and renovation programs are underway, their two year renewal, with a five-year funding commitment, provides an opportunity to consider improvements to how the federal government will address housing and homelessness challenges and to ensure that programs continue to respond to the needs of Canadians.
44      Canada Mortgage and Housing Corporation

Helping communities develop affordable housing
Through the CMHC Affordable Housing Centre, we helped the non-profit and private sectors, and municipalities to develop affordable housing. The Centre’s team of experts provided information and advice to help get 3,325 units off the ground this year, significantly exceeding our target as a result of projects being completed more quickly than originally anticipated. Seed Funding and Proposal Development Funding (see Glossary for program descriptions) also played a role in enabling groups to get started.
Every year, CMHC helps communities develop thousands of affordable homes through public-private partnerships
CMHC mortgage loan insurance also played a role, supplementing the help that the Affordable Housing Centre had to offer. Insured loans for the development of affordable housing can qualify for certain underwriting flexibilities making it easier for groups to obtain financing. In 2008, 3,538 units of affordable housing were eligible for mortgage loan insurance underwriting flexibilities.
Researching housing need
CMHC’s research and information transfer activities also supported achievement of this priority. Research projects dealt with affordability issues; in particular, issues faced by certain segments of the population such as immigrants, seniors, and persons with disabilities.
Understanding the nature of housing need is critical to ensuring effective programs aimed at helping Canadians
For example, innovative research examined the persistency of core housing need using longitudinal housing data developed by CMHC on the Statistics Canada Survey of Labour and Income Dynamics. The study found that, over a three-year period, there was an important dynamic in the nature of core housing need, with about two-thirds of the individuals who experienced core housing need during the period doing so for only one or two years.

OBJECTIVE 1 : HELP CANADIANS IN NEED      45

LOOKING AHEAD
With the economic downturn, CMHC’s role in helping low income Canadians access housing has never been more important. While the incidence of households in core need dropped between 2001 and 2006 from 13.7% to 12.7%, there remain over 1.5 million Canadian households who cannot access suitable and adequate housing at a price they can afford.
As noted earlier, on September 4, 2008, the Government of Canada announced funding for housing and homelessness programs of $387.9 million per year for five years to March 31, 2014. For the first two years, this relates to CMHC’s Affordable Housing Initiative (AHI), the housing renovation programs, including the Residential Rehabilitation Assistance Program (RRAP), and Human Resources and Skills Development’s (HRSD’s) Homelessness Partnering Strategy (HPS), all which were set to expire on March 31, 2009.
Canada’s Economic Action Plan builds on this significant investment with a further investment of more than $2 billion over two years to build new and repair existing social housing units across the country.
Canada’s Economic Action Plan — Budget 2009 invests in housing for Canadians in need
Taken together, these investments will improve the quality of life for low income households, Aboriginal Canadians, seniors, and persons with disabilities. In addition to improving housing in Canada, these investments will also stimulate housing construction and create jobs.
Amendments to agreements with provinces and territories who deliver this assistance to Canadians will be required. These investments in housing are also in addition to the ongoing subsidies the federal government provides through CMHC for existing social housing units.
CMHC will also make available loans to municipalities to finance housing-related infrastructure as announced in Canada’s Economic Action Plan.
46      Canada Mortgage and Housing Corporation

Expected outcomes for Canadians
■	Low income Canadians have greater access to affordable, sound and suitable housing stock that meets health and safety standards. For seniors and persons with disabilities, assistance extends independent living. (Immediate outcome)

■	Governments and other organizations have information to better assess policy options related to housing for Canadians in need. Industry adopts best practices in areas where CMHC undertakes research. (Intermediate outcome)

■	Individuals and families have a more stable foundation for accessing opportunities and improving their quality of life. Communities benefit from greater stability and prosperity. (Long-term outcome)
New Federal Investments in Housing
September 4, 2008 announcement:
■	$1.9 billion over five years which includes: $250 million for AHI, $256.2 million for CMHC’s renovation programs and $269.6 million for HRSDC’s Homelessness Partnering Strategy over the first two years
January 27, 2009 Canada’s Economic Action Plan – Budget 2009:
■	$1 billion over two years for renovations and energy retrofits for existing social housing

■	$400 million over two years for the construction of social housing under the AHI for low income seniors

■	$75 million over two years for the construction of new social housing units under the AHI for persons with disabilities

■	$400 million for new social housing projects and to remediate existing social housing stock on First Nations reserves ($250 million allocated to CMHC; $150 million to INAC)

■	$200 million for new social housing and social housing retrofits in the North

■	Up to $2 billion in direct, low-cost loans to municipalities to finance housing-related infrastructure

■	Other measures include a Home Renovation Tax Credit ($3B), additional funding for the ecoEnergy Retrofit Program ($300M), an increase to the amount of RRSP savings that can be accessed by first-time homebuyers for their down payments ($30M), as well as a First Time Home Buyers’ Tax Credit ($385M).

OBJECTIVE 1 : HELP CANADIANS IN NEED     47

STRATEGIC PRIORITY 1.2: Support Aboriginal Canadians to improve their living conditions
Working closely with Indian and Northern Affairs Canada and First Nations, we provide funding to help communities on reserve build and renovate housing, and assist them to improve their capability to manage their unique housing needs. We also work with other levels of government and local organizations across Canada in developing housing solutions that meet the needs of Aboriginal Canadians living off reserve.

RESOURCES	Operating expenses: $19 million Staff-years: 138
OUR SCORECARD

		2007	2008	2008	2009
Activities	Performance Measures	Actual	Plan	Actual	Plan
Provide funding to develop housing on reserve	New units committed under the On-Reserve Non-Profit Rental Housing Program	1,442	858	945	774

Provide funding to renovate housing on reserve	Renovation program expenditures (value of loans that are forgiven over time) ($M)	22	17	14	19

Support First Nations in capacity and institutional development	Housing programs and services delivered through First Nations or Aboriginal organizations (%)	92	80	90	83

	Average number of Memoranda of Understanding (MOUs) signed with First Nations with respect to improving the viability and quality of housing through the Housing Quality Initiative (HQI)	N/A	43	44	43

Support development of market-like housing conditions on reserve	Homeowner units facilitated through insured financing or other market-based housing tools	190	150	242	170

Canada’s Economic Action Plan (on reserve) – Budget 2009	New units committed under the On-Reserve Non-Profit Rental Housing Program	N/A	N/A	N/A	138

	New – Retrofit delivery of on-reserve expenditures ($M)	N/A	N/A	N/A	25
48     Canada Mortgage and Housing Corporation

PERFORMANCE ANALYSIS
In 2008, CMHC continued to provide funding for housing programs on reserve so that more First Nation families could have affordable housing that meets minimum health and safety standards. Working with INAC and First Nation people, we continued to undertake initiatives designed to enhance Aboriginal capacity in managing housing programs and improving housing quality on reserve. Through our mortgage insurance products, CMHC also worked to address the unique problem of the inability to use reserve lands as security for financing.
Working to close the housing gap
CMHC provides funding to support housing developed under the On-Reserve Non-Profit Rental Housing Program. There are some 28,500 First Nation households who live in housing developed under the program. In addition, CMHC commits funding to First Nations to develop additional units under the program every year; program dollars are generally subsidies disbursed over a period of up to 25 years. In 2008, we committed funding to 945 new non-profit housing units, surpassing our target.
We are working with First Nations, Aboriginal groups, INAC and others to better meet housing needs on reserve and improve living conditions
Our renovation programs helped bring housing up to minimum health and safety standards for over 1,000 First Nation families. However, similar to our renovation programs off reserve, we did not meet our 2008 expenditure target. The target, which was based on preliminary planning information, was overestimated.
Improving Aboriginal capacity and housing quality
At 90%, we also surpassed our target with respect to First Nations’ delivery of housing programs.
We support the development of skills, markets and institutions that will permit First Nations to direct and control their own housing
Over the course of the year, CMHC worked with some 44 First Nations to enhance their ability to manage housing programs on reserve. Under the Housing Quality Initiative (HQI), training sessions on property management, home maintenance, including how to prevent and remove mold, and other important aspects of managing housing programs are provided in collaboration with Indian and Northern Affairs Canada, Health Canada and the Assembly of First Nations.

OBJECTIVE 1 : HELP CANADIANS IN NEED     49

Expanding homeownership opportunities
We facilitated homeownership for some 242 families living on reserve. Some of these families accessed private financing with CMHC mortgage loan insurance, while others obtained uninsured financing or participated in innovative financing techniques offered by their First Nation community. The families are now able to enjoy the benefits of homeownership that many Canadians have come to expect.
On May 5, 2008, the First Nations Market Housing Fund (FNMHF) was established. The Fund began operations with a $300 million contribution from the Government of Canada. The contribution, along with any investment income earned, will act as a partial backstop for private financing of homes on reserve and on settlement lands where appropriate. At December 31, 2008, the Fund held $303 million in investments. As the Fund was still in the process of being established, no guarantees had been provided to lenders as of December 31, 2008.
To complement the First Nations Market Housing Fund’s activities, CMHC developed the First Nations Homeownership Strategy (FNHS). Under the strategy, CMHC works with First Nations to assess their capacity for homeownership and subsequently develop and implement a comprehensive plan of action. In 2008, 10 First Nations agreed to participate in the strategy with a goal of creating new homeownership opportunities within two years.
Understanding Aboriginal housing, including its challenges, is critical to improving housing conditions on reserve in ways that respect local conditions, the environment, and culture
Improving living conditions through research and demonstration
CMHC combined its expertise on sustainable building practices with the Aboriginal community’s knowledge of its distinct housing needs to develop two demonstration homes in the North. We worked with local partners in Nunavut and Yukon on two durable energy-efficient sustainable demonstration homes. One home has opened in Dawson and efforts are being pursued to open the second home in Nunavut.
In 2008, we undertook a research project which studied eight First Nations who are leaders in their pursuit of homeownership and market-based housing. These eight First Nations have developed innovative financing and other programs that have improved access to financing for their membership and resulted in higher rates of homeownership. Several of the First Nations that participated in our research used their business ventures and economic development activities to generate capital for their homeownership programs.
50     Canada Mortgage and Housing Corporation

For example, some First Nations provided down payment assistance and loan guarantees, and established rent-to-own programs. Other programs were designed to give guidance to prospective homeowners on personal housing finance and home maintenance basics. All in all, these First Nations have found that the most important preconditions for increasing homeownership on reserve are leadership support and commitment, and community education and involvement.
LOOKING AHEAD
The rapid growth of the Aboriginal population in Canada and the housing shortage on reserve will mean that many will continue to experience housing problems. Incidence of housing problems for First Nations families living on reserve is higher than for the general Canadian population. Based on the 2006 Census, on-reserve households are six times more likely to live in housing that is in need of major repair and four times more likely to live in crowded housing. In 2006, 33.5% of Aboriginal on-reserve households were living in housing that was crowded and/or in need of major repairs and could not afford an alternative in their community, nine times the Canadian rate of 3.6%. The gap in housing conditions between on- and off-reserve housing has increased since 2001, when 27.7% of Aboriginal on-reserve households faced these conditions and did not have sufficient income to access alternative housing, seven times the rate of Canadian households not living on reserve (3.8%).
Overall investment in housing in First Nation communities was increased in Canada’s Economic Action Plan. In addition to ongoing funding, the federal government announced that it will commit an additional $400 million over two years through CMHC and INAC for the construction of new social housing and the remediation of existing homes.
Aboriginal families living off reserve are assisted through federal housing funding that is available to all Canadians. The extension of funding for the Affordable Housing Initiative and CMHC’s renovation programs will benefit Aboriginal Canadians. Canada’s Economic Action Plan also earmarked $200 million for new social housing and social housing retrofits in the North benefiting Inuit and other Aboriginal peoples over the next two years. (See Scorecard under Strategic Priority 1.1.)

OBJECTIVE 1 : HELP CANADIANS IN NEED     51

Expected outcomes for Canadians
■	First Nation members have greater access to affordable, sound and suitable housing that meets health and safety standards. For seniors and persons with disabilities, assistance extends independent living. (Immediate outcome)

■	Increased homeownership on reserve allows First Nation households to participate more fully in the economic, social and cultural spheres of their communities. (Immediate to intermediate outcome)

■	First Nation or Aboriginal organizations have the capacity to develop, maintain and manage their own housing on reserve. (Intermediate outcome)

■	Governments and First Nation or Aboriginal organizations have information to better assess policy options related to housing for First Nation members. (Intermediate outcome)

■	Individuals living on reserve have a stable foundation for accessing opportunities and improving their quality of life. (Long-term outcome)

■	First Nation members gain greater financial security and health through increased homeownership on reserve. On reserve communities benefit from greater stability and prosperity. (Long-term outcome)
FINANCIAL ANALYSIS
Housing Programs

				Results
Results Highlights	2007	2008	2008	against	2009
($M)	Actual	Plan	Actual	Plan	Plan
Housing program expenses	$1,912	$2,333	$2,288	98%	$2,247
Operating expenses	$108	$115	$103	90%	$114
Total Appropriations	$2,020	$2,448	$2,391	98%	$2,361
On an annual basis, the Corporation spends approximately $2 billion to assist Canadians in need. Of this total, approximately $1.7 billion is related to long-term social housing commitments, with $1.1 billion of that amount transferred to provinces and territories under social housing agreements.
52     Canada Mortgage and Housing Corporation

The 2008 plan and actual results are higher than the previous years because CMHC, on behalf of the Government of Canada, transferred a federal contribution of $300 million to establish the First Nations Market Housing Fund.
Lending Activity

				Results
Results Highlights	2007	2008	2008	against	2009
($M)	Actual	Plan	Actual	Plan	Plan
Interest Income	$858	$764	$786	103%	$748
Other	$(3)	$(2)	$(1)	50%	$(2)
Gains (Losses) from Financial Instruments	$(20)	$(8)	$77	963%	$(7)
Interest Expense	$842	$741	$761	103%	$739
Operating Expenses	$17	$24	$18	75%	$22
Income Taxes	$(5)	$(3)	$19	633%	$(6)
Net Income (Loss)	$(19)	$(8)	$64	800%	$(16)
Reserve Fund	$121	$133	$185	139%	$177
CMHC’s Direct Lending Program provides financing and renewals for eligible social housing projects and offers the lowest average financing rate available.
Lending Net Income was $72 million above plan largely due to gains on financial instruments designated at fair value. While the lending portfolio is hedged, market rates used to value each aspect of the portfolio did not respond to market changes at the same rate, thus resulting in valuation differences.
Canada’s Economic Action Plan – Budget 2009 gave CMHC a role in terms of providing loans to municipalities to fund housing related infrastructure initiatives. Up to $2 billion in loans will be available over two years for projects such as sewers, water lines, roads and sidewalks related to new or existing residential developments.
Also see Enterprise Risk Management for further discussion on Lending Activity, page 84.

OBJECTIVE 1 : HELP CANADIANS IN NEED     53

OBJECTIVE 2
Facilitate access to more affordable, better quality housing for all Canadians

STRATEGIC PRIORITY 2.1: Ensure Canadians have access to mortgage loan insurance products and tools that meet their needs
CMHC is Canada’s public mortgage loan insurer. We provide insurance to Approved Lenders to cover their financial losses in the event of mortgage loan default by borrowers. This enables Canadians to access financing for housing at competitive interest rates no matter where they live in Canada.
“The level of service from CMHC is exemplary. CMHC underwriters are knowledgeable, personable, focused on customer needs and always looking for ways to improve the current excellent level of service and provide exceptional turnaround times.” – Sam Kolias, Chief Executive Officer and Chairman of the Board, Boardwalk REIT

RESOURCES	Operating expenses: $186 million [1]
Staff-years: 936
	1.	This includes issuance costs from the Insurance Activity which are deferred for financial statement purposes.
OUR SCORECARD

		2007	2008	2008	2009
Activity	Performance Measures	Actual	Plan	Actual	Plan
Provide a range of mortgage loan insurance products for homeownership and rental housing	Total mortgage loan insurance approved in units	803,151	578,539	919,790	873,375

	Total mortgage loan insurance approved ($M)	125,066	86,073	148,327	139,388

	Per cent of rental and high ratio homeowner units approved to address less-served markets and/or to support specific government priorities	36.9	33.0	41.8	33.0

	Operating expense ratio (%)	10.7	12.1	12.0	12.8
54     Canada Mortgage and Housing Corporation

PERFORMANCE ANALYSIS
Under Canada’s Bank Act, all federally-regulated financial institutions must insure residential mortgage loans when the borrower’s down payment is less than 20%. This insurance covers lenders’ losses in the event that the borrower defaults on the loan.
For most people, the hardest part of buying a home, especially a first home, is saving the necessary down payment. With CMHC insurance, borrowers can purchase a home with a minimum down payment of 5% and access the same competitive interest rates as borrowers with down payments of 20% or more.
When arranging mortgage financing for a homebuyer, lenders choose the mortgage insurer, and the premium charged to the lender is passed on to the borrower, usually by adding the premium amount to the mortgage and amortizing it as part of the mortgage payment. The cost of mortgage insurance is generally more than offset by the savings that result from the lower interest rates.
As Canada’s public insurer, CMHC is committed to providing insurance for both homeowner and rental properties in every part of the country, including small, rural and northern communities and on reserve. We offer a range of insurance products and services to lenders on a commercial basis and compete with private sector insurers. CMHC manages its mortgage insurance business at no cost to Canadian taxpayers. We follow sound business practices and maintain sufficient capital reserves to support our mortgage loan insurance business as recommended by OSFI.
Business volumes in 2008
In 2008, 919,790 units, for a total of $148 billion, were approved for CMHC mortgage loan insurance, well above our targets of 578,539 units and $86 billion.

We surpassed our targets in all our business lines including homeowner, rental and portfolio insurance.
Despite a challenging economic environment in the second half of the year, we surpassed all of our performance targets related to mortgage insurance
The economic downturn, however, had a slight dampening effect on homeowner insurance volumes in the latter half of the year as both new home starts and the resale markets dipped. However, our business development and marketing efforts, and our close relationship with key clients as well as with the mortgage broker industry, helped us achieve our targets over the course of the year for both homeowner and rental product lines.

OBJECTIVE 2 : FACILITATE ACCESS TO MORE AFFORDABLE,
BETTER QUALITY HOUSING FOR ALL CANADIANS	55

Portfolio insurance allows lenders to create and insure pools of previously uninsured low-ratio mortgages where borrowers had more than a 20% down payment. Portfolio insurance is an effective and efficient method for lenders to manage their risk and capital requirements. The product helps to facilitate the availability of low- cost mortgage funding by increasing the supply of insured mortgages eligible for securitization and guarantees under CMHC’s NHA MBS and the Canada Mortgage Bond programs. The adequate supply and availability of these funds in turn ensures that lower mortgage interest rates are offered to Canadian consumers. In these volatile economic times in the financial sector, CMHC’s portfolio insurance volumes have been increasing, contributing to the overall stability of the Canadian housing finance system.
Ensuring access to mortgage loan insurance
As Canada’s public mortgage insurer, we ensure that Canadians can access mortgage insurance in the communities they live for the types of homes they need
CMHC offers mortgage loan insurance to many Canadians who would otherwise not be served or not be as well-served by private sector insurers. These include loans for housing in rural areas, on reserve, in Canada’s North and in single industry towns. CMHC is also the only insurer for large rental properties, nursing and retirement homes, and mobile homes. Our affordable housing underwriting flexibilities are designed to make it easier for borrowers to purchase homes that have been developed by proponents of affordable housing. Last year, 42% of approved rental and high ratio homeowner units were in less-served markets and/or in support of specific government priorities. We are proud that CMHC can be counted on to address the housing finance needs of Canadians regardless of where they live or whether they rent or own.
56     Canada Mortgage and Housing Corporation

In 2008, we introduced a new insurance product to complement the efforts of the First Nations Market Housing Fund. We also enhanced our policy with respect to insured lending on designated lands on reserve. Both of these serve to grow First Nations’ capacity to access private financing and create market-like conditions on reserve where the inability to use reserve lands as security on loans as a result of the Indian Act often presents a significant hurdle.
Providing client service
CMHC has a strong focus on client service. In 2008, we continued to provide our clients with information on the overall performance of their insured portfolios, with tools on how to detect and prevent mortgage fraud, and with market analysis and other consumer-oriented information to enhance their business opportunities. Our client service center answered over 472,000 inquiries with respect to our products and policies and serves to provide valuable feedback on how we are doing.
As our operating environment evolves and uncertainties are introduced into the marketplace, we know that strong business relationships are critical to our success
We support lenders in the prudent administration of their insured loans and in exercising appropriate default management techniques to assist borrowers facing temporary financial difficulties. CMHC provides lenders with comprehensive default management tools and the flexibility to make timely decisions, helping to find effective solutions for borrowers facing default situations.
Understanding our changing regulatory environment
In July 2008, the Government of Canada introduced new parameters governing the application of government-backed mortgage loan insurance. Of note is the maximum limit on the loan-to-value ratio of a mortgage of 95%, a maximum amortization period of 35 years for mortgages with a loan-to-value ratio of more than 80%, and certain minimum credit score requirements. CMHC supported the new parameters, announcing corresponding product and policy changes on October 15, 2008, the effective date of the new parameters.

OBJECTIVE 2 : FACILITATE ACCESS TO MORE AFFORDABLE,
BETTER QUALITY HOUSING FOR ALL CANADIANS	57

FINANCIAL ANALYSIS
Insurance Activity

				Results
Results Highlights	2007	2008	2008	against	2009
($M)	Actual	Plan	Actual	Plan	Plan
Investment Income	$633	$448	$533	119%	$579
Net Gains (Losses) from Financial Instruments	$93	$160	—	N/A	$140
Premiums, Fees and Other Income	$1,348	$1,278	$1,431	112%	$1,505
Interest Expense	$110	—	$8	N/A	—
Operating Expenses	$145	$155	$182	118%	$195
Net Claims	$315	$231	$372	161%	$279
Income Taxes	$482	$458	$403	88%	$507
Net Income	$1,022	$1,042	$999	96%	$1,243
Other Comprehensive Income	$(187)	$69	$(527)	(764)%	$24
Comprehensive Income	$835	$1,111	$472	43%	$1,267
Revenues from the Insurance Activity are comprised of insurance premiums, application fees (rental loans only) and income earned on its investment portfolio. Premiums and fees are received at the inception of the mortgage insurance policy. They are recognized as revenue over the period covered by the insurance contract using actuarially determined factors that reflect the long-term pattern for default risk. These factors are reviewed annually by the external actuary. As CMHC is mandated to operate its mortgage insurance business on a commercial basis, the premiums and fees it collects and the interest it earns must cover the related claims and other expenses. They must also provide a reasonable rate of return to the Government of Canada, ensuring a level playing field with private-sector mortgage insurers. As such, CMHC Insurance Activity is operated at no cost to Canadian taxpayers.
Premiums and Fees were higher than plan largely due to the change in the actuarial earnings factors which were not accounted for in the plan as well as an increase in demand for insurance products. Investment Income also exceeded plan due to the return obtained on excess cash flow from the higher than planned receipt of Premiums and Fees.
Net Gain (Losses) from Financial Instruments was lower than plan mainly due to the market conditions as the Corporation experienced losses on disposal whereas gains had been planned. In addition, a further write-down of ABCP contributed to the negative performance.
58     Canada Mortgage and Housing Corporation

Operating expenses were over plan due to higher than planned insurance volumes and additional market initiatives.
Short-term changes in economic conditions affect the two components of net claims expense: the actual loss on claims paid during the year and the change in the provisions for claims that have already occurred but for which claims have yet to be filed. The provision for claims is an estimate based upon historical experience and projections of future economic conditions as well as prevailing legal, economic, social and regulatory trends, and expectations as to future developments. It is evaluated annually by an external actuary who reviews historical experience to determine if changes are required to assumptions regarding expected claim outcomes and the impact of future economic conditions. The 2008 actuarial valuation resulted in an increase to the Provision for Claims and corresponding Net Claims Expense due to the deterioration in current economic conditions. Net Claims Expense was also negatively impacted by higher than planned losses on claims where CMHC was required to take ownership of the foreclosed property.
LOOKING AHEAD
In 2009, CMHC will continue to provide mortgage loan insurance to its Approved Lenders so that Canadians across the country can access financing at competitive interest rates. We will continue to make responsible and prudent product and service enhancements and operate on a commercial basis.
The economic climate is anticipated to have an impact on CMHC’s mortgage loan insurance business in 2009. Lower housing starts and sales of existing homes will dampen the demand for mortgage loan insurance on a transactional basis. Despite the lower transactional business, CMHC anticipates that we will approve insurance for over 870,000 loans in 2009, including a sizeable proportion as portfolio pools. This anticipated volume level is higher than our 2007 volumes.
With weaker market conditions in 2009, we expect that our mortgage insurance volumes will contract slightly
CMHC will work to maintain its competitive position in the marketplace through prudent product innovation and strong client relations. This includes working with lenders to satisfy product requirements, monitoring the quality of their insured loan portfolios, detecting and preventing mortgage fraud, and assisting with alternatives to default when borrowers have difficulty in meeting their mortgage payments.

OBJECTIVE 2 : FACILITATE ACCESS TO MORE AFFORDABLE,
BETTER QUALITY HOUSING FOR ALL CANADIANS	59

We will increase the use of business analytics to better target resources, and assist lenders in managing and assessing risk in order to ensure the continued strength of Canadian mortgage markets and the Canadian housing finance system.
We will release an updated Default Management Guide to provide lenders with a more comprehensive review of the options available to them in assisting homeowners facing financial difficulties. Similarly, a consumer outreach campaign will help prepare borrowers so that they better understand these same options should they encounter difficulties in making their mortgage payments.
To protect Canadians from mortgage fraud, we will maintain our industry leadership in fraud prevention and awareness by continuing to raise understanding with our clients and through the launch of new tools.
Expected outcomes for Canadians
■	Lenders are protected from losses due to borrower default and are willing to provide mortgage financing, and provide it at lower rates, because of CMHC mortgage loan insurance. (Immediate outcome)

■	Canadians across the country, including less or under-served populations, can better access housing finance. (Immediate outcome)

■	Portfolio insurance increases the efficiency of capital management for lenders and increases the competitiveness of small lenders. In combination with securitization, it also increases the availability of mortgage funding in Canada. (Immediate outcome)

■	A healthy housing market which includes new construction as well as renovation activity contributes to job creation and economic growth. (Intermediate outcome)

■	Canadians who choose homeownership can increase their financial security. (Long-term outcome)
60     Canada Mortgage and Housing Corporation

Strategic PRIORITY 2.2: Enhance the supply of low-cost funds for mortgage lending by expanding the securitization program
We guarantee the timely payment of interest and principal of NHA MBS securities issued by financial institutions and of CMBs issued by the Canada Housing Trust. Our securitization program helps ensure that a steady supply of low-cost funds is available for mortgage lending and provides investors with opportunities to hold high quality, secure investments in Canadian residential mortgages.
“Since the beginning of the liquidity crisis, it was clear that the vehicle put in place by CMHC was one of the best that we could have found in the market. It is very clear that it is important to have both the Government of Canada and CMHC involved in that type of business so we can achieve the best cost of funding and we can do mortgages at the best possible prices for our members, our customers.”
— Jacques Descôteaux, Senior Vice-President, Treasury, Desjardins Group

RESOURCES	Operating expenses: $6 million [1]
Staff-years: 46
	1.	This includes issuance costs from the Securitization Activity which are deferred for financial statement purposes.
OUR SCORECARD

		2007	2008	2008	2009
Activities	Performance Measures	Actual	Plan	Actual	Plan
Ensure an adequate supply of	Annual securities guaranteed ($M)	57,981	40,000	104,625	167,000
low-cost mortgage financing
	Operating expense ratio (%)	5.8	<11	4.1	<11

OBJECTIVE 2 : FACILITATE ACCESS TO MORE AFFORDABLE, BETTER QUALITY HOUSING FOR ALL CANADIANS	61

PERFORMANCE ANALYSIS
Our securitization program contributes to a strong and stable Canadian housing finance system by ensuring that lenders can have access to low-cost funds for residential mortgages. As mortgages are pooled into marketable securities, additional funds are made available for mortgage lending to consumers. The demand for CMHC’s securitization products has risen over the past few years due to robust housing markets.
Business volumes in 2008
In 2008, CMHC guaranteed timely payment of interest and principal on $104.6 million in mortgage related securities. These volumes were 2.5 times higher than plan and almost double 2007 levels.
Market conditions led to exceptional growth in our securitization activities in 2008
At the time of planning, the assumption was that steadily rising interest rates would cool the residential sector, leading to lower demand for securitization products. It was also assumed that mortgage lenders would meet some of their needs through other funding vehicles such as covered bonds issued directly by financial institutions.
However, the global liquidity and credit crisis which began in 2007 worsened in 2008, weakening investor demand for most structured finance products. This left mortgage lenders facing severe funding challenges. CMHC’s securitization products are reliable and cost-effective funding tools available to financial institutions. As a result, a record volume of mortgage related securities carrying CMHC’s payment guarantee was successfully issued in what would otherwise be considered difficult market conditions.
In addition, in response to the global liquidity crisis of 2008, the Government of Canada purchased $25 billion in insured mortgage pools through the newly-created Insured Mortgage Purchase Program (IMPP). This amount is also reflected in CMHC’s 2008 securities guaranteed volume.
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Expanding our securitization program
Over the past few years, we have worked to expand the range of financial institutions able to securitize and fund mortgages via our securitization program. We have been particularly focused on offering funding solutions for smaller lenders to make it easier for them to compete in the Canadian mortgage marketplace.
In 2008, the Canada Housing Trust issued $43.5 billion in CMBs guaranteed by CMHC versus $35.7 billion in 2007. The value of bonds issued in 2008 represent about 250,000 insured residential mortgages. For this year, 28 separate financial institutions contributed mortgages – both the number of mortgages and the number of providers are above 2007 levels.
In 2008, inaugural 3-year and 10-year bonds were also successfully introduced, creating a more liquid market for the bonds and providing more funding to mortgage lenders.
CMHC will continue to look at ways to enhance our securitization program to ensure lenders, especially smaller lenders, can raise the funds they need to offer mortgages to Canadian homebuyers at competitive rates
FINANCIAL ANALYSIS
Securitization Activity

				Results
Results Highlights	2007	2008	2008	against	2009
($M)	Actual	Plan	Actual	Plan	Plan
CHT
Interest Income from NHA MBS	$3,364	$3,647	$4,599	126%	$5,433
Income from Investment Securities	$909	$645	$840	130%	$776
Premiums, Fees and Other Income	$140	$115	$163	142%	$260
Interest Expenses	$4,266	$4,285	$5,432	127%	$6,203
Operating Expenses	$147	$122	$170	139%	$266
SECURITIZATION
Interest Income from NHA MBS	—	—	$247	N/A	$4,241
Income from Investment Securities	$21	$21	$163	776%	$28
Net Gains (Losses) from Financial Instruments	$3	—	$733	N/A	$11
Premiums, Fees and Other Income	$65	$73	$99	136%	$147
Interest Expenses	—	—	$386	N/A	$4,241
Operating Expenses	$4	$6	$4	67%	$9
Income Taxes	$27	$27	$219	811%	$51
Net Income	$58	$61	$633	1,038%	$126
Other Comprehensive Income	$(7)	$21	$(24)	(114)%	$41
Comprehensive Income	$51	$82	$609	743%	$167

OBJECTIVE 2 : FACILITATE ACCESS TO MORE AFFORDABLE,
BETTER QUALITY HOUSING FOR ALL CANADIANS	63

CHT 2008 revenues were positively impacted by the issuance of CMB and the investment in NHA MBS. The higher than expected CMB volumes have resulted in higher than planned revenues and expenses.
In 2008, Net Income from Securitization was $633 million, $572 million or 938% above plan. Unrealized gains from the fair valuation of IMPP (less their corresponding taxes) represent $550 million of this variance. The remaining variance is largely due to the guarantee and administration fees earned on the higher issuance volumes of CMB and NHA MBS.
NHA Mortgage-Backed Securities
The NHA MBS Program was designed to provide a more efficient secondary mortgage market and thereby lower the funding cost for mortgages. Under the NHA MBS Program, CMHC guarantees timely payment of interest and principal on privately issued NHA MBS that are backed by pools of private and NHA-insured mortgages. The Issuer assembles and administers the pool or uses a Servicer to service the mortgages in the pool on its behalf. The NHA MBS Program employs a Central Payor and Transfer Agent (CPTA) to facilitate the payments to investors, for the transfer of existing securities and the issuance of new securities. The Issuer arranges for the establishment of trust accounts at a financial institution through which principal and interest are deposited on a daily basis so as to make available amounts necessary to make full payment on the NHA MBS issued.
In late 2008, CMHC was asked to support the Government of Canada’s actions to increase funds available for Canadian financial institutions. The Insured Mortgage Purchase Program was announced in October 2008 and in the fourth quarter the government, through CMHC, purchased $25 billion in securities backed by insured mortgages. The rate of return that the government earns on these investments exceeds the government’s borrowing costs.
64     Canada Mortgage and Housing Corporation

Canada Mortgage Bonds Program
CMHC introduced the CMB Program in June 2001. The objective of the program is to benefit homebuyers and the housing industry as a whole by improving access to lower cost mortgages for Canadians and enhancing liquidity in the mortgage market. CMBs are issued by the Canada Housing Trust and are fully guaranteed as to the timely payment of principal and interest by the Government of Canada through CMHC.
In the past year, when mortgage lending institutions in many countries faced liquidity and funding challenges, the CMB Program continued to provide cost-effective funding to Canadian mortgage lenders and a high-quality investment for investors.
In November 2008, the introduction of a CMB with a 10-year maturity allows the program to attract a broader pool of investors. The ability to successfully raise 10-year financing in current market conditions, when many issuers are being constrained to much shorter maturities, is a strong testament to the strength of the CMB Program.
The size and success of CMB transactions and the growth of the program underscore the value of this mortgage funding vehicle to Canada’s mortgage industry. It also highlights the commitment of the government and CMHC to work with our industry partners to continue to improve housing affordability and choice for Canadians.

OBJECTIVE 2 : FACILITATE ACCESS TO MORE AFFORDABLE,
BETTER QUALITY HOUSING FOR ALL CANADIANS	65

LOOKING AHEAD
Securitization guarantees in force reached $234 billion in 2008, up from $165 billion in 2007. As of November 30, 2008, 29.5% of residential mortgages in Canada were securitized, primarily through NHA MBS.
Mortgage lenders, particularly smaller lenders, will continue to face funding challenges following the 2007-2008 liquidity and credit crisis. CMHC’s securitization products remain a reliable and cost-effective source of funding for many lenders. Expansion or enhancements to our products may be required in order to meet mortgage lenders funding requests.
In 2009, we expect demand for our securitization products to increase considerably over 2008 levels. In response, we will develop enhancements to our existing products to respond to industry demands aimed at deepening funding sources and enhancing the competitiveness of smaller lenders.
Further 10-year CMB bond issuances in 2009 will build upon the highly successful 2008 issue, serving to raise approximately $10 billion in incremental funding for housing-related loans.
In October 2008, the federal government announced it would purchase $25 billion of insured mortgages through the Insured Mortgage Purchase Program. Additional announcements were made in November 2008 and in Canada’s Economic Action Plan – Budget 2009, each of these announcements committed up to another $50 billion, respectively, to the program – increasing the overall potential size of the program up to $125 billion from its original $25 billion.
Expected outcomes for Canadians
■	Increased integration of mortgage market lending with capital market lending leads to greater efficiency and lower costs for lenders. (Immediate outcome)
■	Canadians continue to be able to access low-cost financing for their homes. (Immediate outcome)
66     Canada Mortgage and Housing Corporation

Strategic PRIORITY 2.3: Provide comprehensive, timely and relevant information to enable Canadian consumers as well as the housing sector to make informed decisions
As Canada’s housing expert, we produce timely and accurate information. We share our knowledge and expertise with the housing industry, consumers and others through printed publications, conferences, seminars, media releases, and through our website. Our role in providing market analysis, fostering research in housing, and improving understanding of housing issues has contributed to a more efficient Canadian housing market.
“CMHC’s Canadian Housing Observer is an absolute ‘must-read’ for any organization relying on housing statistics to communicate important messages to decision makers. At its core, this annual publication provides credible and well-documented statistics on a comprehensive array of topics, offering data that can be trusted,” said Jean Perrault, President of the Federation of Canadian Municipalities (FCM) and Mayor of Sherbrooke, Quebec.

RESOURCES	Operating expenses: $35 million
Staff-years: 321

OBJECTIVE 2 : FACILITATE ACCESS TO MORE AFFORDABLE,
BETTER QUALITY HOUSING FOR ALL CANADIANS	67

OUR SCORECARD

		2007	2008	2008	2009
Activity	Performance Measures	Actual	Plan	Actual	Plan
Provide research, housing market analysis and forecasts that meet the needs of industry and other clients	Per cent of subscribers to market analysis publications who found them useful	93%	>94%	93%	>94%

	Per cent of attendees at Housing Outlook Conferences who found them useful	99.1%	95%	99.3%	95%

	Forecast accuracy of housing starts	-7.6%	Within 10% of actual	+1.5%	Within 10% of actual

	Ranking of housing starts forecast accuracy among forecasters	2nd amongst 19	Rank within top quartile	3rd amongst 18	Rank within top quartile

	Per cent of attendees at information transfer seminars who found them useful	95%	90%	92%	90%

	Per cent of recipients of newly published Research Highlights who found them useful	71%	70%	72%	70%

	Per cent of recipients of newly published About Your House fact sheets who found them useful	80%	80%	85%	80%
PERFORMANCE ANALYSIS
CMHC is one of Canada’s most trusted sources of housing information. Reliable market information is critical to helping the housing industry and consumers make informed decisions. It is also required to ensure that housing-related issues are considered in the context of broader policy decisions. CMHC’s research takes into account socio-economic, political and environmental factors which are constantly changing. With economic uncertainty, the demand from the housing industry, consumers and public policy decision makers for information will continue to remain high.
Our market forecasts consistently rank within the top quartile among industry forecasters in terms of accuracy
Building a reputation as a leader in housing market analysis
CMHC’s national, regional and local housing forecasts, housing market analysis and data provide hundreds of industry members including home builders, realtors, lenders, mortgage brokers, as well as private citizens and governments with information they need to support their decisions. In 2008, CMHC ranked third among 18 forecasters in terms of accuracy of housing starts
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forecasts, and our forecast for starts was very close (within two per cent) to the actual number.
CMHC is committed to being Canada’s most reliable and comprehensive source of Canadian housing data and analysis. Several planned enhancements to CMHC’s suite of market analysis products were completed in 2008, including a pilot national retirement home survey which will be fully implemented in 2009. This survey will provide the industry, governments and others with a comprehensive look at the supply and nature of nursing homes across the country. A national new homes sales survey was also introduced for five urban centres in 2008 and will be expanded to nine centres in 2009.
In 2008, CMHC delivered 18 Housing Outlook Conferences and seminars attended by almost 6,000 industry professionals. CMHC market analysts and economists also delivered more than 560 additional presentations throughout the country at a wide range of housing events, reaching an audience of almost 35,000 people. These conferences and speaking engagements are tailored to the needs of the local market and are known for delivering forecasts and trend analysis that the industry relies on to make more informed decisions and business investments. Feedback from participants of the Housing Outlook Conferences remains very positive, with 99% indicating that they found the conferences to be useful.
Providing valuable housing research to Canadians and the housing sector
In 2008, CMHC developed or updated 37 research and information products which provide relevant information on a diverse range of socio-economic and technical topics. Research topics relate to improving market effectiveness, strengthening community well-being, addressing distinct housing needs, and improving building performance.
In 2008, CMHC distributed more than 1.6 million copies of our research products, including the sixth edition of our flagship publication, the Canadian Housing Observer, which provides a comprehensive assessment of housing in Canada. Two of CMHC’s most popular publications, Research Highlights and About Your House fact sheets, consistently receive high ratings by users.
In 2008, CMHC distributed more than 1.6 million research and information products
We delivered 266 presentations on a variety of topics in 2008, reaching a combined audience of more than 14,000 individuals. Seminars offered in 2008 ranged from air quality symposiums to presentations on housing innovations. These seminars have become top quality, well-targeted events. The vast

OBJECTIVE 2 : FACILITATE ACCESS TO MORE AFFORDABLE,
BETTER QUALITY HOUSING FOR ALL CANADIANS	69

majority of participants in our information transfer seminars, 92%, rated them to be useful.
Encouraging housing research
CMHC offers a range of awards and other programs that support others in undertaking research and demonstration initiatives. These include the Housing Awards Program (see Proven Results – Success Stories, page 13) and the External Research Program (ERP). ERP is an annual competition which enables Canadian researchers to carry out studies on various housing topics. In 2008, 18 recipients were selected to receive grants, totaling approximately $440,000, from CMHC.
In 2008, CMHC renewed the Affordability and Choice Today (ACT) program for another two years. Since its inception in 1990, ACT has been funded by CMHC and delivered in partnership with the Canadian Home Builders’ Association, the Canadian Housing and Renewal Association and the Federation of Canadian Municipalities. The program is designed to stimulate changes in planning and building regulations that improve housing affordability and choice. The program provides financial support to community teams across Canada that have projects intended to improve planning and building regulations to make them more responsive to the housing needs of all Canadians.
LOOKING AHEAD
CMHC will continue to dedicate resources to research and information transfer. In 2009, we will continue to expand our survey analysis, validate the benefits of the New Home Sales Survey, and determine the feasibility of conducting a regular survey of taxes, fees and levies on housing. We will also explore new housing affordability indicators for specific segments of the population and explore various ways of expanding the availability of CMHC information related to housing affordability.
Expected outcomes for Canadians
■	Consumers, the housing industry, stakeholders and policy makers have access to timely and relevant research and information on housing and housing markets. (Intermediate outcome)
■	The housing market is more efficient and stable as a result of more effective matching of supply and demand. Consumers and the housing industry adopt best practices. (Intermediate to long-term outcomes)
70     Canada Mortgage and Housing Corporation

OBJECTIVE 3
Ensure the Canadian housing system remains one of the best in the world

STRATEGIC PRIORITY 3.1: Promote sustainable housing and communities
Because housing represents 16% of energy consumed by end-users, improving the sustainability of housing and communities is important. We develop and share examples of best practices that respond to the needs of Canadians and local conditions in order to reduce the impact of housing on the environment.
“When we first started this project, I thought that net zero energy buildings in our climate were barely possible. Thanks to this incredible team and with the help of CMHC’s leadership, we managed to whittle our way down to zero energy with a group of strategies that are, for the most part, quite practical.”
— Peter Amerongen, President, Habitat Studio on the Riverdale NetZero Project

RESOURCES	Operating expenses: $8 million
Staff-years: 49
OUR SCORECARD

		2007	2008	2008	2009
Activities	Performance Measures	Actual	Plan	Actual	Plan
Promote research and	Per cent of attendees at	95%	90%	92%	90%
information	information transfer seminars
activities related to	who found them useful
sustainable housing and communities

	Per cent of recipients of newly	71%	70%	72%	70%
	published Research Highlights
	who found them useful

	Per cent of recipients of newly	80%	80%	85%	80%
	published About Your House fact
	sheets who found them useful

OBJECTIVE 3: ENSURE THE CANADIAN HOUSING SYSTEM
REMAINS ONE OF THE BEST IN THE WORLD	71

PERFORMANCE ANALYSIS
The volatility of energy prices and consumer awareness of environmental issues led to a greater focus on improving the energy efficiency of Canadian homes and creating more sustainable communities. CMHC provides useful and reliable information and tools to consumers, industry participants and governments who are interested in safeguarding the environment.
Educating consumers and the industry
Over the course of the year, CMHC produced 15 Research Highlights or other information products and delivered 165 presentations on energy-efficient homes, and sustainable designs and communities to some 8,244 participants across the country. Ninety-two per cent (92%) of participants rated these as useful.
Practical demonstrations of what can be achieved through sustainable designs and technologies encourage builders and homebuyers alike to consider these options in their homes
Promoting housing that is in balance with the environment
In our efforts to reduce the impact of housing on the environment, we also promote practical demonstrations of sustainable building practices through the EQuilibrium™ Sustainable Housing Demonstration Initiative (EQ). In 2008, four additional demonstration homes were successfully opened across the country. The homes are designed to produce as much energy as they consume and include a wide range of sustainable and energy-efficient technologies and design features.
The EQuilibrium™ initiative is the most aggressive and visible initiative of its kind in Canada. It attracts a high degree of interest in sustainable housing from builders and consumers alike. Additional EQ demonstration projects have been launched in the Atlantic and B.C. and are expected to be under construction in 2009. (Also see Proven Results — Success Stories, page 19.)
Improving the energy efficiency of homes through mortgage loan insurance
Under the CMHC Green Home mortgage insurance product, we offer partial premium refunds to borrowers who require mortgage insurance on the purchase of an energy-efficient home or to finance energy-efficient home improvements. In 2008, we explored additional enhancements to CMHC mortgage insurance products to further encourage energy efficiency. Changes to the CMHC Green Home mortgage insurance product were announced in December 2008, including streamlined administration of premium refunds and
72     Canada Mortgage and Housing Corporation

other operational efficiencies. Additional policy and/or mortgage insurance product changes will be undertaken to support energy efficiency in multi-unit housing.
LOOKING AHEAD
There is an opportunity for the housing sector to do more to support consumer choices for energy-efficient and environmentally-friendly housing. In 2009, CMHC will broaden awareness of practical measures that can be taken to reduce the environmental impact of housing by communicating demonstration results from the first EQuilibrium™ homes. CMHC remains committed to promoting healthy indoor environments. CMHC will continue to raise awareness of how Canadians can protect themselves from environmental contaminants.
While community design has a large impact on energy consumption, there are many barriers to implementing wide-scale sustainable community planning. These include insufficient data and knowledge, consumer awareness, perceptions and preferences, and professional and industry capacity. There is also a need for better understanding of the economic costs and benefits of sustainable development.
In 2009, we will work to raise awareness and promote informed decision-making in support of sustainable housing and communities. This includes drawing on CMHC’s research abilities and public presence to inform consumers on topics related to sustainable housing and communities. CMHC will work with NRcan to develop a community-scale EQuilibrium™ demonstration.
Expected outcomes for Canadians
■	Greenhouse gas emissions attributable to the residential sector are reduced through improved energy efficiency of new and existing homes. (Intermediate to long-term outcome)

■	New and existing communities become more sustainable through adoption of sustainable practices, intensification of existing neighbourhoods, and brownfield re-development. (Intermediate to long-term outcome)

OBJECTIVE 3: ENSURE THE CANADIAN HOUSING SYSTEM
REMAINS ONE OF THE BEST IN THE WORLD      73

Strategic PRIORITY 3.2: Support and promote Canada’s world-class housing products, services and systems internationally
Exporting goods and services creates economic growth and jobs for Canadians. CMHC works with key housing export clients to enhance their opportunities and competitiveness abroad and also provides consulting services to foreign governments and agencies seeking to improve housing conditions in their countries.
“What is particularly helpful to us is the work CMHC International is doing to help companies such as mine penetrate new markets and promote Canada’s housing expertise. CMHC International relies on technical specialists who make links with other technical specialists.” — Bradley Berneche, President of Alouette Homes

RESOURCES	Operating expenses: $11 million Staff-years: 67
OUR SCORECARD

		2007	2008	2008	2009
Activities	Performance Measures	Actual	Plan	Actual	Plan
Assist clients to expand their business internationally	Overall satisfaction rate of key clients	92%	75%	92%	80%
	Value of CMHC facilitated sales reported by key export clients ($M)	106	120	129	120

Sell CMHC expertise abroad	Revenues achieved ($M)	2.2	2.5	1.6	2.5
74     Canada Mortgage and Housing Corporation

PERFORMANCE ANALYSIS
Promoting industry exports
Despite severe downturns in housing markets in the U.S. and the United Kingdom, CMHC surpassed its performance target with over $129 million in facilitated export sales. This represents an increase of 22% over 2007 levels and over 7% above plan.
Assisting clients to expand their business internationally — met our facilitated sales targets
Our diversification strategy proved central to our clients’ success. Our activities enabled our clients to better target markets with high future potential. While the U.S. remains a primary export market, it continues to deal with elevated consumer debt, falling home prices, and a general restructuring of its mortgage markets following the subprime crisis. In 2008, gains in markets such as Russia, China and France, along with sales resulting from prior business development activities, helped offset losses in the U.S. and attributed to our stronger than expected performance.

OBJECTIVE 3: ENSURE THE CANADIAN HOUSING SYSTEM
REMAINS ONE OF THE BEST IN THE WORLD      75

The results of the 2008 export client satisfaction survey continued to show an upward trend in satisfaction with CMHC services. While overall satisfaction remained steady from 2007 to 2008 at 92%, within that group a significantly higher proportion of respondents, 59%, was “extremely satisfied” in comparison to 39% in 2007 and 36% in 2006.
Sharing CMHC’s expertise
Over the last 10 years, CMHC International has worked in over 30 countries around the world to improve access and affordability in housing finance and to develop and enhance mortgage markets. In support of Canada’s foreign policy objectives, CMHC increases Canada’s profile in the world by making a positive contribution to the improvement of housing systems and the sustainable development of housing in targeted countries.
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CMHC’s consulting services faced challenges in 2008 given the economic downturn. In 2008, we were active in the Philippines, Russia, Bahrain, Jordan, Saudi Arabia, Algeria, and Egypt.
As noted, our international consulting activities were affected by the global economic instability. Revenues generated from these activities, at $1.6 million, were 36% below plan and 27% below 2007 volumes.
Selling CMHC’s housing expertise in global markets — revenues impacted by global economic downturn
In this highly uncertain environment, a number of projects are taking longer than expected to generate income. Many clients are exercising caution and choosing to postpone initiatives that were originally planned for 2008. Competitive tenders in various countries are also taking longer to be awarded.
Representing the Government of Canada on housing matters
We represent the Government of Canada on housing matters both domestically and abroad. In particular, we work with the national housing industry and federal entities to promote Canadian housing internationally. We also monitor international housing and housing finance trends, and maintain bilateral and multilateral relations with foreign governments and organizations, and participate in international initiatives and fora.
As Canada’s representative to the United Nations Human Settlements Programme (UN-HABITAT), CMHC participated in the fourth World Urban Forum (WUF 4) in Nanjing, China in 2008. WUF 4 provided a venue to showcase Canada’s best practices in urban sustainability, participatory and integrated planning, and local governance. CMHC worked with other government and private sector partners to contribute to several Forum dialogues, training and networking sessions and roundtables, on issues ranging from urban agriculture to disaster relief. CMHC also delivered a highly successful workshop on “Sustainable Community Planning through Stakeholder Engagement”.

OBJECTIVE 3: ENSURE THE CANADIAN HOUSING SYSTEM
REMAINS ONE OF THE BEST IN THE WORLD      77

LOOKING AHEAD
As Canada continues to weather the negative impact of the U.S. subprime crisis and related global economic repercussions, there is growing interest from other countries in Canada’s housing market and finance system. This is due to Canada’s relative resilience during these turbulent times, including its successful issuance of mortgage related securities, low levels of residential mortgage delinquency and default, and more modest housing price declines. As a result, CMHC continues to host foreign delegations and receives numerous inquiries regarding our international services.
CMHC will also continue to support our key clients in their export efforts. Diversification of export markets and a focus on niche products are key strategies going forward for Canadian housing exporters.
Expected outcomes for Canadians
■	Increases in Canadian housing exports contribute to economic growth and job creation in Canada. (Intermediate outcome)

■	Better-functioning housing markets and institutions in developing countries result in improved access to affordable housing, and increased social stability and economic benefits to these countries. (Long-term outcome)
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Ensuring a strong organization — internal services
A strong organization is a prerequisite to achieving CMHC’s objectives. Like all successful organizations it begins with an engaged workforce supported by progressive policies and practices that allow them to excel in their professional lives and to achieve work-life balance. It also involves continuous improvement in internal corporate services that facilitate the efficiency and effectiveness of the work that we do for Canadians.
HUMAN RESOURCES
OUR SCORECARD

		2007	2008	2008	2009
Activities	Performance Measures	Actual	Plan	Actual	Plan
Manage recruitment, retention, development and succession to ensure CMHC has a skilled, representative and bilingual workforce to meet its business needs	Retention of regular employees recruited 3 to 5 years ago	94%	93%	96.6%	93%

	Per cent of critical and vulnerable positions with succession plans underway	100%	90%	100%	90%

	Per cent of employees with development plans in place in CMHC’s online performance management system	N/A	50%	88%	85%

	Employees in bilingual positions meeting language requirements	89%	90%	91%	90%

	Ensure that representation rates for Aboriginal people, visible minorities and persons with disabilities reflect or exceed the labour representation rates in the latest Census[1]	Aboriginal people
		2.7%	2.6%	2.7%	2.7%
		Visible minorities
		12.8%	12.3%	13.2%	13.4%
		Persons with disabilities
		4.1%	4.7%	3.9%	4.7%

Foster an environment that maximizes the engagement and contribution of employees, that provides opportunities to learn and develop, and that rewards their performance	Overall level of employee engagement[2]	N/A	90%	96%	90%

1.	2001 Census Canadian Labour Market Activity rates are 2.6% for Aboriginal people, 12.6% for visible minorities, and 5.3% for persons with disabilities.

2.	Level of employee engagement was introduced as a performance measure in 2008. See Glossary for definition.

ENSURING A STRONG ORGANIZATION — INTERNAL SERVICES      79

Continuing to implement our talent management framework
CMHC’s talent management framework is designed to ensure that we succeed in attracting and retaining talented employees in order to meet our business objectives. The framework calls for actions with respect to workforce planning, recruitment, performance management, learning and development, and competitive compensation. The framework is also guided by the principle that managers are accountable for talent management, that employees should take responsibility for their career paths, and that CMHC’s progress in implementing the framework is measured.
In 2008, we took additional steps to strengthen our policies and practices on all of these fronts and attained our performance targets with respect to retention, employee development, succession planning, and requirements under the Official Languages Act. Our employee engagement level, a new performance measure implemented in 2008, is 96%, well above industry norms and results for comparable organizations. These results validate the results of a similar employee engagement survey carried out last year in which 95% of CMHC employees reported feeling engaged in their work.
Research has consistently found that an organization’s leadership, individual managers, people programs and culture drive employee engagement. Our performance measures confirm that CMHC is an attractive employer, as did the ranking of CMHC as one of the MediaCorp’s Top 25 organizations to work for in the National Capital Region.
CMHC was recognized as one of Canada’s best employers for diversity
While we have been successful in attaining workforce representation rates of visible minorities and Aboriginal persons that mirror Canadian Labour Market Activity rates, we fall short of representation rates for persons with disabilities. We will continue to strive to meet or exceed labour force availability rates as we strongly believe that a diverse workforce is essential to our success. CMHC has also been recognized by MediaCorp as one of Canada’s best employers for diversity.
In 2008, we worked to reinforce the benefits of CMHC as an employer and to invest in the well-being of our employees
We launched CMHC: My Choice, a focused marketing effort to showcase the benefits of working for CMHC, and Two Languages Under One Roof, a corporate-wide Official Languages campaign to enhance CMHC’s employees’ second language skills. We invested close to $1,800 per employee on training and development, which places CMHC near the 90th percentile for the financial services industry. In addition, the language training offered by CMHC helped ensure that 91% of our employees in bilingual positions met their language requirements.
80     Canada Mortgage and Housing Corporation

An employee-based President’s Advisory Council (PACo), created in 1990, provides a valuable opportunity to raise concerns directly with the President and to work on improvements in the workplace. During 2008, the Council met with the President in April and October. This year, members were particularly interested in the impact of market conditions, global investment securities and the economy on CMHC. Other areas of interest for employees were CMHC’s corporate climate, working environment, the corporate review of position classification conducted in 2008 and the Corporation’s efforts to improve the environmental sustainability of its activities and practices.
Need to continue to be vigilant in monitoring and responding to labour market trends
Going forward, measuring how well our talent management framework is serving us will help ensure that CMHC is able to attract and retain the pool of talented employees we need to achieve our business objectives. It will also ensure that our employees work in an environment that maximizes their engagement and contribution, that provides opportunities to learn and develop, and that rewards their performance.
INFORMATION TECHNOLOGY
OUR SCORECARD

		2007	2008	2008	2009
Activities	Performance Measures	Actual	Plan	Actual	Plan
Leverage technology for operational efficiencies	Technology index for key systems	99.9%	99.8%	99.9%	99.8%

	Operating budget spent on information technology	16.1%	15.5%	15.2%	15.5%

ENSURING A STRONG ORGANIZATION — INTERNAL SERVICES     81

CMHC fully expects that the rapidly changing technology environment will continue to impact business operations. The Corporation will manage its rapidly growing volume of electronic data and increasingly complex technical infrastructure to accomplish our corporate objectives in a responsible manner. In 2008, we invested 15.2% of our operating budget on information technology and continued to adopt technology and evolve the technical infrastructure to improve the efficiency, flexibility, reliability, security and quality of its support for CMHC’s business activities, as well as to maintain the Corporation’s overall security posture and safeguard its information technology assets. In 2009, CMHC will continue to ensure that its technology infrastructure is positioned to respond to new and evolving objectives in a volatile business and financial environment.
CORPORATE MARKETING AND COMMUNICATIONS
Reaching more Canadians to enhance their knowledge of CMHC
CMHC’s marketing strategies are becoming more targeted and focused. They communicate to Canadians CMHC’s role in helping Canadians in need, in ensuring a healthy housing finance system and in improving the quality and sustainability of housing. Web-based marketing strategies are now the cornerstone of CMHC’s targeted marketing and communications outreach. In 2008, we developed a proactive outreach strategy aimed at Canada’s ethnic populations. We also began to develop strategies to enhance our relationships with various stakeholders through greater use of new on-line web-based tools. Last year, CMHC directly helped millions of Canadians. Our website received just under 6 million visits and our 1-800 call centre responded to over 65,000 requests for information. CMHC’s web-based, targeted marketing and communications strategies align with the Government of Canada’s focus on proactive citizen engagement through Web 2.0 technologies.
82     Canada Mortgage and Housing Corporation

  Being good corporate citizens
■ Doing our part to safeguard the environment
CMHC, as a Crown corporation, meets requirements under the Canadian Environmental Assessment Act which stipulates that federal agencies, in exercising their powers, shall do so in a manner that protects the environment. In addition, we promote sustainable housing and communities as part of our core business activities, and look for ways to lessen our own impact on the environment.
In 2008, an independent waste audit of CMHC’s national office was conducted — a practice that CMHC is considering implementing regularly. The audit revealed that CMHC currently diverts 51.2% of its waste to recycling and reuse facilities. This exceeds the latest targeted waste diversion rate of 50% set by the Canadian Council of Ministers of the Environment (CCME). Results of the survey are being assessed and additional waste reduction and diversion initiatives are being considered. The President’s Advisory Council has also undertaken to look at ways to make CMHC a greener place to work. The Council has presented the President with many suggestions on actions to reduce CMHC’s environmental footprint. It has also suggested various means of raising awareness among employees of practical actions they can take to contribute to a greener work environment.
■ Giving back to the community
Because of our public policy mandate, CMHC employees are well positioned to understand that there are many in our communities who are less fortunate. Our expertise in housing is frequently drawn upon by various community organizations and countless volunteer hours are given by CMHC employees to worthwhile causes across the country.
Our employees have been steadfast supporters of the Government of Canada’s Workplace Charitable Campaign United Way and Healthpartners. This year, employees and retirees raised more than $307,000, including $126,000 which was raised in a one-day blitz.
Similarly, CMHC has a long-standing partnership with Habitat for Humanity Canada, with CMHC employees across the country volunteering their time and effort in local builds. CMHC is also the founding and lead national sponsor for Habitat for Humanity Canada Aboriginal Housing Program launched in 2007. The objective of the program is to engage Habitat for Humanity affiliates across Canada in implementing pilot programs that will help make the Habitat homeownership model available to more Aboriginal people. While the Aboriginal Housing Program will help address, in a small way, some of the housing problems that exist for Canada’s Aboriginal peoples, it will also generate unique new partnership models. These will be evaluated as they are developed, and shared with Aboriginal groups and other housing providers. The most successful approaches will hopefully serve as the foundation for an expanded Aboriginal Housing Program in the future, and provide models for other groups and communities to emulate.
Another example of how we bring value is through our annual National Capital Gingerbread House Design Competition. With more than 20 local businesses donating spectacular gingerbread houses for a silent auction, almost $1,700 was raised this year for Habitat for Humanity homes in the National Capital Region.
Overall, CMHC is very proud to continue to be a “Gold” sponsor, Habitat for Humanity Canada’s second highest sponsorship level ($500,000 to $999,999).

ENSURING A STRONG ORGANIZATION — INTERNAL SERVICES      83

Enterprise risk management framework and risk management practices
ENTERPRISE RISK MANAGEMENT FRAMEWORK
Under Corporate Governance, we discussed the dynamic nature of CMHC’s operating environment. The ability to respond to changing requirements and emerging opportunities is critical to the successful achievement of our objectives. Issues may arise in the operating environment, such as changes in government direction and the competitive environment that necessitate a re-evaluation of priorities throughout the year.
CMHC’s management continually assesses its internal and external operating environment in part through its Enterprise Risk Management (ERM) framework. The framework provides the basis for a structured and systematic review of potential issues in our operating environment that could pose a risk to meeting our objectives and/or corresponding strategic priorities. The framework also provides a focus on certain infrastructure or operational risks as well as the inherent financial risks that the Corporation is exposed to from our Insurance, Securitization and Investment Activities.
CMHC’s ERM framework is represented by the following diagram:
84      Canada Mortgage and Housing Corporation

CMHC has an internal ERM group that facilitates the identification and assessment of the potential impact that a particular risk could have on the Corporation should it materialize. Through the ERM framework, CMHC management collectively identifies, discusses and monitors potential sources of risk to the Corporation. A quarterly strategic level risk assessment, integrated with the corporate performance reporting process, is provided to management and the Board of Directors to support the decision-making process.
Different sources of risk require different, and in some cases, more specialized and focused approaches to risk management as is discussed in more detail later on in this section. For example, in addition to appropriate policies and practices in this area, CMHC transfers a portion of its infrastructure/ operational exposure through the purchase of global and domestic insurance coverage that provides protection against unexpected material losses.
RISK MANAGEMENT PRACTICES
Objective One: Help Canadians in Need
Lending Activity
The main source of risk to the Corporation from Lending Activity under Objective I is credit risk. Credit risk is generally defined as the risk of loss due to the failure of a counterparty to meet its contractual obligations.
The CMHC loan portfolio represents loans and investments in housing programs that are made either independently or jointly with provincial, territorial and municipal authorities and which are funded by borrowings. With respect to this portfolio, CMHC has a process in place for default management. When a loan goes into default, a feasibility analysis is performed to determine the value of the property and collateral, and work-outs are carried out on a case-by-case basis. Every effort is made for early detection and intervention through regular reporting of projects in difficulty, application of solutions to cure defaults and an ongoing monitoring/reporting/approval process. In very rare cases where there is sufficient and compelling evidence that all possible options to cure the default have been exhausted and viable solutions are not available, CMHC will remove its support and/or subsidies. In addition to the above, the impact to the Corporation from this form of credit risk is further mitigated by the loan losses being recoverable from various levels of government.

ENTERPRISE RISK MANAGEMENT      85

Loan Portfolio
Credit exposure, as reflected in the estimated fair value of loans arising from CMHC’s Lending Activity, totalled $14.3 billion on an outstanding loan portfolio (book value including accrued interest) of $11.9 billion.
The losses on approximately 23% of CMHC’s loan portfolio are eligible for recovery from the federal government to the extent that such recoveries are within CMHC’s parliamentary appropriations.
Losses on approximately 24% of the portfolio are covered by CMHC’s Insurance Activity. Reserves have been provided for claims that may result from these loans. Approximately 44% relates to loans covered under various social housing agreements negotiated with the provinces/ territories.
Finally, approximately 9% of the portfolio is covered by Indian and Northern Affairs Canada through Ministerial Loan Guarantees.
86      Canada Mortgage and Housing Corporation

Reserve Fund for the Lending Activity
Contributed Capital by the Government of Canada amounted to $25 million in the Lending Activity as of December 31, 2008. In addition, CMHC is authorized to retain the annual net income from the activity in a Reserve Fund of up to $240 million to protect the Corporation from possible future losses. Included in this limit is an amount of $115 million designed specifically for fluctuations in net income arising from the Canadian Institute of Chartered Accountants’ (CICA’s) new financial instruments accounting standards with the remainder to cover potential prepayment loss. The current Reserve Fund stands at $185 million, of which $109 million results from CICA’s new financial instruments accounting standards.
Lending Activity Investment Portfolio
The Corporation is exposed to interest rate risk when asset and liability principal and interest cash flows have different interest payments or maturity dates. The severity of this risk is largely dependent upon the size and direction of interest rate changes, and on the size and maturity of mismatched positions. Interest rate risk is mitigated through the matching of assets and liabilities and through the use of derivatives where mismatches exist. Un-hedged interest rate risk is monitored and managed against internal risk tolerance limits set by the Asset/Liability Management Committee. Interest rate sensitivity analyses are performed by calculating the magnitude of cash flow fluctuation caused by changes in interest rates. At a 95% confidence level, the negative change in the net interest margin for the next twelve months cannot exceed the limit of $1.5 million. This limit has never been exceeded.

ENTERPRISE RISK MANAGEMENT      87

Objective Two: Facilitate access to more affordable, better quality housing for all Canadians
Insurance Activity
The main risk of financial loss to the Corporation from Insurance Activity is represented by the amount of future claims associated with insured mortgages relative to insurance premiums received. The overall performance of the economy is the main determinant of future claims patterns. Changes in unemployment rates and house price levels nationally and regionally and in mortgage interest rates are key economic variables affecting the incidence of claims, as they impact a borrower’s ability to continue making their mortgage payments.
Sensitivity analysis of our Insurance Activity is carried out annually using dynamic financial analysis techniques. This allows management to evaluate performance under various business and economic scenarios. The results of the sensitivity analysis indicate that the Insurance Activity remains well capitalized under adverse scenarios and that it is highly unlikely that the investment portfolio would have to be drawn upon.
Risks related to homeowner insurance are assessed through our automated underwriting system, emili. Incorporated within emili are borrower, market, property, and fraud risk assessment models. Together, these automated models provide CMHC underwriters, located in all regions of the country, with the tools to effectively identify higher-risk mortgage loan applications. The underwriters can then take further steps to determine if risk-mitigating actions would effectively reduce the overall risk to a level that is acceptable and prudent. The most effective risk mitigating actions are continually researched and updated for underwriters. Management continually monitors and, if necessary, adjusts its risk assessment models based on actual claims experience. These automated models also provide the required information framework for the design of new or modified mortgage loan insurance products and their appropriate pricing.
Management also actively manages rental-related insurance risk through detailed and thorough underwriting processes that include analysis and risk assessment of the borrower, market, property and loan characteristics. A standardized risk assessment tool is employed by underwriters to assign a risk rating to each of these major risk components. Based upon the risk rating and complexity of the application, the underwriters take risk-
88      Canada Mortgage and Housing Corporation

mitigating actions that effectively ensure the risk being assumed is at a level that is acceptable and prudent. The risk ratings along with the size of the loan and policy considerations determine the appropriate approval authority.
Insurance related risks are also managed through diversification. Because CMHC is mandated to serve all regions and territories throughout Canada, the insurance portfolio is geographically distributed, as is the portfolio’s mortgage default risk. Difficult economic times, one of the key drivers of claim patterns, have historically demonstrated that they are also geographically distributed and changing over time. Insurance risks are also managed through lender-based assessments within its Quality Assurance framework. Through this framework, CMHC works with lenders to maintain quality standards in the underwriting and servicing of their mortgage portfolios.
Management ensures the financial viability of its Insurance Activity by making provisions for policy liabilities in accordance with prudent actuarial practices and by setting aside earnings consistent with capitalization guidelines developed by the Office of the Superintendent of Financial Institutions (OSFI). OSFI provides a risk-based capital adequacy framework which establishes regulatory capital requirements for Canadian property and casualty insurers, including mortgage insurers. Although not regulated by OSFI, CMHC follows OSFI’s guidelines as a best-in-class business practice. An annual independent external actuarial valuation ensures that reserves for policy liabilities related to all policy holder obligations in force are appropriate in accordance with accepted actuarial practice.
Securitization Activity
The major risk of financial loss to the Corporation arising from CMHC’s Securitization Activity is the cost of fulfilling the timely payment guarantee provided by CMHC in an event of default, relative to the guarantee fees received. All securitized mortgages have full mortgage default insurance coverage.
For NHA MBS, the risk associated with issuer default is mitigated by both quality assessment and monitoring of the issuers and by a minimum spread requirement between the security coupon and the lowest mortgage rate in the pool. In the event of issuer default, the minimum spread is made available to a third-party issuer for the continued servicing of both underlying mortgages and the NHA MBS payments.

ENTERPRISE RISK MANAGEMENT      89

For CMB, in addition to the NHA MBS mitigations above, the risk associated with swap counterparty default is mitigated through program requirements for collateralization in the event of counterparty credit ratings below specific ratings thresholds and the requirement that all principal run-off investments be rated R-1 (High) or AAA within CHT.
Insurance and Securitization Investment Portfolios
Insurance premiums and fees from securitization are invested in separate investment portfolios. The main sources of risk from our investment activities relate to credit and market risk. Credit risk in the portfolios arises from investment in fixed income securities. Market risk is generally defined as the risk of loss as a result of fluctuations in capital market conditions. Market risk includes changes in interest rates, foreign exchange values and equity prices.
CMHC uses its insurance investment portfolio (insurance premiums are received when the mortgage is taken out and covers the life of the mortgage) to cover obligations associated with its provision of insurance to lenders against borrower default on residential mortgages.
The investment objective for the insurance and securitization portfolios is to maximize investment returns while maintaining sufficient liquidity to meet projected business requirements, including potential future claims and other liabilities. The investment objective is subject to appropriate risk considerations and to the constraints outlined in CMHC’s funding, investment and risk management policies.
The size of the insurance investment portfolio has grown over the last few years and this trend is expected to continue. In 2008, the portfolio grew by $1 billion, from $12.1 billion to $13.1 billion, due primarily to positive net cash inflows.
As at December 31, 2008, the total return for the insurance portfolio was a negative 1.45%. Performance information, including absolute and relative risk-adjusted measures, is tracked and monitored in aggregate and at the individual asset class levels of the portfolio. The performance of the insurance investment portfolio compares to a benchmark return of negative 0.28%. This variance was primarily due to under-performance in the Fixed Income asset class.
90      Canada Mortgage and Housing Corporation

The securitization investment portfolio is comprised of investments related to both the NHA Mortgage-Backed Securities program and the Canada Mortgage Bonds program.
As at December 31, 2008 the total return for the securitization portfolio was a negative 1.50%.
The investment management strategies for both portfolios are the same, as is the strategic asset allocation which is outlined in the table below. Approximately 48.9% of the total assets supporting the Insurance and Securitization Activities at year-end were invested in fixed income securities issued or guaranteed by the Government of Canada or Canadian provinces.
As the majority of CMHC’s insurance and securitization investment assets are held within the fixed income portfolios, duration management is an important consideration in managing interest rate risk in the portfolios. The durations of the fixed income investment portfolios are managed within ranges relative to the duration of the DEX Universe Bond Index benchmark. As at December 31, 2008, the insurance and securitization fixed income portfolios had durations that were marginally shorter than the benchmark.

Insurance and Securitization Investment Portfolio Asset Mix (%)
Asset type	Strategic Allocation	Insurance	Securitization
Fixed Income	78.0	76.8	77.7
Money Market	4.0	4.3	4.0
Canadian Equity	10.0	9.9	9.9
EAFE Equity	4.0	4.0	4.0
U.S. Equity	4.0	3.8	3.9
Other[1]	0.0	1.2	0.5
Total	100.0	100.0	100.0

1.	Other includes the non-performing ABCP, the repo spread portfolio and the cash account used for futures transacting.
ENTERPRISE RISK MANAGEMENT      91

CMHC Management
Enterprise Risk Management Letter of Representation
February 9, 2009
This Letter of Representation is provided to the Board of Directors in support of its responsibilities with respect to the identification of the main business risks as outlined in the Board of Directors Mandate and By-Law 44 (relating generally to the conduct of the affairs of the Corporation.) The intended purpose is to provide reasonable assurance that management has identified and is managing the main business risks influencing CMHC’s operating environment.
For and during 2008, CMHC management, through our enterprise risk management structure and process has:
■	Identified and assessed the main business risks to which CMHC is exposed and provided the Audit Committee of the Board of Directors and the Board of Directors with reports throughout the fiscal year that are intended to enable them to understand and be apprised of these risks, and

■	Reviewed CMHC’s risk management policies to ensure that they continue to remain relevant and prudent under our current operating environment and, as required, recommended new policies and/or amendments to existing policies for the consideration of the Audit Committee and then Board of Directors approval.
Based on the work undertaken by CMHC management during this period, and our knowledge of the Corporation’s affairs as of December 31, 2008, we represent that:
1.	the risk management practices and policies currently in place to identify and manage the main business risks arising from these activities remain relevant and prudent, and that these practices and policies effectively support the Corporation’s broader enterprise risk management efforts;

2.	the adequacy and integrity of the Corporation’s systems and management practices applied, in relation to the management of the main business risks of the Corporation, have been upheld; and

3.	CMHC has an effective, corporate wide, enterprise risk management structure and process in place.
In making this representation, CMHC management has ensured that a reasonable level of consideration has been given to the identification and management of the main business risks to the Corporation.

Karen Kinsley, CA
President and Chief Executive Officer
92      Canada Mortgage and Housing Corporation

2004 to 2009 financial highlights

	2004	2005	2006	2007	2008	2008	2009
Corporate Results	Actual	Actual	Actual	Actual	Plan	Actual	Plan
Total Assets ($M)[2]	81,008	101,093	124,218	148,168	156,275	203,512	345,318
Total Liabilities ($M)[1]	77,582	96,665	118,764	141,174	147,923	195,342	335,484
Total Equity ($M)	3,426	4,428	5,454	6,994	8,352	8,170	9,834
Total Revenue ($M)[1]	6,618	7,409	8,378	9,320	9,470	11,985	15,966
Total Expenses ($M)[1]	5,219	5,945	6,896	7,746	7,893	9,566	14,061
Total Operating Expenses ($M)[1]	305	303	298	347	355	385	460
Net Income ($M)[3]	950	1,002	1,026	1,070	1,095	1,778	1,353
Other Comprehensive Income ($M)	n/a	n/a	n/a	(200)	90	(604)	65
Comprehensive Income ($M)	n/a	n/a	n/a	870	1,185	1,174	1,418
Reserve Fund ($M)	134	143	143	121	133	185	177
Staff-Years	1,814	1,804	1,877	1,888	1,928	1,945	2,030
Insurance
Annual Insurance Units Approved	652,573	746,157	631,191	803,151	578,539	919,790	873,375
Insurance-in-force ($M)	243,800	273,700	291,400	345,200	315,700	407,700	440,800
Net Insurance Claims Expense ($M)	51	119	209	315	231	372	279
Premiums and Fees Received ($M)	1,446	1,492	1,383	1,740	1,585	2,132	2,023
Investments (including cash) ($M)[2]	7,831	9,053	9,974	12,026	13,445	12,974	15,710
Net Income ($M)	875	951	981	1,022	1,042	999	1,243
Other Comprehensive Income ($M)	n/a	n/a	n/a	(187)	69	(527)	24
Comprehensive Income ($M)	n/a	n/a	n/a	835	1,111	472	1,267
Unappropriated Retained Earnings ($M)	0	657	1,313	1,942	2,800	1,778	3,293
Retained Earnings Set Aside for Capitalization ($M)	3,112	3,406	3,731	4,258	4,376	5,423	5,304
Securitization
Annual Securities Guaranteed ($M)	29,592	30,374	36,071	57,981	40,000	104,625	167,000
Securitization Guarantees in Force ($M)	80,800	103,709	129,500	165,332	153,100	233,958	372,600
Fees Received ($M)	66	68	85	131	91	228	390
Investments (including cash) ($M)[2]	266	327	396	533	630	25,559	126,117
Borrowings from the Government of Canada ($M)	n/a	n/a	n/a	n/a	0	24,872	126,390
Net Income ($M)[3]	32	42	45	58	61	633	126
Other Comprehensive Income ($M)	n/a	n/a	n/a	(7)	21	(24)	41
Comprehensive Income ($M)	n/a	n/a	n/a	51	82	609	167
Unappropriated Retained Earnings ($M)	155	197	242	305	359	938	504
Housing Programs
Housing Program Expenses ($M) (excluding operating expenses)	2,006	1,973	2,049	1,912	2,333	2,288	2,247
Affordable Housing Initiative Expenditures ($M)	173	175	167	95	73	98	164
Estimated Households Assisted through long-term Commitments	632,650	633,000	630,000	626,300	628,300	623,700	621,700
Annual New Commitments (units) under Renovations Programs:	25,539	21,990	20,535	19,049	19,916	21,506	18,712
On-reserve	1,484	1,508	2,421	1,171	982	1,063	1,169
Off-reserve	24,055	20,482	18,114	17,878	18,934	20,443	17,543
New commitments On-Reserve Non-Profit Units	978	1,045	4,393	1,442	858	945	912
Lending
Loans and Investments in Housing Programs ($M)	13,669	13,170	12,706	12,341	11,839	12,340	12,210
Borrowings from Capital Markets ($M)	9,212	9,467	8,625	8,295	6,718	5,979	4,211
Borrowings from the Government of Canada ($M)	5,045	4,899	4,701	4,446	5,881	7,746	8,930
Net Income ($M)	43	9	0	(19)	(8)	64	(16)
Canada Housing Trust
Assets ($M)	54,975	73,208	96,445	120,122	127,679	150,669	187,543
Liabilities ($M)	54,975	73,208	96,445	120,122	127,679	150,669	187,543

1	Historical results have been restated to reflect the consolidation of the Canada Housing Trust.

2	Excludes investments related to repurchase activities and accrued interest receivable.

3	2008 includes $550M in unrealized gains from the fair valuation of the Insured Mortgage Purchase Program (less their corresponding taxes).

2004-2009 FINANCIAL HIGHLIGHTS      93

CONSOLIDATED
FINANCIAL
STATEMENTS

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING
Year ended 31 December 2008
CMHC management is responsible for the integrity and objectivity of the consolidated financial statements and related financial information presented in this annual report. The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, and, consequently, include amounts which are based on the best estimates and judgement of management. The financial information contained elsewhere in this annual report is consistent with that in the consolidated financial statements.
In carrying out its responsibilities, management maintains appropriate financial systems and related internal controls within CMHC, and controls as guarantor of Canada Housing Trust, to provide reasonable assurance that financial information is reliable, assets are safeguarded, transactions are properly authorized and are in accordance with the relevant legislation, by-laws of the Corporation and government directives, resources are managed efficiently and economically, and operations are carried out effectively. The system of internal controls is supported by internal audit, which conducts periodic audits of different aspects of the operations.
The Board of Directors, acting through the Audit Committee whose members are not officers of the Corporation, oversees management’s responsibilities for financial reporting, internal control systems, and the controls as guarantor of Canada Housing Trust. The Board of Directors, upon the recommendation of the Audit Committee, has approved the consolidated financial statements.
Ernst & Young LLP, and Sheila Fraser, FCA, Auditor General of Canada, have audited the consolidated financial statements. The auditors have full access to, and meet periodically with, the Audit Committee to discuss their audit and related matters.

Karen Kinsley, CA	Michel Tremblay, CA
President and Chief Executive Officer	Acting Vice-President, Corporate Services and
Chief Financial Officer

4 March 2009
96      Canada Mortgage and Housing Corporation

AUDITORS’ REPORT
To the Minister of Human Resources and Skills Development
We have audited the consolidated balance sheet of the Canada Mortgage and Housing Corporation as at 31 December 2008 and the consolidated statements of income and comprehensive income, equity of Canada and cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at 31 December 2008 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles. As required by the Financial Administration Act, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding year.
Further, in our opinion, the transactions of the Corporation that have come to our notice during our audit of the consolidated financial statements have, in all significant respects, been in accordance with Part X of the Financial Administration Act and regulations, the Canada Mortgage and Housing Corporation Act, the National Housing Act, the by-laws of the Corporation, and the directive issued pursuant to Section 89 of the Financial Administration Act described in note 1 to the consolidated financial statements.

Sheila Fraser, FCA	Ernst & Young LLP
Auditor General of Canada	Chartered Accountants
Licensed Public Accountants
Ottawa, Canada
4 March 2009

CONSOLIDATED FINANCIAL STATEMENTS       97

CONSOLIDATED BALANCE SHEET
As at 31 December

	Consolidated
(in millions of dollars)	Notes	2008	2007

ASSETS
Cash and Cash Equivalents	19	2,983	3,470
Investment in NHA Mortgage-Backed Securities:	3
Designated at Fair Value		123,737	96,023
Held to Maturity		24,767	—
Investment Securities:	3,22
Designated at Fair Value		1,828	2,086
Available for Sale		11,676	10,723
Held to Maturity		51	69
Securities Purchased Under Resale Agreements	13	19,415	21,373
Loans:	4
Designated at Fair Value		7,952	7,644
Other		3,381	3,624
Investments in Housing Programs		1,007	1,073
Due from the Government of Canada		217	188
Accrued Interest Receivable		915	747
Accounts Receivable and Other Assets		749	427
Derivatives	5	4,750	645
Inventory of Real Estate		84	76

		203,512	148,168

LIABILITIES
Securities Sold Under Repurchase Agreements		135	1,049
Securities Sold But Not Yet Purchased		—	1,335
Unearned Premiums and Fees		6,221	5,386
Accounts Payable and Other Liabilities	7	438	376
Accrued Interest Payable		1,176	1,018
Derivatives	5	164	903
Provision for Claims	8	676	552
Future Income Tax Liabilities	6	223	95
Borrowings:	10
Canada Mortgage Bonds		147,715	117,719
Capital Market Borrowings		5,976	8,295
Borrowings from the Government of Canada:
Designated at Fair Value		3,511	—
Other		29,107	4,446

		195,342	141,174

Commitments and Contingent Liabilities	20
EQUITY OF CANADA
Contributed Capital		25	25
Accumulated Other Comprehensive Income (Loss)		(276)	328
Retained Earnings	11	8,421	6,641

		8,170	6,994

		203,512	148,168

The accompanying notes to these consolidated financial statements are an integral part of these statements.

Approved by the Board of Directors:

Dino Chiesa	Sophie Joncas, CA
Chairperson, Board of Directors	Chairperson, Audit Committee
98     Canada Mortgage and Housing Corporation

CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
Year ended 31 December

	Consolidated
(in millions of dollars)	Notes	2008	2007

REVENUES
Interest Income from NHA Mortgage-Backed Securities		4,846	3,364
Income from Investment Securities		1,539	1,619
Premiums and Fees		1,522	1,421
Interest Earned on Loans and Investments in Housing Programs	12	717	756
Net Gains (Losses) from Other Financial Instruments	13	878	(7)
Net Gains (Losses) from Available for Sale Financial Instruments		14	92
Other Income		78	55

		9,594	7,300

Parliamentary Appropriations for:	12
Housing Programs		2,288	1,912
Operating Expenses		103	108

		2,391	2,020

		11,985	9,320

EXPENSES
Interest Expense	10	6,521	5,172
Housing Programs	12	2,288	1,912
Operating Expenses		385	347
Net Claims		372	315

		9,566	7,746

INCOME BEFORE INCOME TAXES		2,419	1,574

INCOME TAXES	6
Current		418	500
Future		223	4

		641	504

NET INCOME		1,778	1,070

OTHER COMPREHENSIVE INCOME (Loss) (net of tax)	6
Net Unrealized Gains (Losses) from Available for Sale Financial Instruments		(569)	(145)
Reclassification Adjustment for Net (Gains) Losses Included in Net Income		(35)	(55)

		(604)	(200)

COMPREHENSIVE INCOME		1,174	870

The accompanying notes to these consolidated financial statements are an integral part of these statements.

CONSOLIDATED FINANCIAL STATEMENTS       99

CONSOLIDATED STATEMENT OF EQUITY OF CANADA
Year Ended 31 December

	Consolidated
(in millions of dollars)	Notes	2008	2007

Contributed Capital		25	25

Retained Earnings	11
Unappropriated
Balance at Beginning of Year		2,262	1,555
Effect of Adopting New Accounting Standards for Financial Instruments		—	141
Income Tax Benefit on Earnings Set Aside for Capitalization		2	4
Net Income		1,714	1,089
Set Aside for Capitalization		(1,165)	(527)

Balance at End of Year		2,813	2,262

Earnings Set Aside for Capitalization
Balance at Beginning of Year		4,258	3,731
Set Aside for Capitalization		1,165	527

Balance at End of Year		5,423	4,258

Reserve Fund for Lending
Balance at Beginning of Year		121	143
Effect of Adopting New Accounting Standards for Financial Instruments		—	(3)
Net Income (Loss)		64	(19)

Balance at End of Year		185	121

Total Retained Earnings at End of Year		8,421	6,641

Accumulated Other Comprehensive Income (Loss)
Balance at Beginning of Year		328	—
Effect of Adopting New Accounting Standards for Financial Instruments		—	528
Other Comprehensive Income (Loss)		(604)	(200)

Balance at End of Year		(276)	328

Total Retained Earnings and Accumulated Other Comprehensive Income		8,145	6,969

Total Equity of Canada at End of Year		8,170	6,994

The accompanying notes to these consolidated financial statements are an integral part of these statements.
100      Canada Mortgage and Housing Corporation

CONSOLIDATED STATEMENT OF CASH FLOWS
Year ended 31 December

	Consolidated
(in millions of dollars)	2008	2007
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net Income	1,778	1,070
Items Not Affecting Cash or Cash Equivalents
Amortization of Premiums and Discounts	(389)	254
Future Income Taxes	219	(4)
Change in Fair Value of Financial Instruments Carried at Fair Value	(938)	49
Gain on Sale of Securities	(32)	(94)
Net Change in Non-cash Operating Assets and Liabilities	728	18

	1,366	1,293

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Change in HTM and Designated at Fair Value NHA MBS
Sales and Maturities	34,873	28,902
Purchases	(82,729)	(47,645)
Change in AFS, HTM and Designated at Fair Value Investment Securities
Sales and Maturities	13,179	20,242
Purchases	(13,817)	(19,006)
Reclassification of ABCP from Cash Equivalents	—	(249)
Change in Loans and Investments in Housing Programs
Repayments	655	829
Disbursements	(255)	(395)
Change in Securities Purchased Under Resale Agreements	1,960	(10,083)

	(46,134)	(27,405)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Canada Mortgage Bonds
Issuances	42,186	34,797
Repayments	(20,350)	(12,600)
Medium-term Capital Market Borrowings
Issuances	—	274
Repayments	(1,393)	(1,300)
Change in Borrowings from the Government of Canada Designated at Fair Value and Other
Issuances	27,818	—
Repayments	(338)	(255)
Change in Short-term Borrowings	(1,423)	1,108
Change in Securities Sold Under Repurchase Agreements	(914)	(1,819)
Change in Securities Sold But Not Yet Purchased	(1,305)	925

	44,281	21,130

Decrease in Cash and Cash Equivalents	(487)	(4,982)

Cash and Cash Equivalents
Beginning of Year	3,470	8,453
Inter-entity Elimination	—	(1)

End of Year	2,983	3,470

Represented by:
Cash	—	—
Cash Equivalents	2,983	3,470

	2,983	3,470

Supplementary Disclosure of Cash Flow Information
Amount of Interest Paid During the Year	6,235	5,411
Amount of Income Taxes Paid During the Year	487	507

The accompanying notes to these consolidated financial statements are an integral part of these statements.

CONSOLIDATED FINANCIAL STATEMENTS      101

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended 31 December 2008
I. CORPORATE MANDATE
The consolidated financial statements include the accounts of Canada Mortgage and Housing Corporation (CMHC, or the Corporation) and Canada Housing Trust (CHT), a variable interest entity. Within the Public Accounts of Canada, the annual consolidated Net Income increases the government’s annual surplus; the consolidated Retained Earnings and Accumulated Other Comprehensive Income reduce the government’s accumulated deficit.
CMHC was established as a Crown corporation in 1946 by the Canada Mortgage and Housing Corporation Act (the “CMHC Act”) to carry out the provisions of the National Housing Act (the “NHA”). It is also subject to Part X of the Financial Administration Act (the “FAA”) by virtue of being listed in Part 1 of Schedule III, and is wholly owned by the Government of Canada.
In September 2008, the Corporation, together with a number of other Crown corporations, was issued a directive (P.C. 2008-1598) pursuant to Section 89 of the Financial Administration Act entitled Order Giving a Direction to Parent Crown Corporations Involved in Commercial Lending to Give Due Consideration to the Personal Integrity of Those They Lend to or Provide Benefits to is in Accordance with Government’s Policy to Improve the Accountability and Integrity of Federal Institutions. The Corporation finalized its review of its policies and programs and, as per the requirements of Section 89(6) of the Financial Administration Act, will be notifying the Minister of Human Resources and Skills Development that the directive has been implemented.
The Corporation’s mandate is to promote the construction, repair and modernization of housing, the improvement of housing and living conditions, housing affordability and choice, the availability of low-cost financing for housing, and the national well-being of the housing sector. The mandate is carried out through the following four activities:
Insurance: CMHC provides insurance against borrower default on residential mortgages.
Securitization: CMHC guarantees the timely payment of principal and interest for investors in securities based on insured mortgages. The CMHC Guarantee is a direct and unconditional obligation of CMHC as an agent of Canada. It carries the full faith and credit of Canada, and constitutes a direct and unconditional obligation of and by the Government of Canada.
Housing Programs: CMHC receives Parliamentary Appropriations to fund housing programs.
Lending: CMHC makes loans and investments in housing programs which are funded by borrowings. A significant number of these loans and investments are supported with housing program payments.
Canada Housing Trust was established in 2001 as an Issuer Trustee. CHT’s functions are limited to the acquisition of interests in eligible housing loans such as NHA Mortgage-Backed Securities (NHA MBS), the purchase of highly rated investments, certain related financial hedging activities and the issuance of Canada Mortgage Bonds (CMB). The CMB are guaranteed by CMHC under its Securitization Activity. The beneficiaries of the Trust, after payment of all obligations, are one or more charitable organizations.
102      Canada Mortgage and Housing Corporation

2. SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). The significant accounting policies used in the preparation of these consolidated financial statements are summarized on the following pages and conform in all material respects to GAAP.
The following are the significant accounting policies:
Use of Estimates and Assumptions
The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, comprehensive income and related disclosures. Key areas where management has made estimates and assumptions include those related to the fair value of financial instruments (Note I 3), employee future benefits (Note 17) and provision for claims (Note 8). Where actual results differ from these estimates and assumptions, the impact will be recorded in future periods.
Basis of Presentation
These consolidated financial statements include the accounts of CMHC and, as required by Accounting Guideline 15: Consolidation of Variable Interest Entities (AcG-15), the accounts of CHT, a variable interest entity (VIE) for which CMHC is considered to be the primary beneficiary. The assets and liabilities of CHT are neither owned by nor held for the benefit of CMHC. Inter-entity balances and transactions have been eliminated in the consolidated figures.
Financial Instruments
The Corporation classifies its financial assets in the following categories: designated at fair value, loans and receivables, held to maturity, held for trading and available for sale. Two classifications are used for financial liabilities: designated at fair value and other financial liabilities. The classification is determined by management at initial recognition and depends on the purpose for which the financial assets were acquired or liabilities were incurred.

CONSOLIDATED FINANCIAL STATEMENTS      103

Classification	Accounting Treatment
Designated at Fair Value	Section 3855 provides an entity the option of designating a financial instrument as HFT on its initial recognition or on adoption of this standard, even if it was not acquired for the purpose of selling or repurchasing in the near term. Financial instruments which belong to a group managed and evaluated on a fair value basis in accordance with documented risk management strategies are designated at fair value under the fair value option. This designation is irrevocable.

Financial instruments designated at fair value are measured at fair value. Gains and losses realized on disposition and gains and losses arising from changes in the fair value are recorded in Net Gains (Losses) from Other Financial Instruments. Transaction costs are expensed as incurred.

Available for Sale (AFS)	AFS financial assets are non-derivative financial assets which are designated as such, or which have not been designated in any other classification.

AFS financial assets are initially recognized at fair value plus transaction costs. They are subsequently measured at fair value. Gains and losses arising from changes in the fair value are recorded in Other Comprehensive Income (OCI) until the financial asset is sold, derecognized, or determined to be other than temporarily impaired. Interest income is recorded using the effective interest method.

Held to Maturity (HTM)	HTM financial assets are non-derivative financial assets with fixed or determinable payments and a fixed maturity, other than loans and receivables, that management has the positive intention and ability to hold to maturity.

HTM financial assets are initially recognized at fair value plus transaction costs. Subsequent to initial recognition they are measured at amortized cost using the effective interest method.

Loans and Receivables	Loans and Receivables are non-derivative financial assets with fixed or determinable payments that are not debt securities.

Loans and Receivables are initially recognized at fair value plus transaction costs. Subsequent to initial recognition they are measured at amortized cost using the effective interest method.

Held for Trading (HFT)	Derivatives and Securities Sold But Not Yet Purchased are classified as Held for Trading.

Derivatives and Securities Sold But Not Yet Purchased are measured at fair value. Gains and losses realized on disposition and gains and losses arising from changes in the fair value are recorded in Net Gains (Losses) from Other Financial Instruments. Transaction costs are expensed as incurred.

Other Financial Liabilities	Other Financial Liabilities are non-derivative financial liabilities which have not been designated at fair value.

Other Financial Liabilities are initially recognized at fair value plus transaction costs. Subsequent to initial recognition they are measured at amortized cost using the effective interest method.
Settlement date accounting is used for purchases and sales of financial assets. Realized gains and losses on sales are recognized on a weighted average cost basis.
104      Canada Mortgage and Housing Corporation

The Corporation assesses at each Balance Sheet date whether there is objective evidence that a financial asset is impaired. For financial assets classified as HTM that are determined to be other than temporarily impaired, the asset is written down to fair value to recognize the loss and the write down is recorded in Other Income. If an AFS financial asset is determined to be other than temporarily impaired, the unrealized loss recorded in Accumulated Other Comprehensive Income (AOCI) is reversed and recorded in Net Gains (Losses) from Available for Sale Financial Instruments. For Loans and Receivables, it is unlikely that a write down would be required as CMHC is assured full collection of principal and accrued interest through provisions in the Social Housing Agreements, provisions in the National Housing Act, Ministerial loan guarantees or the loans are underwritten though CMHC’s Insurance Activity in which case provisions for claims are established.
Determination of Fair Value
All financial instruments are recognized initially at fair value. The fair value of financial instruments on initial recognition is based on the transaction price, that is, the fair value of the consideration given or received, net of transaction costs. Accrued interest is separately disclosed for all financial instruments, except for accrued interest related to Third-Party Sponsored Asset-Backed Commercial Paper securities where it is included in the carrying value of the securities.
Active Market:
Financial assets quoted in active markets are measured based on the bid price. This includes Investment Securities (other than Third-Party Sponsored Asset-Backed Commercial Paper), Interest Rate and Equity Index Futures included in Derivatives and Cash Equivalents. Financial liabilities quoted in active markets are measured based on the ask price. This includes Canada Mortgage Bonds, Capital Market Borrowings (other than commercial paper and floating rate notes) and Securities Sold But Not Yet Purchased.
No Active Market:
Financial assets and liabilities not quoted in active markets are measured based on discounted cash flow analysis making maximum use of inputs observable in the market. Financial instruments whose fair value is determined in this manner include Investment in NHA MBS, Investment Securities (Third-Party Sponsored Asset-Backed Commercial Paper only), Loans Designated at Fair Value, Securities Purchased Under Resale Agreements, Derivatives (other than Interest Rate and Equity Index Futures), commercial paper and floating rate notes included in Capital Market Borrowings, those borrowings from the Government of Canada that are designated at fair value and Securities Sold Under Repurchase Agreements.
For all other financial instruments, the carrying value is assumed to approximate fair value due to the short-term nature.
Cash and Cash Equivalents
Cash and Cash Equivalents are comprised of cash and short-term, highly liquid investments with an original term to maturity of 98 days or less that are readily convertible to known amounts of cash. Cash Equivalents funded by Securities Sold Under Repurchase Agreements are classified as HTM. Cash Equivalents in the Lending and Insurance Activities are designated at fair value or classified as AFS respectively. Cash Equivalents in the Securitization Activity are either classified as AFS or HTM. Cash Equivalents must have a minimum credit rating of R-1 (Low) or equivalent as determined by S&P, Moody’s or DBRS at the time they are purchased.

CONSOLIDATED FINANCIAL STATEMENTS      105

Investment Securities
Investment Securities in the Lending Activity and CHT are designated at fair value. Investment Securities in the Insurance Activity are classified as AFS. Investment Securities in the Securitization Activity are classified as AFS or HTM. Interest income on fixed income investments is recorded in Income from Investment Securities using the effective interest method. Dividend income is recorded in Income from Investment Securities when the right to the dividend is established.
Investment in NHA Mortgage-Backed Securities
Investment in NHA Mortgage-Backed Securities in the Securitization Activity is classified as HTM. Investment in NHA Mortgage-Backed Securities held by CHT is designated at fair value.
Securities Purchased Under Resale Agreements and Sold Under Repurchase Agreements
Securities Purchased Under Resale Agreements (Reverse Repurchase Agreements) consist of the purchase of securities, typically government treasury bills or bonds, with the commitment to resell the securities to the original seller at a specified price and future date in the near term. Securities Sold Under Repurchase Agreements (Repurchase Agreements) consist of the sale of securities with the commitment to repurchase the securities from the original buyer at a specified price and future date in the near term.
Securities Purchased Under Resale Agreements held by CHT and those entered into with proceeds from Securities Sold But Not Yet Purchased are designated at fair value under the fair value option.
The remainder of Securities Purchased Under Resale Agreements are classified as HTM and Securities Sold Under Repurchase Agreements are classified as Other Financial Liabilities. Proceeds from Securities Sold Under Repurchase Agreements are generally invested in Securities Purchased Under Resale Agreements or cash equivalents for the purpose of generating additional income. Such transactions are entered into simultaneously with matching terms to maturity. The associated interest earned and interest expense are recorded in Income from Investment Securities and Interest Expense respectively.
Loans
Loans that are part of hedged portfolios are designated at fair value under the fair value option.
All other loans are classified as Loans and Receivables. Where loans contain forgiveness clauses, they are recorded net of the forgiveness that is reimbursed through Parliamentary Appropriations when the loans are advanced.
Interest income is recognized using the effective interest method in Interest Earned on Loans and Investments in Housing Programs.
CMHC is reimbursed for interest rate losses resulting from certain loans for housing programs containing interest rate clauses lower than the interest cost on the related borrowings, issued from 1946 to 1984 through provisions of the National Housing Act. These appropriations are voted on an annual basis by Parliament and CMHC has over a 30 year history of past collection of interest losses through appropriations. CMHC measures these loans
106       Canada Mortgage and Housing Corporation

at amortized cost which assumes the continued receipt of appropriations going forward. If the appropriations are not received in a future year, the loans would no longer be considered to have been issued at “market rates” and the valuation of these loans would change.
Investments in Housing Programs
Investments in Housing Programs represent CMHC’s exposure through loans made to various housing projects and are carried at amortized cost. These financial assets are classified as Loans and Receivables. Interest income on Investments in Housing Programs is recorded in Interest Earned on Loans and Investments in Housing Programs on an accrual basis using the effective interest method. The Corporation’s portion of net operating losses and disposal losses on the housing programs is reimbursed through Parliamentary Appropriations.
Derivatives
The Corporation enters into derivatives such as interest rate swaps, foreign currency swaps, interest rate futures and equity index futures in order to manage its exposures to market risks. Swaps are only contracted with creditworthy counterparties that maintain a minimum rating of A- or equivalent as determined by S&P, Moody’s or DBRS and are not used for speculative purposes.
Derivatives are classified as HFT as they have not been designated as eligible hedges for accounting purposes and are carried at fair value on the Consolidated Balance Sheet. Derivatives with a positive fair value are reported as assets, while derivatives with a negative fair value are reported as liabilities.
Derivatives may be embedded in other financial instruments and are treated as separate derivatives when their economic characteristics and risks are not clearly and closely related to those of the host instrument, the terms of the embedded derivative are the same as those of a stand-alone derivative, and the combined contract is not HFT or designated at fair value. CMHC elected a transition date of 1 January 2003 to identify derivatives embedded in existing contracts.
Inventory of Real Estate
Inventory of Real Estate is carried at the lower of cost and fair value. Cost is determined as the acquisition cost, plus modernization and improvement costs where applicable. Fair value is calculated as the current market value of the property, less the discounted value of estimated holding and disposal costs.
For certain properties, net operating losses and disposal losses are reimbursed through Parliamentary Appropriations while net operating profits and disposal gains are returned to the Government of Canada.
For the remaining properties, realized gains and losses on disposal are recorded in Net Claims.
Securities Sold But Not Yet Purchased
Securities Sold But Not Yet Purchased represent an obligation to deliver Government of Canada Bonds which are not owned at the time of sale. These obligations are classified as HFT.

CONSOLIDATED FINANCIAL STATEMENTS       107

Premiums and Fees
Insurance:
Insurance premiums are due at the inception of the mortgage being insured at which time they are deferred and recognized as income over the period covered by the insurance contract using factors determined by an Appointed Actuary. These factors reflect the long-term pattern for default risk of the underlying mortgages.
Unearned premiums represent the portion of the premiums written that relates to the unexpired portion of the policy at the Balance Sheet date and therefore relate to claims that may occur from the Balance Sheet date to the termination of the insurance policies. Annually, the unearned premiums are compared to an estimate of total future claims on a discounted basis to ensure the amount is sufficient. Should such amount not be sufficient, a provision for premium deficiency would be recorded.
Application fees and direct costs associated with issuing mortgage insurance policies are deferred and amortized on the same basis as the related premiums.
Securitization:
Guarantee fees from the Securitization Activity are received at the inception of the related security issue at which time they are deferred and recognized as income over the term of the security issue on a straight-line basis.
Application fees and direct costs associated with issuing the timely payment guarantees are deferred and amortized over the term of the security issue on a straight-line basis.
Provision for Claims
The Provision for Claims represents an estimate for expected claims and the related settlement expenses, net of the related expected property sale proceeds, for defaults from the Insurance business that have occurred on or before the Balance Sheet date. The provision takes into consideration the estimate of losses on defaults that have been incurred but not reported, the time value of money and in accordance with accepted actuarial practice, includes an explicit provision for adverse deviation.
The establishment of the Provision for Claims involves estimates, which are based upon historical trends, prevailing legal, economic, social and regulatory trends, and expectations as to future developments. The process of determining the provision necessarily involves risks that the actual results will deviate, perhaps significantly, from the estimates made.
The loss on actual mortgage defaults and the change in the estimated Provision for Claims are recorded in Net Claims in the year in which they occur.
Income Taxes
The Corporation uses the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are recognized based on the estimated tax effect of temporary differences between the carrying value of assets and liabilities on the financial statements and their respective tax bases. The Corporation uses substantively enacted income tax rates at the Balance Sheet date that are expected to be in effect when the asset is realized or the liability is settled. A valuation allowance is established, if necessary, to reduce the future income tax asset to an amount that is more likely than not to be realized.
108       Canada Mortgage and Housing Corporation

Canada Mortgage Bonds
Canada Mortgage Bonds (CMB), which are issued by CHT and guaranteed by CMHC, are interest bearing bullet bonds. Coupon interest payments are made semi-annually for fixed-rate CMB and quarterly for floating-rate CMB. Principal repayments on the bonds are made at the end of the term. CMB are designated at fair value. The Approved MBS Sellers reimburse CHT for the cost of arranging financing, including the fees paid to CMHC as Guarantor and Financial Services Advisor, underwriters and others for the distribution of CMB.
Capital Market Borrowings
Capital Market Borrowings represent borrowings incurred between 1993 and April 2008. These borrowings are designated at fair value. Issuance costs on Capital Market Borrowings are recognized in Interest Expense in the year incurred.
Borrowings from the Government of Canada
Borrowings Designated at Fair Value:
Since April 2008, the Lending Activity has been borrowing under terms of the Crown Borrowing Agreement. These borrowings are designated at fair value. Issuance costs on Borrowings Designated at Fair Value are recognized in Interest Expense in the year incurred.
Other Government of Canada Borrowings:
Other Government of Canada borrowings represent borrowings in the Securitization Activity as well as borrowings incurred prior to 1993 in the Lending Activity. These borrowings are classified as Other Financial Liabilities and related expenses are recognized in Interest Expense.
Housing Programs
Parliamentary Appropriations for Housing Programs, and the related expenses, are recorded on an accrual basis not exceeding the maximum voted by Parliament. Those expenses incurred but not yet reimbursed are recorded as Due from the Government of Canada.
Employee Future Benefits
CMHC provides a defined benefit pension plan, a supplemental pension plan, and other post-employment benefits consisting of severance pay, life insurance and medical insurance.
Pension benefits are based on length of service and average earnings of the best five-year period as classified under defined benefit pension arrangements. The pension benefits are adjusted annually by a percentage equivalent to the total average change in the Consumer Price Index during the previous year. The obligations under employee benefit plans and unamortized related costs, net of plan assets, are accrued.
The cost of pension and other post-employment benefits earned by employees is actuarially determined using the projected benefit method prorated on service and management’s best estimate of expected long-term pension plan investment performance, salary increases, retirement ages of employees, mortality of members and expected health care costs. These assumptions are of a long-term nature, which is consistent with the nature of employee future benefits. Actual results could differ from these estimates.

CONSOLIDATED FINANCIAL STATEMENTS       109

Costs are determined as the cost of employee benefits for the current year’s service, interest cost on the accrued benefit obligation, expected investment return on the fair value of plan assets, and the amortization of the transitional asset/obligation, the deferred past service costs and the deferred actuarial gains/losses.
The transitional asset/obligation and past service costs are deferred and amortized on a straight-line basis over the expected average remaining service period of active employees under the plans. The excess of the net actuarial gain/loss over 10% of the greater of the benefit obligation or the fair value of the plan assets is deferred and amortized on a straight-line basis over the expected average remaining service period of active employees under the plans. The expected average remaining service period of the employees covered by the pension plans is 10 years (2007-10 years). The expected average remaining service period of the employees covered by the other post-employment benefits is 12 years (2007- 12 years).
Foreign Currency Translation
Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at exchange rates prevailing at the Balance Sheet date. Exchange gains and losses resulting from the translation of foreign denominated balances are included in Net Gains (Losses) from Other Financial Instruments.
Adoption of New Accounting Sections
The Corporation adopted the CICA Handbook Section 1535, Capital Disclosures, Section 3862, Financial Instruments — Disclosures, and Section 3863, Financial Instruments — Presentation on 1 January 2008. The adoption of these new standards resulted in changes to the note disclosures.
Future Accounting Changes — International Financial Reporting Standards (IFRS)
In February 2008, the Accounting Standards Board of the CICA affirmed its intention to replace Canadian GAAP with IFRS. CMHC will adopt IFRS commencing 1 January 2011, with comparatives for the year commencing 1 January 2010. CMHC has initiated an IFRS transition project.
3. SECURITIES
The following table shows the maturity structure and average yield for Investment in NHA Mortgage-Backed Securities. The NHA MBS maturities are estimated based on assumptions regarding mortgage prepayments (1%) and liquidations (4%), excluding new issuance. Prepayments and liquidations are mortgage principal repayments that are received sooner than the stated amortization period of the mortgage. Both are percentage rate assumptions on principal amounts outstanding, determined by CMHC, and based on historical performance/trends.
110      Canada Mortgage and Housing Corporation

	Remaining Term to Maturity
	Within	1 to 3	3 to 5	Over 5
(in millions of dollars)	1 Year	Years	Years	Years	2008	2007

Designated at Fair Value
Corporate/Other Entities	25,223	55,249	42,598	667	123,737	96,023
Yield(1)	1.86%	1.95%	2.42%	2.32%	2.09%	4.33%

Total Designated at Fair Value	25,223	55,249	42,598	667	123,737	96,023
Held to Maturity
Corporate/Other Entities	3,474	6,440	14,853	—	24,767	—
Yield(1)	5.06%	5.00%	4.88%	—	4.93%	—

Total Held to Maturity	3,474	6,440	14,853	—	24,767	—

(1)	Represents the weighted-average yield, which is determined by applying the weighted-average of the effective yields of individual securities.
The following table shows the maturity structure and average yield for Investment Securities.

	Remaining Term to Maturity
	Within	1 to 3	3 to 5	Over 5
(in millions of dollars)	1 Year	Years	Years	Years	2008	2007

Designated at Fair Value
Corporate/Other Entities	615	498	—	70	1,183	1,462
Government of Canada	317	144	35	—	496	575
Provinces/Municipalities	—	100	—	—	100	—
Sovereign and Related Entities	49	—	—	—	49	49

Total Designated at Fair Value	981	742	35	70	1,828	2,086
Yield(1)	2.97%	2.73%	3.40%	—	2.77%	4.47%
Available for Sale
Fixed Income
Corporate/Other Entities	122	956	708	2,060	3,846	3,282
Government of Canada	485	77	31	521	1,114	1,525
Provinces/Municipalities	78	320	512	2,511	3,421	3,011
Sovereign and Related Entities	41	40	304	620	1,005	673

Total Fixed Income	726	1,393	1,555	5,712	9,386	8,491
Yield(1)	2.01%	4.54%	4.67%	4.66%	4.43%	4.63%
Equities
Canadian Equities					1,203	1,207
U.S. Equities					532	510
Foreign Equities					555	515

Total Equities					2,290	2,232
Yield(2)					2.92%	5.10%

Total Available for Sale					11,676	10,723
Held to Maturity
Corporate/Other Entities	—	—	—	51	51	69

Total Held to Maturity	—	—	—	51	51	69

(1)	Represents the weighted-average yield, which is determined by applying the weighted-average of the effective yields of individual securities.

(2)	Represents the average yield, which is determined by applying the earned dividend amount of equities to the average cost.

CONSOLIDATED FINANCIAL STATEMENTS     111

The following table shows the unrealized gains (losses) on Investment in NHA MBS and Investment Securities recorded at fair value.

	2008				2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Fair
(in millions of dollars)	Cost	Gains	Losses	Value	Cost	Value

Investment in NHA MBS:
Designated at Fair Value	119,228	4,522	(13)	123,737	95,602	96,023

Investment Securities:
Fixed Income
Available for Sale	9,362	251	(227)	9,386	8,362	8,491
Designated at Fair Value	1,812	16	—	1,828	2,087	2,086
Equities	2,674	130	(514)	2,290	1,879	2,232

Sales of investment securities in the Insurance and Securitization Activities resulted in a net gain of $54 million (2007 — $91 million) which has been recorded in Net Gains (Losses) from Available for Sale Financial Instruments. There were no gains/losses (2007 — $1 million loss) associated with the sale of investment securities in the Lending Activity. In addition, there have been no sales of investment securities by CHT.
CMHC has investment securities of $136 million (2007 — $936 million) that have been pledged as security against Securities Sold Under Repurchase Agreements. The terms of these transactions do not exceed 3 months / 93 days, the credit rating of the instruments must be at a minimum of R-1 (mid) and be issued by a financial institution. CMHC continues to earn interest income and recognizes in OCI changes in fair values on these investment securities during the period pledged.
The cumulative loss of $741 million included in Accumulated Other Comprehensive Income (2007 — $85 million) has not been recognized as an impairment loss in Net Income because CMHC believes that the decline in fair value is temporary. Factors reviewed to determine whether an impairment is other than temporary include significant or prolonged declines in fair value, financial reorganization, corporate restructuring, bankruptcies and other indications of liquidity problems, or the disappearance of an active market for the asset because of financial difficulties. During 2008, in addition to the ABCP write down disclosed below, a $12 million loss (2007 — n/a) was recognized in Net Gains (Losses) from Available for Sale Financial Instruments.
Third-Party Asset-Backed Commercial Paper (ABCP)
At 31 December 2008, CMHC held Canadian Third-Party Sponsored ABCP issued by a number of trusts (conduits) with an original cost of $239 million, of which, $60 million was classified as Available for Sale, $102 million as Designated at Fair Value and $77 million as Held to Maturity. At year end 2007, the Corporation held $249 million however, during 2008; two trusts paid their debt in full resulting in the Corporation receiving $10 million. At the dates CMHC acquired these Third-Party Sponsored ABCP, they were rated R-1 (High) by Dominion Bond Rating Service (DBRS), the highest credit rating issued for commercial paper.
In August 2007, the Canadian market for Third-Party Sponsored ABCP became illiquid resulting in these investments not paying on maturity. An agreement, The Montreal Accord (the “Accord”), was reached in August 2007 whereby investors agreed to a standstill, that committed investors not to take any action which would result
112     Canada Mortgage and Housing Corporation

in an event of default. On 23 December 2007, the Pan-Canadian Investors Committee (the Committee) reached an agreement in principal on the restructuring of the ABCP. On 17 March 2008, the restructuring plan was filed in the Ontario Superior Court requesting the Court to call a meeting of the Accord ABCP holders to vote on the restructuring proposal. On 25 April 2008, the Accord ABCP holders voted in favour of the restructuring proposal and on 5 June 2008, the Court sanctioned (the Sanction Order) the proposal. On 25 and 26 June 2008, the Ontario Court of Appeal heard motions from Accord ABCP holders seeking leave to appeal and an appeal of the Sanction Order. On 18 August 2008, the Ontario Court of Appeal upheld the Sanction Order and on 19 September 2008, the Supreme Court of Canada upheld the Ontario Court of Appeal Decision. On 19 December 2008, a new agreement to swap the illiquid commercial paper for new longer-term debt replaced the March 2008 restructuring plan. The governments of Canada, Ontario, Quebec and Alberta also agreed to provide $3.5 billion in financial backing to support the new restructuring agreement. In addition, an Ontario Court extended bankruptcy protection for the ABCP to 16 January 2009; the foreign banks were not covered by the court order. The restructuring took place on 21 January 2009 (see Note 22).
In the absence of an active market for Third-Party Sponsored ABCP at 31 December 2008, the fair value of the instruments below were estimated using valuation techniques that included a 100% probability of successful restructuring and weighted discounted future cash flows techniques (taking into account the lack of liquidity).
Based on the information contained in the Information Statement and other publicly available information on the new restructuring agreement, the Corporation estimates that it will receive notes with a face value of:
■	$54 million in traditional securitized assets,

■	$14 million in ineligible sub-prime assets, and

■	$171 million in synthetic assets.
Traditional Securitized Assets:
At 31 December 2008, one of the trusts was holding cash for 99% of its face value. As the Corporation had written this asset down by 2% in 2007, it was determined that no further write down on this asset is required. The remaining 1% of the traditional ABCP was discounted at an AAA Asset-Backed Security rate plus a risk premium for a total discount rate of 6.8% over a 30 year period. No further write down was required in 2008. The total two year write down on these assets is $1 million or 2%.
Ineligible Sub-prime Assets:
In exchange for its holdings of ineligible assets CMHC expects to receive unrated long term tracking notes with various maturity terms. In the absence of information about these notes, the Corporation has taken a 2008 write down of $13 million (2007 — $1 million) on these assets. The total two year write down on Ineligible Assets is $14 million or 100%.

CONSOLIDATED FINANCIAL STATEMENTS     113

Synthetic Assets:
It is expected that these assets will be pooled into synthetic long-term tracking rate notes that will be divided into senior and subordinated tranches as shown below:
■	Class A1 ($84 million) —This senior tranche was discounted as an A rated asset plus a risk premium for a total discount rate of 7.27% over 7 years.

■	Class A2 ($70 million) —This second senior tranche was discounted as an A rated asset plus a risk premium for a total discount rate of 7.48% over 8 years.

■	Class B ($12 million) —The subordinated note was discounted as a BBB rated asset plus a risk premium for a total discount rate of 12.71% over 8 years.

■	Class C ($5 million) —The Corporation has taken a 95% write down on this bottom tranche.
The Corporation has taken a 2008 write down of $46 million (2007 — $21 million) on Synthetic Assets. The total two year write down on these assets is $67 million or 39%.
The following table presents the carrying value of ABCP by asset type at 31 December 2007 and 31 December 2008.

		2007			2008
	Original	Write	Carrying	Internal	Write	Carrying
(in millions of dollars)	Cost	Down	Value	Reclassification	Down	Value

Traditional Securitized	56	(1)	55	(2)	—	53
Ineligible Sub-prime	12	(1)	11	2	(13)	—
Synthetic	171	(21)	150	—	(46)	104

	239	(23)	216	—	(59)	157
Accrued Interest Receivable	—	—	—	—	11	11
Accrued Costs	—	—	—	—	(3)	(3)

Total	239	(23)	216	—	(51)	165

In 2008, CMHC adjusted the book value of ABCP by a total $59 million (2007 — $23 million). This adjustment represents Management’s best estimate of impairment. The Corporation estimated that it will receive $11 million in interest on these assets from August 2007 to 31 December 2008 and that its share of 2008 restructuring costs will be $3 million. In accordance with CICA Accounting Standard Board staff recommendations, the net receivable of $8 million has been included in the value of ABCP. This resulted in a net loss of $51 million (2007 — $23 million), of which $ 10 million (2007 — $5 million) is recorded in Net Gains (Losses) from Available for Sale Financial Instruments, $23 million (2007 — $10 million) is recorded in Net Gains (Losses) from Other Financial Instruments and $18 million (2007 — $8 million) recorded in Other Income. At 31 December 2008, the book value of ABCP after impairment, interest and restructuring costs totalled $ 165 million (2007 — $216 million) of which $44 million (2007 — $54 million) was classified as Available for Sale, $70 million (2007 — $93 million) as Designated at Fair Value and $51 million (2007 — $69 million) as Held to Maturity.
CMHC’s valuation was based on its assessment of the prevailing conditions at 31 December 2008, which may change materially in subsequent periods. The most significant factor which may have an impact on the future value of these assets is the discount rates. A 1% decrease (increase) in the discount factor would result in a $9 million increase (decrease) in Income Before Income Taxes.
114     Canada Mortgage and Housing Corporation

4. LOANS
Loans
CMHC provides loans either independently or jointly with provincial, territorial, and municipal authorities. Loans were issued for terms up to 50 years and $11,088 million (2007 — $11,062 million) are due beyond five years.
Approximately $10,813 million, representing 95% (2007 — $10,683 million, or 95%) of the loans, are supported with housing program payments outlined in Note 12.
A loan is considered past due when a counterparty has not made a payment by the contractual due date. The following table presents the carrying value of loans that are past due.

	2008
	Within	1 to 3	Over 3
(in millions of dollars)	1 Year	Years	Years	Total

	176	13	16	205

At 31 December 2008, CMHC is assured full collection of principal and accrued interest on the majority of the loans from the Provinces and Territories through provisions in Social Housing Agreements (2008 — 44%, 2007 — 45%), the Government of Canada through provisions in the NHA (2008 — 23%, 2007 — 24%), and Indian and Northern Affairs Canada through Ministerial loan guarantees (2008 — 9%, 2007 — 7%). The remainder of the loan portfolio (2008 — 24%, 2007 — 24%) is underwritten through CMHC’s Insurance Activity. Provision for losses on these loans is included in the determination of Provision for Claims and Unearned Premiums.
As described in Note 2, CMHC receives interest loss recoveries on certain loans containing interest rate clauses lower than the interest cost on the related borrowings. Of the future cash flows to be received on these loans, approximately 2% (with a fair value of $106 million) will be recovered from the government and the remainder will be recovered directly from the borrowers. The following table presents the estimated recoveries on these loans from the government for the next five years.

(in millions of dollars)	2009	2010	2011	2012	2013

	13	12	12	11	11

Investments in Housing Programs
CMHC makes loans to housing programs either independently or jointly with provincial, territorial, and municipal authorities. The majority of these loans to housing programs are being transferred to the Provinces/Territories under the Social Housing Agreements (SHAs). For the most part, the Provinces/Territories are gradually acquiring CMHC’s interest in the housing programs by making payments to CMHC. Once fully reimbursed, CMHC will have no remaining claim on the projects involved.
Approximately $1,007 million, representing 100% (2007 — $1,073 million, or 100%) of the investments in housing programs, are supported with housing program payments outlined in Note 12.

CONSOLIDATED FINANCIAL STATEMENTS     115

At 31 December 2008, CMHC is assured full collection of principal and accrued interest on its Investments in Housing Programs from the Provinces and Territories through provisions in Social Housing Agreements (2008 — 96%, 2007 — 96%) and the Government of Canada through provisions in the NHA (2008 — 4%, 2007 — 4%).
5. DERIVATIVES
Derivatives are financial contracts whose value is derived from price movements in one or more underlying securities, indices or other instruments or derivatives. The Corporation uses derivatives (interest rate swaps, foreign currency swaps, interest rate futures and equity index futures) in connection with its risk management activities.
Interest rate swaps are transactions in which two parties exchange interest cash flows on a specified notional amount for a predetermined period based on agreed-upon fixed and floating rates. Notional amounts are not exchanged. The value of these swaps is derived from movements in interest rates. They are used to manage reinvestment risk, refinancing risk, or mismatches in the timing of receipts from assets versus payments of liabilities.
Foreign currency swaps are transactions in which two parties exchange currencies and interest cash flows on a specified notional amount for a predetermined period. The notional amount is exchanged at inception and at maturity. The value of these swaps is derived from movements in foreign exchange and interest rates. They are used to manage foreign exchange risk arising from foreign denominated debt.
Interest rate and equity index futures are contractual obligations to buy or sell a financial instrument on a future date at a specified price established by an organized financial market. The credit risk is reduced as changes in the futures’ contract value are settled daily. Futures are used to manage asset allocation in the Insurance and Securitization Activities.
The table below provides the notional amounts of the Corporation’s derivative transactions. Notional amounts, which are off-balance sheet, serve as a point of reference for calculating payments and do not represent the fair value, or the potential gain or loss associated with the credit or market risk of such instruments. The Corporation does not have derivatives embedded in other financial instruments (host contracts) which require separation.

		2008			2007
	Average Term	Notional	Fair Value		Notional	Fair Value
(in millions of dollars)	to Maturity	Amount	Asset	Liability	Amount	Asset	Liability

Interest Rate Swaps	4 years	181,523	4,621	157	132,700	645	205
Foreign Currency Swaps	2 years	2,344	129	7	3,737	—	698
Interest Rate Futures		(149)	—	—	(58)	—	—

Total		183,718	4,750	164	136,379	645	903

116     Canada Mortgage and Housing Corporation

6. INCOME TAXES
CMHC is subject to federal income tax. It is not subject to provincial income tax. CHT is subject to federal and provincial income taxes on the amount of taxable income for the period and is permitted a deduction for all amounts paid or payable to CHT’s beneficiaries in determining income for tax purposes. As all taxable income was distributed to the beneficiaries, no provision for income taxes has been reflected for CHT in these consolidated financial statements.
The following is a reconciliation of the statutory tax rate.

(in millions of dollars)	2008	2007

Income Taxes Computed at Statutory Tax Rate (2008 — 30%, 2007 — 33%)	689	508
Change in Tax Rates on Future Income Taxes	(34)	1
Permanent Differences	(11)	(10)
Other	(3)	5

Income Tax Expense	641	504

The following table presents the total income taxes.

(in millions of dollars)	2008	2007

Other Comprehensive Income:
Net Unrealized Gains/(Losses) on Available for Sale Financial Instruments	(219)	(46)
Reclassification Adjustment for Net (Gains)/Losses Included in Net Income	(18)	(37)

Income Tax Benefit on Other Comprehensive Income	(237)	(83)
Effect of Adopting New Accounting Standards for Financial Instruments	—	298
Income Tax (Benefit)/Cost on Earnings Set Aside for Capitalization	(2)	(4)

Income Tax Expense on Consolidated Statement of Equity of Canada	(239)	211
Income Tax Expense on Consolidated Net Income	641	504

Total	402	715

Total Current Taxes	288	614
Total Future Taxes	114	101

Total	402	715

CONSOLIDATED FINANCIAL STATEMENTS     117

The following table presents the tax-effected temporary differences which result in future income tax assets and liabilities.

(in millions of dollars)	2008	2007

Future Income Tax Assets
Fair Value of Financial Instruments	77	2
Employee Future Benefits	20	16
Unamortized Premiums on Capital Market Borrowings	2	2
Other	5	5

Total Future Income Tax Assets	104	25

Future Income Tax Liabilities
Insured Mortgage Purchase Program	(183)	—
Fair Value of Financial Instruments	(21)	(43)
Deferred Gains on Disposal of Financial Instruments	(10)	(12)
Provision for Claims	(67)	(56)
Pension Benefits	(20)	(16)
Deferred Issuance Costs	(20)	7
Other	(6)	—

Total Future Income Tax Liabilities	(327)	(120)

Net Future Income Tax Assets (Liabilities)	(223)	(95)

CMHC expects to realize its future income tax assets in the normal course of its operations.
7. ACCOUNTS PAYABLE AND OTHER LIABILITIES
The following table presents the composition of Accounts Payable and Other Liabilities.

(in millions of dollars)	2008	2007

Accrued Housing Program Expenses	173	155
Accrued Benefit Liability for Supplemental Pension Plan and Other Post-employment Benefits	119	104
Deferred Gains	22	—
Obligation Under Capital Lease	17	19
Other Miscellaneous Liabilities	107	98

Total	438	376

118     Canada Mortgage and Housing Corporation

8. INSURANCE
Role of the Appointed Actuary
The actuary is appointed by CMHC’s management to carry out a valuation of the policy liabilities of the mortgage insurance activity as at 30 September and to provide an opinion to management regarding their appropriateness at the valuation date. The factors and techniques used in the valuation are in accordance with Canadian accepted actuarial practice, applicable legislation, and associated regulations. The scope of the valuation encompasses the policy liabilities that consist of a Provision for Claims and Unearned Premiums. In performing the valuation of the liabilities for these contingent future events, the actuary makes assumptions as to future claim rates, average loss on claims, trends, expenses and other contingencies, taking into consideration the circumstances of CMHC and the nature of the insurance policies.
Nature of Provision for Claims
The establishment of the Provision for Claims for mortgage insurance is based on known facts and interpretation of circumstances, and is therefore a complex and dynamic process, influenced by a large variety of factors.
The following factors affect the key actuarial assumptions.
Claim emergence: Claim emergence encompasses claim frequency and claim occurrence patterns. It is based on historical trends in claims and arrears reporting.
Claim severity: Claim severity, or average loss on claims, is dependent on the dollar value of claims, losses on sales of real estate properties, administrative expenses, payment delays and sales delays. These factors are generally based on historical experience.
Economic conditions: Recent past and projected economic factors, such as unemployment rates, mortgage interest rates, and changes in house prices, affect the forecast of future claim levels.
The Provision for Claims consists of projections based on known losses and related expenses. Actual incurred amounts may not develop exactly as projected and may in fact vary significantly from the projections. Further, the projections make no provision for new classes of claims categories for which the Corporation has not accumulated sufficient historical experience.
Provisions are reviewed and evaluated at 30 September in light of emerging claim experience and changing circumstances. The resulting changes in the estimated Provision for Claims are recorded in Net Claims in the year in which they are determined.
CMHC determines Provisions for Claims and Unearned Premiums at 31 December using valuation factors from the 30 September valuation, taking into account premiums received and claims paid in the intervening period.

CONSOLIDATED FINANCIAL STATEMENTS     119

Change in Provision for Claims

(in millions of dollars)	2008	2007

Balance, Beginning of Year	552	454
Impact of Increased Business Volumes	51	22
Change in Assumptions:
Claim Emergence	—	34
Claim Severity	11	(9)
Economic Conditions	55	(9)
Other	7	60

Balance, End of Year	676	552

CMHC uses Dynamic Financial Analysis (DFA) to model the impact on the Insurance Activity of adverse economic shocks, including recessions. Recessions can involve a combination of adverse mortgage interest rate impacts, high unemployment rate outcomes and deteriorating house prices, each of which will have an impact on the Provision for Claims. In isolation, an increase of 100 basis points in the unemployment rate would be expected to increase the Provision for Claims by about $120 million, while a decrease of 100 basis points in the rate of house price inflation would increase the Provision for Claims by about $10 million and an increase of 100 basis points in mortgage rates would increase the Provision for Claims by about $5 million over a one year horizon. These would be persistent, lasting until the rates revert back to their previous levels.
Changes in actuarial assumptions for claim emergence and claim severity primarily have longer term impacts. It is estimated that for every 5% change in the estimate of future claim severity or every 5% change in the estimate of future claim frequency, the effect on Income Before Income Taxes would be an increase/decrease of approximately $20 million by the end of the Corporate Plan horizon.
The impact of changes in business volumes is also spread out over a number of years, depending on assumptions for claim emergence.
These sensitivities are hypothetical and should be viewed in that light. The relationship of a change in assumption to the change in value may not be linear. Changes in one factor may result in changes in another which might magnify or counteract the sensitivities.
Insurance in Force
Under Section 11 of the NHA, the aggregate outstanding amount of mortgage insurance policies may not exceed $450 billion (2007 — $350 billion). At 31 December 2008, insurance policies in force totalled $408 billion (2007-$345 billion).
120     Canada Mortgage and Housing Corporation

9. SECURITIZATION
CMHC guarantees the timely payment of principal and interest for investors in securities issued by Approved Issuers (primarily lending institutions), on the basis of housing loans through the NHA MBS program and the CMB issued by CHT. CMHC also purchases insured mortgage pools, through reverse auction, using funds supplied by the Government of Canada to help Canadian financial institutions raise longer-term funds and make them available to consumers, homebuyers and businesses in Canada.
CMHC has determined that a provision for claims on these programs is not required. This is based on historical results and program design whereby only insured mortgages are eligible for securitization.
Guarantees in Force
Under Section 15 of the NHA, the aggregate outstanding amount of principal guarantees may not exceed $450 billion (2007 — $350 billion). At 31 December 2008, guarantees in force totalled $234 billion (2007 — $165 billion) which includes $92 billion of CMHC guaranteed NHA MBS (2007 — $47 billion) and $142 billion of CMHC guaranteed CMB issued by CHT (2007 — $118 billion) as summarized in the following table.

(in millions of dollars)	2008(1)	2007(1)

Par Value	139,816	117,161
Fair Value Adjustment	7,719	412
Unamortized Premium	180	146

Total	147,715	117,719

(1)	Excludes $1,957 million (2007 — $1,379 million) in investments held by CMHC in CMB issued by CHT.

CONSOLIDATED FINANCIAL STATEMENTS     121

10. BORROWINGS
Canada Mortgage Bonds
The following table summarizes the carrying value and yield for the CMHC-guaranteed CMB issued by CHT based on term to maturity.

	2008		2007
	Carrying		Carrying
(in millions of dollars)	Value	Yield(1)	Value

2008	—	—	20,353
2009	13,254	4.14%	13,122
2010	19,426	3.31%	19,029
2011	37,511	4.07%	29,758
2012	38,221	4.43%	35,457
2013	37,216	3.42%	—
2014-2018	2,087	4.11%	—

Total	147,715	3.90%	117,719

(1)	Represents the weighted-average yield, which is determined by applying the weighted average effective yields of individual fixed-rate bonds and the weighted-average yields to reset of floating-rate bonds.
In order to meet the principal obligations of the CMB, the principal payments and prepayments from the underlying NHA MBS are held in an account in the name of CHT, managed and reinvested into eligible assets, which include Investment Securities, Cash Equivalents and Securities Purchased Under Resale Agreements, by the swap counterparties pursuant to contractual agreements.
The carrying amount of CMB at 31 December 2008 is $7,885 million higher than the contractual amount due at maturity. CMB are guaranteed by CMHC and CMHC’s liabilities are backed by the full faith and credit of the Government of Canada. Therefore, there is no significant change in value that can be attributed to changes in credit risk.
Borrowing Authorities
The Minister of Finance approves CMHC’s Borrowing Plan annually and establishes limits and parameters for borrowings. The Borrowing Authorities provide a maximum debt outstanding limit for 2008 of $36.5 billion. This limit includes Capital Market Borrowings and Borrowings from the Government of Canada that were incurred since April 2008 in the Lending and Securitization Activities. Prior to April 2008, CMHC’s borrowing activity was governed solely by legislative authority, which does not apply to borrowings of CHT, requiring that the total indebtedness from the capital markets outstanding at any time not exceed $20 billion.
Capital Market Borrowings
The following table summarizes the carrying value and yield for Capital Market Borrowings based on term to maturity. Capital Market Borrowings include U.S. denominated debt. Foreign currency principal and interest payments are fully swapped to Canadian dollar obligations.
122     Canada Mortgage and Housing Corporation

	2008			2007
	Foreign Currency	Carrying		Carrying
(in millions of dollars)	Borrowings(2)	Value	Yield(1)	Value

2008	—	—	—	3,020
2009	—	1,068	3.53%	1,052
2010	1,584	1,584	3.94%	1,271
2011	988	1,098	4.40%	879
2012	—	332	5.53%	317
2013	—	385	4.83%	360
2014-2018	—	1,509	4.33%	1,396

Total	2,572	5,976	4.18%	8,295

(1)	Represents the weighted-average yield, which is determined by applying the weighted-average effective yields of individual fixed-rate borrowings and the weighted-average yields to reset of floating-rate notes.

(2)	Canadian equivalent of U.S. denominated debt.
Included in Capital Market Borrowings are commercial paper and medium-term debt. Commercial paper outstanding is $6 million (2007 — $2,028 million), has an original term to maturity less than 365 days, and a yield of 3.55% (2007 — 4.13%). Medium-term debt includes bonds, floating-rate and fixed-rate notes, with an original term to maturity ranging from two to ten years. Floating-rate notes represent $300 million (2007 — $300 million) of Capital Market Borrowings.
The 2008 interest expense related to Capital Market Borrowings is $302 million (2007 — $414 million).
The carrying amount at 31 December 2008 of Capital Market Borrowings is $438 million higher than the contractual amount due at maturity. CMHC’s liabilities are backed by the full faith and credit of the Government of Canada and there is no significant change in value that can be attributed to changes in credit risk.
Borrowings from the Government of Canada
The following table summarizes the carrying value and yield for Borrowings from the Government of Canada based on contractual repayments.

	2008				2007
	Borrowings				Borrowings
	Designated		Other		Designated	Other
(in millions of dollars)	at Fair Value	Yield(1)	Borrowings	Yield(1)	at Fair Value	Borrowings

2008	—	—	—	—	—	210
2009	598	1.18%	1,356	3.74%	—	210
2010	—	—	1,363	3.70%	—	204
2011	315	2.99%	1,338	3.44%	—	147
2012	840	3.14%	1,537	3.98%	—	313
2013	1,285	3.03%	20,351	3.99%	—	199
2014-2018	473	3.57%	1,026	8.55%	—	1,026
Thereafter	—	—	2,136	9.62%	—	2,137

Total	3,511	2.80%	29,107	4.52%	—	4,446

(1)	Represents the weighted-average yield, which is determined by applying the weighted-average effective yields of individual fixed-rate borrowings and the weighted-average yields to reset of floating-rate notes.

CONSOLIDATED FINANCIAL STATEMENTS     123

Included in Borrowings from the Government of Canada — Designated at Fair Value is short-term and medium-term debt. Short-term debt outstanding is $599 million (2007 — n/a), has an original term to maturity less than 365 days, and a yield of 1.18% (2007 — n/a). Medium-term debt includes fixed-rate notes, with an original term to maturity ranging from two to ten years.
The 2008 interest expense related to Borrowings from the Government of Canada — Designated at Fair Value is $48 million (2007 — n/a) and $538 million (2007 — $416 million) for Borrowings from the Government of Canada — Other.
The carrying amount at 31 December 2008 of Borrowings from the Government of Canada — Designated at Fair Value is $93 million higher than the contractual amount due at maturity. CMHC’s liabilities are backed by the full faith and credit of the Government of Canada and there is no significant change in value that can be attributed to changes in credit risk.
Borrowings from the Government of Canada — Designated at Fair Value are not exchanged at market value. On the day of exchange, these borrowings are adjusted to market value and the associated gains/losses are deferred and amortized over the term of the borrowings. These gains and losses are partially offset by the gains and losses arising on Direct Lending loans that are issued at non-market rates. At 31 December 2008, a net deferred gain of $22 million (2007 — n/a) has been recorded in Accounts Payable and Other Liabilities and $0.6 million (2007 — n/a) has been recorded in Net Gains (Losses) from Other Financial Instruments.
11. CAPITAL MANAGEMENT
For capital management purposes and as provided for in the CMHC Act and the NHA, CMHC considers its capital to be Retained Earnings, comprised of Earnings Set Aside for Capitalization, Unappropriated Retained Earnings and the Reserve Fund for Lending as well as the Contributed Capital.
CMHC’s primary objective with respect to capital management is to ensure that it has adequate capital to deliver its mandate while remaining financially self-sustaining and also to follow prudent business practices and guidelines existing in the private sector as appropriate. CMHC capital management is approved annually through its Corporate Plan.
There are no externally imposed minimal capital requirements on CMHC. Earnings Set Aside for Capitalization represent the portion of cumulative Net Income from the Insurance Activity that has been set aside for the purposes of being consistent with mortgage insurance capitalization guidelines developed by the Office of the Superintendent of Financial Institutions (OSFI).
Unappropriated Retained Earnings represent all of the retained earnings of the Securitization Activity and the cumulative Net Income generated by the Insurance Activity that has not been set aside for capitalization purposes.
CMHC places all other retained earnings in its Reserve Fund for Lending. The components of this Reserve Fund are outlined in the following table. There is an externally imposed limit on each of the components. Should the limit be exceeded, CMHC would be required to pay the excess to the Government of Canada.
124     Canada Mortgage and Housing Corporation

	2008		2007
	Authorized	Balance	Authorized	Balance
(in millions of dollars)	Limit	31 December	Limit	31 December

Reserve for New Financial Instruments Accounting Standards	115	109	50	(1)
Reserve for All Other Lending-Related Items	125	76	125	122

Reserve Fund for Lending	240	185	175	121

CMHC has managed its capital as approved in its 2008 Corporate Plan in accordance with the CMHC Act and the NHA. There have been no changes in what is considered to be capital or the objectives of managing capital during the year.
12. HOUSING PROGRAMS
CMHC receives Parliamentary Appropriations to fund the following payments, including operating costs, in support of housing programs.

(in millions of dollars)	2008	2007

Non-Profit Housing	624	618
Public Housing	550	491
On-Reserve Housing Programs(1)	410	106
Rent Supplement	158	150
Rural and Native Housing	126	134
Renovation Programs	114	116
Affordable Housing Initiative	98	95
Urban Native Housing Program	91	83
Co-operative Housing	80	82
Limited Dividend Program	11	12
Research and Information Transfer	8	8
Other	18	17

Total Housing Program Expenses	2,288	1,912
Operating Costs	103	108

Total Appropriations	2,391	2,020

(1)	The 2008 Parliamentary Appropriations for On-Reserve Housing Programs includes a $300 million contribution from the Government of Canada for the creation of First Nation Market Housing Fund (FNMHF). FNMHF was established on 31 March 2008. The Fund, which is governed by nine trustees and the Government of Canada, has a mandate to enable First Nations to gain easier access to private sector housing financing options. CMHC manages the Fund’s operations and is not exposed to the risks and rewards associated with the Fund. The $300 million contribution was transferred through CMHC’s Parliamentary Appropriations to facilitate the establishment of the Fund and CMHC irrevocably re-transferred the same amount to the Fund upon its creation.
Of the total amount spent on housing programs, $1,055 million (2007 — $1,138 million) was provided for programs transferred to Provinces/Territories under Social Housing Agreements (SHAs). These amounts are disclosed above based on the original allocation within the agreements which also provide that the Provinces/ Territories may reallocate amounts among housing programs. This funding to the Provinces/Territories may become repayable to CMHC if the amounts are not used in accordance with the terms and conditions of the Social Housing Agreements.

CONSOLIDATED FINANCIAL STATEMENTS     125

Under the SHAs, the Province/Territory assumes CMHC’s financial and other obligations with respect to these programs in exchange for a pre-determined annual funding. The accountability framework requires the Province/ Territory to provide an Annual Statement of Funding and Expenditures and an Annual Program Performance Report.
Housing Program Expenses also include related party transactions between the Government of Canada and CMHC for the reimbursement of:
■	Interest rate losses resulting from certain loans containing interest rate clauses lower than the interest cost on the related borrowings;

■	Net operating losses on certain investments in housing programs and real estate properties; and

■	Net default losses on certain loans and net disposal losses on certain investments in housing programs and real estate properties.
The following table summarizes the nature of these expenses reimbursed by the Government of Canada.

(in millions of dollars)	2008	2007

Interest Rate Losses	55	60
Net Operating Losses	3	4
Net Default and Disposal Losses	—	3

Total	58	67

The reimbursement for interest rate losses is also included in Interest Earned on Loans and Investments in Housing Programs. Net operating, default and disposal losses are recorded as Due from the Government of Canada and Housing Program Expenses on an accrual basis. The reimbursement of operating costs is shown in the Consolidated Statement of Income and Comprehensive Income as Parliamentary Appropriations for Operating Expenses.
13. FINANCIAL INSTRUMENTS
Financial Instruments Carried at Amortized Cost
Using the valuation methods and assumptions described in Note 2, the following table presents the fair values of financial instruments carried at amortized cost, except where amortized cost is a reasonable approximation of fair value.

	2008		2007
		Amortized		Amortized
(in millions of dollars)	Fair Value	Cost	Fair Value	Cost

Investment in NHA MBS — Held to Maturity	25,625	24,767	n/a	n/a
Investment Securities — Held to Maturity	51	51	69	69
Loans — Other	4,475	3,381	4,533	3,624
Investments in Housing Programs	1,698	1,007	1,711	1,073
Borrowings from the Government of Canada — Other	32,829	29,107	6,260	4,446

126     Canada Mortgage and Housing Corporation

Gains and Losses from Other Financial Instruments
The gains and losses arising from changes in fair value related to financial instruments required to be classified as HFT and designated at fair value are presented in the table below. All derivatives are required to be classified as HFT as they have not been designated as eligible hedges for accounting purposes. In addition, Securities Sold But Not Yet Purchased are required to be classified as HFT. All other financial assets and liabilities in the table below have been designated at fair value under the fair value option.

(in millions of dollars)	2008	2007

Required to be Held for Trading
Derivatives	4,999	(401)
Securities Sold But Not Yet Purchased	30	(30)

Total Required to be Held for Trading	5,029	(431)

Designated at Fair Value
Cash Equivalent	1	(1)
Investment in NHA Mortgage-Backed Securities — Designated at Fair Value	4,509	421
Investment Securities — Designated at Fair Value	16	(10)
Securities Purchased Under Resale Agreements	(1)	(2)
Loans — Designated at Fair Value	399	1
Canada Mortgage Bonds	(7,717)	(418)
Capital Market Borrowings	(1,094)	413
Borrowings from the Government of Canada — Designated at Fair Value	(166)	n/a

Total Designated at Fair Value	(4,053)	404

Total Unrealized Gains/(Losses) from Other Financial Instruments	976	(27)
Realized Gains (Losses) from Held for Trading Financial Instruments	(100)	21
Realized Gains (Losses) from Designated at Fair Value Financial Instruments	2	(1)

Total Net Gains (Losses) from Other Financial Instruments	878	(7)

There has been no change in the fair value of Loans — Designated at Fair Value as a result of changes in credit risk due to the fact that loans are assured the full collection of principal and interest as detailed in Note 4.
Interest Income and Interest Expense
The following table outlines the total interest income and expense calculated using the effective interest method for instruments not designated at fair value.

	2008		2007
(in millions of dollars)	Income	Expense	Income	Expense

Available for Sale financial assets	415	—	402	—
Held to Maturity financial assets	255	—	116	—
Securities Purchased Under Resale Agreements	2	—	2	—
Loans — Other	232	—	240	—
Investments in Housing Programs	106	—	114	—
Securities Sold Under Repurchase Agreements	—	8	—	112
Borrowings from the Government of Canada — Other	—	538	—	416

Total	1,010	546	874	528

CONSOLIDATED FINANCIAL STATEMENTS     127

Classification of Financial Instruments
The following is a breakdown of Cash and Cash Equivalents and Securities Purchased Under Resale Agreements by Financial Instrument classification:

	2008				2007
	Designated	Available	Held to
(in millions of dollars)	at Fair Value	for Sale	Maturity	Total	Total

Cash and Cash Equivalents	2,771	66	146	2,983	3,470
Securities Purchased Under Resale Agreements	19,415	—	—	19,415	21,373

14. MARKET RISK
Market risk is the risk of adverse financial impact arising from changes in underlying market factors, including interest rates, foreign exchange rates, and equity prices.
Interest Rate Risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.
The investment portfolios for the Insurance and Securitization Activities are managed taking into consideration the liability profile and limiting price sensitivity to interest rate changes relative to benchmark indices and by appropriate asset diversification. Interest rate risk associated with the Lending Activity is managed through asset and liability matching, hedging and capital market strategies.
Some of CMHC’s Loans and Investments in Housing Programs contain prepayment and/or repricing options. As CMHC does not have the right to prepay its Borrowings from the Government of Canada without penalty, it is exposed to interest rate risk.
Currency Risk
Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. A 1% shift in foreign exchange rates would have a ± $11 million (2007 — ±$10 million) impact on the investment portfolios and would be recorded in Other Comprehensive Income.
All currency exposure arising from foreign denominated debt issuance is economically hedged in accordance with Corporate policy. As part of its Strategic Asset Allocation policy, the Corporation has assumed currency exposure to further its Insurance and Securitization investment portfolio diversification.
Other Price Risk
This is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. CMHC is exposed to other price risk through fluctuations in prices of equity investments. The majority of investment assets are actively managed against selected benchmarks derived from a strategic asset allocation. CMHC limits its exposure by using tolerance ranges around the benchmarks for various diversification and exposure measures.
128     Canada Mortgage and Housing Corporation

Sensitivity Analysis
Value at Risk: Market risk for AFS financial assets is evaluated through the use of a Value at Risk (VaR) model. VaR is a statistical estimation that measures the maximum potential market loss of a portfolio over a specified holding period with a given level of confidence. The calculation of VaR is based on the Delta-normal method which may underestimate the occurrence of large losses because of its reliance on a normal distribution. The following table shows the VaR for the Insurance and Securitization investment portfolios as at 31 December, with a 95% confidence level over a two-week holding period. The analysis was based on one-year historical data of prices, volatilities and correlations of the various bond and equity markets.
Maximum Exposure: The financial instruments Designated at Fair Value and classified as HFT in the Lending Activity portfolio are exposed to interest rate movements. For Loans — Designated at Fair Value, the impacts of interest rate shifts on the portfolio are not symmetrical. A -200 bps interest rate shift would result in an increase in value of $486 million (2007 — $439 million) whereas a +200 bps interest rate shift would result in a decrease in value of $441 million (2007 — $398 million). For all remaining loans, the impact would be a decrease in value of $756 million (2007 — $778 million). The following table shows the maximum exposure of the Lending Activity portfolio’s net interest margin to interest rate movements with a 95% confidence over a one year period as at 31 December. The maximum exposure is limited by CMHC policy to $1.5 million.
The following table shows the VaR and Maximum Exposure estimates and their related financial statement impact.

	2008		2007
		Other		Other
		Comprehensive		Comprehensive
(in millions of dollars)	Net Income	Income	Net Income	Income

Value at Risk	n/a	227	n/a	124
Maximum Exposure	0.2	n/a	—	n/a

CHT Risks
CHT is exposed to both interest rate risk and prepayment/reinvestment risk. Prepayment/reinvestment risk is the risk that NHA MBS may experience varying degrees of prepayment throughout the term and these prepayments must be reinvested immediately.
To mitigate these risks, CHT enters into interest rate swap agreements with approved financial institutions. Under these agreements, both interest rate and prepayment/reinvestment risks are transferred to swap counterparties. These swap counterparties manage reinvestment assets in accordance with pre-established investment guidelines. CHT pays all interest received from the underlying assets to the swap counterparties and the swap counterparties pay CHT an amount equal to the CMB coupon payments. As a result of these interest rate swap agreements, changes in interest rates or prepayments/reinvestments have no impact on excess of revenue over expenses.

CONSOLIDATED FINANCIAL STATEMENTS     129

15. CREDIT RISK
Credit risk is the risk of loss arising from a counterparty’s inability to fulfill its contractual obligations. CMHC is exposed to credit risk from various sources, including from its investment, lending, derivative and insurance loans and mortgage receivable transactions.
Credit risk associated with the Corporation’s investments and derivatives is managed through the implementation of policies which include minimum counterparty credit ratings and investment portfolio diversification limits by issuer, credit rating and by industry sector, and through the use of appropriate legal agreements.
Concentration risk is the amount of credit risk the Corporation is exposed to in relation to specific counterparty and/or industry sectors. CMHC risk management policies address concentration risk from activities where the amount of potential loss can be measured (direct investments, lending and derivative transactions credit risk) at both the individual counterparty level and at the industry sector level and by credit rating. The Corporation’s largest concentration of credit risk by individual counterparty is to the Government of Canada (2008 — $3,067 million, 2007 — $3,303 million), and the largest concentration of credit risk by industry sector is to the financial sector (2008 — $3,182 million, 2007 — $2,786 million).
Credit Quality
The following table presents, as at 31 December, the credit quality of the Corporation’s Cash Equivalents and Investment Securities (excluding those related to the Insured Mortgage Purchase Program).

	2008			2007
		AA- to	Lower		AA- to	Lower
(in millions of dollars)	AAA(1)	AA+	than AA-	AAA(1)	AA+	than AA-

Cash Equivalents	239	120	3	1,434	31	13
Investment Securities:
Designated at Fair Value	299	507	180	207	586	188
Available for Sale	5,301	3,116	5,125	4,618	2,721	4,764
Held to Maturity	—	—	51	—	—	69

(1)	Based on internal credit rating system.
Maximum Exposure to Credit Risk
CMHC’s maximum exposure to credit risk is the carrying amount of investment assets held on the Consolidated Balance Sheet.
Securities Purchased Under Resale Agreements: By their nature these balances have a low credit risk as they are largely secured by obtaining collateral from counterparties. Collateral agreements provide for the posting of collateral by the counterparty when CMHC’s exposure to that entity exceeds a certain ratings-based threshold. Securities held as eligible collateral include debt obligations issued by or guaranteed by the Government of Canada, including Crown Corporations and CHT. Collateral held to offset mark-to-market exposures from these transactions should not be used for any other purpose than to offset such exposure. In the event of counterparty default, CMHC has the right to liquidate collateral held. The fair value of collateral held by CMHC as at 31 December 2008 totalled $6 million (2007 — $5 million).
130     Canada Mortgage and Housing Corporation

Derivatives: CMHC limits its credit risk associated with derivative transacting by dealing with swap counterparties whose credit ratings are in accordance with its Funding, Investment and Risk Management Policies, which are approved by the Board of Directors and are in accordance with Department of Finance Guidelines; through the use of International Swaps Derivatives Association (ISDA) master netting agreements for derivatives which have been entered into with all counterparties; and where appropriate, through the use of ratings-based collateral thresholds in the Credit Support Annexes. The master netting agreements give CMHC a legally enforceable right to reduce derivative exposure through the provision of a single net settlement of all financial instruments covered by the agreement with the same counterparty in the event of default.
The following table presents the Corporation’s credit exposure of derivatives by term to maturity (excluding those related to the Insured Mortgage Purchase Program).

					Potential
	Replacement value(1)				Future	Total Credit
	Within	1 to 3	3 to 5	Over 5	Credit	Exposure
(in millions of dollars)	1 Year	Years	Years	Years	Exposure(2)	2008	2007

Interest Rate Swaps	10	77	75	114	25	301	109
Foreign Currency Swaps	—	134	—	—	110	244	—

Total	10	211	75	114	135	545	109

(1)	Represents the total current fair value of all outstanding contracts with a positive fair value, before factoring in the impact of master netting agreements.

(2)	Represents an add-on that is an estimate of the potential change in the market value of the transaction up to maturity which is calculated in relation to the notional principal of the contracts by applying factors consistent with guidelines issued by the Office of the Superintendent of Financial Institutions.
Allowance for Credit Losses
In the event of mortgage default, CMHC may assume the insured mortgage rather than proceed with the acquisition of the property through the claims payment process. In addition, in an effort to minimize future insurance claims resulting from insured mortgages provided to market or assisted housing rental projects, CMHC may make advances to the project in order to help it return to a state where it can manage its mortgage obligations. The allowance for credit losses is established to provide for estimated amounts that may not be recovered. The allowance for credit losses is included as a reduction to Other Assets and any change in the allowance is included in Net Claims. There have been no significant changes in the allowance during the year. At 31 December 2008, the allowance was $109 million (2007 — $99 million) relating to financial assets of $180 million (2007 — $165 million).
Insured Mortgage Purchase Program (IMPP) Risks
CMHC is exposed to credit-related risk in the event of default of swap counterparties. This risk is mitigated by transacting with highly rated swap counterparties and collateralization requirements based on credit ratings. The fair value of collateral held by CMHC as at 31 December 2008 was nil (2007 — n/a). The IMPP-related investment instruments are AAA-rated by DBRS.
Derivatives: CMHC enters into swap agreements to manage the risk that the interest earned on its investments may not be sufficient to meet its repayment obligations on Borrowings from the Government of Canada related to the IMPP. With these swaps, all interest payments to CMHC, net of its expenses, are paid to the swap counterparties from which CMHC receives payments equal to the interest it is required to pay on its IMPP-related borrowings.

CONSOLIDATED FINANCIAL STATEMENTS       131

The following table presents the Corporation’s credit exposure of derivatives by term to maturity for the IMPP.

					Potential
	Replacement value(1)				Future	Total Credit
	Within	1 to 3	3 to 5	Over 5	Credit	Exposure
(in millions of dollars)	1 Year	Years	Years	Years	Exposure(2)	2008	2007

Interest Rate Swaps	—	—	733	—	—	733	n/a

(1)	Represents the total current fair value of all outstanding contracts with a positive fair value, before factoring in the impact of master netting agreements.

(2)	Represents an add-on that is an estimate of the potential change in the market value of the transaction up to maturity which is calculated in relation to the notional principal of the contracts by applying factors consistent with guidelines issued by the Office of the Superintendent of Financial Institutions.
Investments: Permitted investments are limited to high quality assets, as follows: cash, Government of Canada obligations, Canada Mortgage Bonds, NHA MBS and eligible repurchase agreements of Government of Canada securities, Canada Mortgage Bonds and NHA MBS. Limits to approved sale under repurchase agreement counterparties are determined as a function of credit rating and reported tier 1 capital.
CHT Risks
CMHC is exposed to CHT due to the timely payment guarantee provided on Canada Mortgage Bonds (CMB). CHT is exposed to credit-related risk in the event of default or credit rating downgrade of swap counterparties and through its investments. CHT only holds investment instruments rated R-1 high or AAA by at least two rating agencies.
Derivatives: CHT enters into swap agreements to manage the risk that the interest earned on its investments may not be sufficient to meet its CMB coupon obligations. With these swaps, all interest payments to CHT, net of its expenses, are paid to the swap counterparties from which CHT receives payments equal to the interest it is required to pay on the CMB. In accordance with the requirements of CMHC as guarantor, CHT mitigates this risk by retaining the interest portion of mortgage cash flow payments for counterparties rated below AA-. In addition, ISDA master netting agreements are employed for derivatives, including the requirement for ratings-based collateral thresholds.
The following table presents CHT’s credit exposure of derivatives by term to maturity.

					Potential
	Replacement value(1)				Future	Total Credit
	Within	1 to 3	3 to 5	Over 5	Credit	Exposure
(in millions of dollars)	1 Year	Years	Years	Years	Exposure(2)	2008	2007

Interest Rate Swaps	314	1,660	1,641	51	617	4,283	974

(1)	Represents the total current fair value of all outstanding contracts with a positive fair value, before factoring in the impact of master netting agreements.

(2)	Represents an add-on that is an estimate of the potential change in the market value of the transaction up to maturity which is calculated in relation to the notional principal of the contracts by applying factors consistent with guidelines issued by the Office of the Superintendent of Financial Institutions.
132       Canada Mortgage and Housing Corporation

Investments: Trust permitted investments are limited to high quality assets, as follows: NHA MBS, Government of Canada obligations, cash, asset-backed obligations backed by residential mortgages rated R-1 (High) and eligible repurchase agreements of Government of Canada securities, NHA MBS and bank sponsored ABCP. Limits to approved sale under repurchase agreement counterparties are determined as a function of credit rating and reported tier 1 capital.
CHT is assured full collection of principal and interest on its Investments in NHA MBS through CMHC’s guarantee of timely payment of principal and interest. The fair value of collateral held by CHT as at 31 December 2008 totalled $47 million (2007 — $10 million).
16. LIQUIDITY RISK
Liquidity risk is the risk that the Corporation will encounter difficulty in meeting obligations associated with financial liabilities.
The Corporation has a liquidity risk policy which includes appropriate limits to ensure sufficient resources to meet current and projected cash requirements. Starting in April 2008, CMHC accessed the Crown Borrowing Program to provide liquidity to meet cash requirements on a daily basis. The Corporation’s commercial paper program, the primary source of liquidity until April, remains available to meet cash requirements on a daily basis, subject to approval by the Minister of Finance on a transaction by transaction basis. Further sources of liquidity associated with this policy include overdraft facilities, lines of credits and cash and short-term investments in marketable securities.
The following table presents the undiscounted contractual cash flows payable by the Corporation, including accrued interest, under financial liabilities by remaining contractual maturities.

	Within 1	1 to 3	3 to 12	1 to 5	Over 5
(in millions of dollars)	Month	Months	Months	Years	Years	2008	2007

Securities Sold Under Repurchase Agreements	135	—	—	—	—	135	1,050
Canada Mortgage Bonds	—	5,731	12,829	139,097	2,410	160,067	134,818
Capital Market Borrowings	6	40	1,247	3,688	1,526	6,507	10,107
Borrowings from the Government of Canada	787	496	2,051	31,793	6,256	41,383	9,123
Derivatives (net)	540	(318)	(460)	(5,632)	(379)	(6,249)	(2,866)
Other Financial Liabilities	—	—	—	—	—	—	1,574

Total	1,468	5,949	15,667	168,946	9,813	201,843	153,806

Commitments related to Loans and Investments in Housing Programs are outlined in Note 20.

CONSOLIDATED FINANCIAL STATEMENTS       133

Lines of Credit
At 31 December 2008, CMHC had $100 million (2007-$100 million) of overnight overdraft facility available with its banker that had not been drawn. In addition, CMHC had $450 million (2007 — $450 million) in unused, uncommitted lines of credit. The lines of credit provided for loans based on Canadian prime rate and have no expiry date. During the year, CMHC has not drawn from these lines of credit.
17. EMPLOYEE FUTURE BENEFITS
CMHC provides a defined benefit pension plan, a supplemental pension plan and other post-employment benefits.
The accrued benefit asset for the defined benefit pension plan is included in Accounts Receivable and Other Assets. The total accrued benefit liability for the supplemental pension plan and for the other post-employment benefits is included in Accounts Payable and Other Liabilities. The net benefit plan cost recognized is included in Operating Expenses.
Total cash payments for employee future benefits were $6 million in 2008 (2007 — $16 million). They include contributions by CMHC to its defined benefit pension plan and payments for the unfunded supplemental pension plan. Also therein are disbursements for other post-employment benefits, which consist of payments to a third-party service provider on behalf of retired employees and payments made directly to employees, their beneficiaries or estates.
Information about the employee future benefits is as follows:

			Other Post-Employment
	Pension Plans		Benefits
(in millions of dollars)	2008	2007	2008	2007

Accrued Benefit Obligation
Balance, Beginning of Year	1,248	1,154	148	130
Current Service Cost	25	24	4	3
Employees’ Contributions	6	5	—	—
Interest Cost	66	58	8	7
Benefits Paid	(56)	(55)	(5)	(4)
Actuarial Loss (Gain)	(150)	62	(24)	(4)
Plan Amendments	—	—	—	16

Balance, End of Year	1,139	1,248	131	148

Fair Value of Plan Assets
Balance, Beginning of Year	1,293	1,257	—	—
Actual Return on Plan Assets	(239)	74	—	—
Employer’s Contributions	1	12	5	4
Employees’ Contributions	6	5	—	—
Benefits Paid	(56)	(55)	(5)	(4)

Balance, End of Year	1,005	1,293	—	—

Funded Status — Plan Surplus (Deficit)	(134)	45	(131)	(148)
Unamortized Net Actuarial Loss	263	92	1	25
Unamortized Past Service Costs	27	35	17	19
Unamortized Transitional Obligation (Asset)	(59)	(89)	17	21

Accrued Benefit Asset (Liability)	97	83	(96)	(83)

134       Canada Mortgage and Housing Corporation

Included in the above accrued benefit obligation and fair value of plan assets at 31 December 2008 are the following amounts in respect of plans that are not fully funded:

			Other Post-Employment
	Pension Plans		Benefits
(in millions of dollars)	2008	2007	2008	2007

Accrued Benefit Obligation	1,139	31	131	148
Fair Value of Plan Assets	1,005	—	—	—

Funded Status — Plan Deficit	(134)	(31)	(131)	(148)

The most recent actuarial valuation for funding purposes was done 31 December 2007, and the next regularly scheduled valuation will be no later than 31 December 2010.
The plan assets and the accrued benefit obligation were measured for accounting purposes as at 31 December 2008. In performing this measurement, the following assumptions were adopted:

	2008	2007

Accrued Benefit Obligation:
Discount Rate	6.25%	5.25%
Rate of Compensation Increase	3.00%	3.00%
Benefit Costs:
Discount Rate	5.25%	5.00%
Rate of Compensation Increase	3.00%	2.50%
Long-Term Rate of Return on Plan Assets	6.50%	5.50%

A 9.1% (2007 — 8.3%) increase in health care costs was assumed for 2008, with 0.4% (2007 - 0.4%) average decreases per year thereafter to an ultimate trend rate of 5.1% which is expected to be achieved by 2017.
The following table shows the impact of changes in the assumptions.

Increase (Decrease) in
	Accrued Benefit	Increase (Decrease)
(in millions of dollars)	Obligation	in Net Benefit Costs

0.5% Increase/Decrease in Discount Rate	(82)/88	(10)/10
0.5% Increase/Decrease in Rate of Compensation Increase	13/(13)	3/(3)
0.5% Increase/Decrease in Long-Term Rate of Return on Plan Assets	—	(5)/5
1.0% Increase/Decrease in Health Care Cost Trend Rates	14/(11)	3/(2)

CONSOLIDATED FINANCIAL STATEMENTS       135

CMHC’s annual net benefit plan costs are as follows:

			Other Post-Employment
	Pension Plans		Benefits
(in millions of dollars)	2008	2007	2008	2007

Costs Incurred during the Year
Current Service Cost, Net of Employees’ Contributions	25	24	4	3
Interest Cost	66	58	8	7
Actual Return on Plan Assets	239	(74)	—	—
Actuarial (Gain) Loss on Accrued Benefit Obligation	(150)	62	(24)	(4)
Plan Amendments	—	—	—	16

Total Costs before Adjustments	180	70	(12)	22

Adjustments to Recognize the Long-term Nature of Employee Future Benefit Costs
Difference between Expected and Actual Return on Plan Assets	(322)	6	—	—
Difference between Actuarial (Gain) Loss Recognized and Actual Actuarial (Gain) Loss on Accrued Benefit Obligation	150	(62)	24	6
Amortization of Past Service Costs	9	9	—	—
Amortization of the Transitional Obligation (Asset)	(30)	(30)	4	3
Plan Amendments	—	—	2	(16)

Total Adjustments	(193)	(77)	30	(7)

Net Benefit Plan Cost (Revenue) Recognized	(13)	(7)	18	15

Information on the defined benefit pention plan assets is as follows.

	Percentage of Fair Value
	of Total Plan Assets
Category of Plan Assets	2008	2007

Short-term Investments(1)	1.92%	1.19%
Bonds and Debentures(2)	28.32%	23.19%
Equities	55.46%	61.01%
Real Return Securities(3)	2.35%	2.51%
Real Estate	11.95%	12.10%

Total	100.00%	100.00%

(1)	Includes $18 million (2007 — $8 million) in its related parties.

(2)	Includes $51 million (2007 — $29 million) in CMHC and $18 million (2007 — $57 million) in its related parties.

(3)	Includes $21 million (2007 — $32 million) in CMHC related parties.
The interest paid by CMHC to the pension plan amounted to $2 million in 2008 (2007 — $1 million). In 2008, there was a net charge in the amount of $3 million (2007 — $3 million) from CMHC to the pension plans for administrative services.
18. SEGMENTED INFORMATION
As described in Note 1, the consolidated financial results include the accounts of CMHC’s four activities (Insurance, Securitization, Housing Programs and Lending Activity), each of which provides different programs in support of CMHC’s objectives, and the Canada Housing Trust. The financial results of each activity are determined using the accounting policies described in Note 2. The Lending Activity includes certain corporate items that are not allocated to each activity. The Housing Program Activity includes reimbursements to the Lending Activity as described in Note 12. These reimbursements are not eliminated in the table below.
136       Canada Mortgage and Housing Corporation

					Housing				Canada Housing
	Insurance		Securitization		Programs		Lending		Trust		Eliminations		Total
(in millions of dollars)	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007

REVENUES
Interest Income from NHA MBS	—	—	247	—	—	—	—	—	4,599	3,364	—	—	4,846	3,364
Income from Investment Securities	533	633	163	21	—	—	69	102	840	909	(66)	(46)	1,539	1,619
Interest Earned on Loans and Investments in Housing Programs	—	—	—	—	—	—	717	756	—	—	—	—	717	756
Net Gains (Losses) from Other Financial Instruments	(29)	4	732	—	—	—	77	(20)	—	—	98	9	878	(7)
Net Gains (Losses) from Available for Sale Financial Instruments	29	89	1	3	—	—	—	—	—	—	(16)	—	14	92
Premiums, Fees, Parliamentary Appropriations and Other Income	1,431	1,348	99	65	2,391	2,020	(1)	(3)	163	140	(92)	(74)	3,991	3,496

	1,964	2,074	1,242	89	2,391	2,020	862	835	5,602	4,413	(76)	(111)	11,985	9,320

EXPENSES
Interest Expense	8	110	386	—	—	—	761	842	5,432	4,266	(66)	(46)	6,521	5,172
Operating Expenses	182	145	4	4	103	108	18	17	170	147	(92)	(74)	385	347
Housing Programs and Net Claims	372	315	—	—	2,288	1,912	—	—	—	—	—	—	2,660	2,227

	562	570	390	4	2,391	2,020	779	859	5,602	4,413	(158)	(120)	9,566	7,746
Income Taxes	(403)	(482)	(219)	(27)	—	—	(19)	5	—	—	—	—	(641)	(504)

NET INCOME	999	1,022	633	58	—	—	64	(19)	—	—	82	9	1,778	1,070

ASSETS
Investment in NHA MBS:
Designated at Fair Value	—	—	—	—	—	—	—	—	123,737	96,023	—	—	123,737	96,023
Held to Maturity	—	—	24,767	—	—	—	—	—	—	—	—	—	24,767	—
Investment Securities:
Designated at Fair Value	—	—	—	—	—	—	986	980	842	1,106	—	—	1,828	2,086
Available for Sale	12,857	11,584	685	518	—	—	—	—	—	—	(1,866)	(1,379)	11,676	10,723
Held to Maturity	51	69	94	—	—	—	—	—	—	—	(94)	—	51	69
Loans:
Designated at Fair Value	—	—	—	—	—	—	7,952	7,644	—	—	—	—	7,952	7,644
Other	—	—	—	—	—	—	3,381	3,624	—	—	—	—	3,381	3,624
Investments in Housing Programs	—	—	—	—	—	—	1,007	1,073	—	—	—	—	1,007	1,073
Other Assets	822	1,770	932	53	—	—	1,265	2,153	26,090	22,993	4	(43)	29,113	26,926

	13,730	13,423	26,478	571	—	—	14,591	15,474	150,669	120,122	(1,956)	(1,422)	203,512	148,168

LIABILITIES
Unearned Premiums and Fees	5,848	5,142	373	244	—	—	—	—	—	—	—	—	6,221	5,386
Borrowings:
Canada Mortgage Bonds	—	—	—	—	—	—	—	—	149,672	119,098	(1,957)	(1,379)	147,715	117,719
Capital Market Borrowings	—	—	—	—	—	—	5,979	8,296	—	—	(3)	(1)	5,976	8,295
Borrowings from the Government of Canada	—	—	24,872	—	—	—	7,746	4,446	—	—	—	—	32,618	4,446
Other Liabilities	878	1,751	309	12	—	—	656	2,586	997	1,024	(28)	(45)	2,812	5,328

	6,726	6,893	25,554	256	—	—	14,381	15,328	150,669	120,122	(1,988)	(1,425)	195,342	141,174

EQUITY OF CANADA	7,004	6,530	924	315	—	—	210	146	—	—	32	3	8,170	6,994

CONSOLIDATED FINANCIAL STATEMENTS       137

The following table presents the financial information of the Insured Mortgage Purchase Program (IMPP) which forms part of the Securitization Activity.

(in millions of dollars)	2008	2007(1)

REVENUES
Interest Income from NHA MBS	247	—
Investment Income	139	—
Net Gains (Losses) from Financial Instruments	733	—
Other Income	1	—

	1,120	—

EXPENSES
Interest Expense from NHA MBS	386	—
Other Expenses	—	—

	386	—

Income Taxes	183	—

NET INCOME	551	—

ASSETS
Investment in NHA MBS:
Held to Maturity	24,767	—
Investment Securities:
Held to Maturity	94	—
Other Assets	862	—

	25,723	—
LIABILITIES
Borrowings from the Government of Canada	24,872	—
Other Liabilities	300	—

	25,172	—
EQUITY OF CANADA	551	—

(1)	The Insured Mortgage Purchase Program was introduced by the Government of Canada in 2008.
138       Canada Mortgage and Housing Corporation

19. RELATED PARTY TRANSACTIONS
The Corporation is related in terms of common ownership to all Government of Canada departments, agencies and Crown corporations. CMHC enters into transactions with certain of these entities in the normal course of business. These transactions are recorded at the exchange amount, which is the amount agreed to by the related parties. All material related party transactions are either disclosed below or in relevant notes.
a) The following table summarizes income earned and receivable as well as the total amount invested in instruments issued or guaranteed by the Government of Canada.

(in millions of dollars)	2008	2007

Cash Equivalents	1,735	1,616
Investment Income — Cash Equivalents	56	120
Interest Receivable — Cash Equivalents	3	4
Investment Securities	3,570	3,479
Investment Income — Investment Securities	124	187
Interest Receivable — Investment Securities	20	22

b) CMHC pays the Government of Canada fees in recognition of the Government’s financial backing of the Insurance and Securitization Activities. The fees, which are recorded in Other Income, amounted to $7 million (2007 — $5 million) for Securitization and nil (2007 — nil) for the Insurance Activity. The fee for the Insurance Activity is nil because CMHC’s Earnings Set Aside for Capitalization equal 100% of its target capital level calculated in accordance with guidelines set out by OSFI.
20. COMMITMENTS AND CONTINGENT LIABILITIES
a)	Commitments outstanding for Loans and Investments in Housing Programs, net of forgiveness, amounted to $206 million at 31 December 2008 (2007 — $279 million) and are normally advanced within a two-year period.

b)	Commitments outstanding for advances to mortgage insured assisted housing projects in financial difficulty amounted to $31 million at 31 December 2008 (2007 — $57 million) and are normally advanced within a ten- year period. Advances in the amount of $24 million are expected to be made over the next five years and the remainder to be advanced beyond five years.

c)	Total remaining contractual financial obligations for Housing Programs extend for periods up to 31 years (2007 — 32 years).
Estimated obligations are as follows:

						2014 and
(in millions of dollars)	2009	2010	2011	2012	2013	Thereafter

	1,770	1,686	1,657	1,648	1,637	17,066

d)	In addition to the lines of credit disclosed in Note 16, CMHC has a $63 million (2007 — $63 million) letter of credit outstanding.

e)	There are legal claims of $9 million (2007 — $6 million) against CMHC. Due to the uncertainty of the outcome of these claims, no provision for loss has been recorded.

CONSOLIDATED FINANCIAL STATEMENTS       139

21. COMPARATIVE FIGURES
Comparative figures have been reclassified to conform to the 2008 financial statement presentation.
22. SUBSEQUENT EVENTS
Third-Party Asset-Backed Commercial Paper (ABCP)
On 16 January 2009, the restructuring plan affecting Third-Party Sponsored ABCP was fully implemented. On 21 January 2009, the Corporation received a combination of MAV 2 notes (series with 100% synthetic or a blend of synthetic and traditional assets) and MAV 3 notes (series secured exclusively by traditional assets and 100% ineligible assets).
On 21 January 2009, a valuation of these new notes resulted in an additional decline in value of $5 million; $3.5 million due to a 0.5% decrease in market interest rates between 31 December 2008 and 21 January 2009 and $ 1.5 million due to the face value of the notes received being less than forecasted. Additional changes in value subsequent to year end have not been recognized in 2008. In addition, $5.5 million in interest was received by the Corporation on the illiquid ABCP assets from the original date of default to 31 August 2008.
Income Taxes
On 4 March 2009, Bill C-10 received third reading in Parliament. It contains amendments that effect the taxation of financial institutions (as defined in the IncomeTax Act). Substantially, these amendments would make the tax legislation for financial institutions consistent with the financial reporting under new accounting standards for financial instruments contained in Section 3855 of the CICA Handbook. The proposed amendments will apply to taxation years that begin after 30 September 2006. At this time, Management is not able to determine the impact these tax measures might have on the consolidated financial statements.
140       Canada Mortgage and Housing Corporation

Financial Terms
Asset-backed commercial paper (ABCP): A type of corporate short-term debt with a term to maturity of no more than nine months, and generally less than 45 days. The notes are typically backed by financial assets such as trade receivables, auto and equipment loans, and mortgages.
Commercial paper: A type of corporate short-term borrowing with a term to maturity of up to one year.
Covered Bonds: Debt obligations issued by a deposit-taking institution backed by mortgages or cash flows from other debt.
Dynamic Financial Analysis (DFA): A systematic and holistic approach to financial modeling and sensitivity analysis for assets and liabilities that projects financial results under a variety of possible scenarios, showing how outcomes might be affected by changing business and economic conditions.
Hedging: A risk management strategy used to manage interest rate or foreign exchange exposures arising from the normal course of business operations.
Loan-to-Value Ratio: The ratio of the loan to the appraised value, purchase price or other value ascribed to the property.
Securitization: The process of converting loans or other assets into financial securities which are sold into the capital markets, providing investors with an interest in the pool of loans or assets underlying the security.
Swap: A form of derivative, an interest rate swap is a contractual agreement between two parties to exchange a series of cash flows, generally exchanging fixed rate and floating rate interest payments based on a notional principal amount in a single currency. In the case of a currency swap, principal amounts and fixed and floating rate interest payments are exchanged in different currencies. Swaps are generally used to reduce or eliminate interest rate risk or foreign exchange risk.
CMHC Terms
Canada Housing Trust: The CHT is a legal entity at arm’s length to CMHC. CHT acquires interests in eligible housing loans, such as National Housing Act Mortgage-Backed Securities, purchases highly-rated investments, undertakes certain related financial hedging activities, and issues Canada Mortgage Bonds (CMBs). CMBs are guaranteed by CMHC. CMHC also acts as the financial services advisor to the CHT, determining market demand for bond issuance, and engaging an underwriting syndicate to underwrite bond issues. CMHC receives a fee from CHT for its services as guarantor and financial services advisor. The day-to-day activities of the CHT are administered through a separate corporate entity serving as the trust administrator. As required under Accounting Guidelines 15 of Canada’s Accounting Standards Board, CHT’s financial results are consolidated with CMHC’s financial statements because CHT is considered a variable interest entity.
Canada Mortgage Bonds (CMB): A bond with either a semi-annual fixed-rate coupon or a quarterly floating-rate coupon that pays principal at maturity. It is issued by the Canada Housing Trust (CHT).
142     Canada Mortgage and Housing Corporation

CMHC Affordable Housing Centre: CMHC’s centre of excellence for information, guidance and other tools to facilitate the production of affordable housing by non-profit organizations, private sector proponents and others.
emili: An on-line automated mortgage insurance risk and approval system developed by CMHC. It provides virtually instantaneous assessment of mortgage loan insurance applications.
EQuilibrium™ Sustainable Housing Demonstration Initiative: Goals of CMHC’s EQuilibrium™ Sustainable Housing Demonstration Initiative:
■	Develop a clear vision and approach to develop and promote low environmental impact healthy housing across Canada

■	Build the capacity of Canada’s home builders, developers, architects and engineers to design and build EQuilibrium™ homes and communities across the country

■	Educate consumers on the benefits of owning an EQuilibrium™ home and achieve market acceptance of EQuilibrium™ houses and sustainable communities

■	Enhance Canada’s domestic and international leadership and business opportunities in sustainable housing design, construction services and technologies.
First Nations Market Housing Fund (FNMHF): The FNMHF is overseen by nine trustees appointed by the Minister for CMHC and the Minister of Indian Affairs and Northern Development. In 2008, the Fund engaged CMHC to administer its operations for its initial five years. The Trustees are accountable to the Minister for CMHC and the Fund will issue its own annual report. The financial results of the FNMHF are not consolidated with CMHC’s financial statements.
Granville Island: Granville Island is a cultural, recreational and commercial development in the heart of Vancouver owned by the Government of Canada. CMHC receives a fee to manage and administer Granville Island on behalf of the Government of Canada. Granville Island’s finances are not consolidated with CMHC’s financial statements.
Housing Quality Initiative (HQI): CMHC delivers tailored training sessions to selected First Nations on client counseling, property management, home maintenance, arrears management, indoor air quality and other topics. The initiative also prepares Aboriginal trainers to deliver the sessions on a continuing basis.
Insured Mortgage Purchase Program (IMPP): In October 2008, as a measure to maintain the availability of longer-term credit in Canada, the Government of Canada announced it would purchase $25 billion in National Housing Act Mortgage-Based Securities (NHA MBS) from Canadian financial institutions through a competitive auction process to be managed by CMHC. This IMPP was further enhanced in November 2008 and Canada’s Economic Action Plan — Budget 2009. These enhancements would see the government purchase, through CMHC, up to an additional $100 billion in NHA MBS.
National Housing Act Mortgage Backed Securities (NHA MBS): A security which represents an undivided interest in a pool of residential mortgages insured under the NHA and which has the full timely-payment guarantee of the Government of Canada through CMHC. The principal and interest paid by borrowers on the mortgages in an NHA MBS pool are paid to investors monthly. These payments can vary from month to month if, for example, borrowers make unscheduled payments, such as advance payments of principal on a mortgage. Securities under the NHA MBS program are issued by Approved Issuers (primarily lending institutions).

GLOSSARY     143

Proposal Development Funding: An interest-free loan of up to $ 100,000 to cover a variety of project development costs. For example, soil load-bearing tests, environmental site assessments, project drawings and specifications, development permits, and other professional fees are eligible costs. The loan is repaid when mortgage financing is obtained and some of the loan may be forgiven if the project meets certain affordability criteria.
Renovation Programs: Programs that help low income households, landlords, persons with disabilities and Aboriginal people bring their homes up to minimum health and safety standards. CMHC’s suite of renovation programs include:
Residential Rehabilitation and Assistance Program (RRAP): A program which provides financial assistance to low income households who live on and off reserve to enable them to repair their homes, as well as to assist landlords to repair rental dwellings or to convert non-residential properties into residential units.
Shelter Enhancement Program (SEP): A program which provides financial assistance to repair; rehabilitate and improve existing shelters, both on and off reserve, for victims of family violence. The program also assists in the acquisition or construction of new shelters and second stage housing.
Emergency Repair Program (ERP): A program which provides financial assistance to low income homeowners or occupants in rural areas to undertake emergency repairs required for the continued safe occupancy of their house.
Home Adaptations for Seniors’ Independence (HASI): A program which provides financial assistance to low income seniors to carry out minor adaptations to assist them to live independently in their own homes.
Seed Funding: Consists of a grant and possibly a loan, up to a combined total of $20,000, to groups who are in the early stages of developing affordable housing project proposals. This money can be used to pay for such items as need and demand studies, business plans, exploration of funding sources, evaluation of procurement options, financial viability analysis, environmental site assessment, preliminary design and incorporation of a not-for profit organization. If a loan is part of the Seed Funding, it is repaid when mortgage financing is obtained.
144     Canada Mortgage and Housing Corporation

Definitions of Select CMHC Scorecard Measures
OBJECTIVE 1: HELP CANADIANS IN NEED

Measure	Definition

Housing program expenses	Expenses primarily related to social housing programs. These programs include:
public housing programs, non-profit housing programs, rent supplement programs, the rural and native housing programs, urban native housing programs and co-operative housing programs. New commitments under these programs ceased in 1993, except for the non-profit housing program on-reserve. Also includes expenditures under the Affordable Housing Initiative, CMHC’s renovation programs, and CMHC’s research, market analysis and export promotion activities.

Affordable housing units facilitated by CMHC’s Affordable Housing Centre	Affordable housing units for which project sponsors have been provided with Seed Funding or Proposal Development Funding, and/or CMHC’s Affordable Housing Centre staff have provided advice in the development of these units.

Affordable housing units facilitated through CMHC mortgage loan insurance flexibilities	CMHC mortgage loan insurance is provided under more flexible underwriting criteria for both homeownership and rental units that meet affordability and other criteria. For rental units, the mortgage loan insurance premium may be waived.

Delivery of on-reserve programs and services through First Nation or Aboriginal organizations	% of CMHC Aboriginal housing programs and services provided by Aboriginal contractors or organizations. Calculated as the average of the following:
a) % of RRAP accounts delivered by Aboriginal organizations based on number of units;
b) % of Section 95 commitment inspections and Physical Condition Reviews carried out under the Native Inspection Services Initiative based on number of units;
c) % of Aboriginal Capacity Development service contract dollars paid to Aboriginal service providers.

Direct Lending	CMHC provides low-cost loans directly to federally-supported social housing sponsors seeking to refinance their housing projects and to First Nations to finance new housing production.

Homeowner units insured or facilitated through the adoption of market-based housing finance tools	Homeownership units on reserve where CMHC can demonstrate it was instrumental in facilitating. Where financing is required, homeownership loans may be insured by CMHC.

Housing Quality Initiative (HQI)	CMHC partners with selected First Nations to deliver client counseling, property management, home maintenance, better building techniques, indoor air quality, etc. The initiative also develops Aboriginal trainers to deliver the sessions on a continuing basis.
OBJECTIVE 2: FACILITATE ACCESS TO MORE AFFORDABLE, BETTER QUALITY HOUSING FOR ALL CANADIANS

Measure	Definition
Total mortgage loan insurance approved in units	Includes loans for both homeownership and rental units as well as portfolio insurance.

Operating expense ratio for mortgage loan insurance (%)	The ratio of operating expenses to total premiums and fees revenue earned. ((Operating expenses) / (earned premiums + fees)) x100

Annual securities guaranteed	NHA Mortgage-Backed Securities (NHA MBS) issued directly into capital market plus Canada Mortgage Bonds issued for the year.

Operating expense ratio for securitization (%)	The ratio of operating expenses to revenue earned.
(Operating expenses + Canada Mortgage Bonds related expenses)/
(guarantee fees earned + application and compensatory fees earned +
Financial Services Advisors fees earned from Canada Housing Trusts) x100

Forecast accuracy of housing starts (%)	The difference expressed as % between CMHC’s initial starts forecast for Canada and the actual annual starts for the same year.

Ranking of housing starts forecast accuracy among forecasters	Ranking of the accuracy of CMHC’s annual housing starts forecast amongst other industry forecasters where 1 is the most accurate forecast.
OBJECTIVE 3: ENSURE THE CANADIAN HOUSING SYSTEM REMAINS ONE OF THE BEST IN THE WORLD

Measure	Definition
Revenue from selling CMHC’s expertise abroad	CMHC provides consulting services with respect to a wide range of housing matters, in particular, mortgage loan insurance and housing finance for which it earns revenues from both public and private international clients.
ENSURING A STRONG ORGANIZATION – INTERNAL SERVICES

Measure	Definition
Overall level of employee engagement	The overall level of engagement is based on the results of a survey of CMHC employees conducted by Towers Perrin ISR in comparison to industry benchmarks. To be fully engaged, employees must have:
▪ Rational understanding of the organization’s strategic goals, values, and how they fit
▪ Emotional attachment to their organization
▪ The motivation and willingness to invest discretionary effort to go above and beyond to help the organization succeed

Technology index for key systems	Weighted average of monthly availability of key corporate systems.

GLOSSARY     145

CMHC Board of Directors
(as at December 31, 2008)
Dino Chiesa, Chairperson
Principal, Chiesa Group, Toronto, ON
Mr. Chiesa was appointed Chairperson of the Board of Directors in March 2005. He is Principal, Chiesa Group commercial property investors, and Vice-Chair of the Board of Trustees of the Canadian Apartment Properties Real Estate Investment Trust (CAP REIT). Prior to this, he was the Assistant Deputy Minister of Ontario’s Ministry of Municipal Affairs and Housing, CEO of the Ontario Housing Corporation and Ontario Mortgage Corporation, and was an employee of CMHC from 1975 to 1987. Mr. Chiesa has been a member of the Board since June 2001.
Karen Kinsley, CA
President and Chief Executive Officer, CMHC, Ottawa, ON
Ms. Kinsley is a chartered accountant and joined CMHC in 1987. She has held a variety of positions in management, including Chief Financial Officer; Vice-President, Corporate Services, and Vice-President, Insurance and Securitization. She was appointed President and Chief Executive Officer in June 2003, and re-appointed for three more years in April 2008.
Harold Calla, CGA, CAFM
Surveyor of Taxation, Squamish Nation, North Vancouver, BC
Mr. Calla serves as Chairperson of the First Nations Financial Management Board. He also serves as Director on the Board of Partnerships British Columbia, and Terasen Gas Inc. He was appointed to the Board in June 2005.
Brian Johnston, CA
President, Monarch Corporation, Toronto, ON
Mr. Johnston is a chartered accountant and the President of Monarch Corporation, one of Canada’s oldest and largest real estate companies. He is also an active member within the home-building industry and a past president of the Ontario Home Builders’ Association. Mr. Johnston was appointed to the Board in January 2008.
Sophie Joncas, CA
Chartered Accountant St-Hubert, QC
Ms. Joncas is a chartered accountant in private practice. She is a member of the continuing education committee of the Ordre des comptables agréés du Québec (OCAQ). She has also developed and taught courses on governance and on the role of the audit committee for the OCAQ. She was appointed to the Board in August 2001.
E. Anne MacDonald, BA, LLB
Lawyer, Pictou, NS
Mrs. MacDonald has operated a general law practice in the Town of Pictou since 1979. She was the solicitor for the Town of Pictou for 25 years and assisted the town in acquiring and managing its real estate properties. She actively participates in and supports numerous community organizations and charities. She was appointed to the Board in September 2007.
James A. Millar
Associate, Sussex Circle, National Capital Region
Mr. Millar, a career public servant, worked in several government departments, including the Privy Council Office, Manpower and Immigration, the Public Service Commission, and Transport Canada. He joined CMHC in 1998. He retired from CMHC in 2004 as Vice-President, Risk Management and Communications. He was appointed to the Board in April 2007.
Gary P. Mooney, BA, LLB, Phd
Chairman, Fidelity National Financial, Mississauga, ON
Mr. Mooney is Chairman of Fidelity National Financial, a Mississauga-based title insurance company. He is also a senior partner with the law firm Anderson. Sinclair He was appointed to the Board in June 2005.
André G. Plourde
President, Montreal Real Estate Group. Montreal, QC
Mr. Plourde has been the President of Montreal Real Estate Group since 2001. Mr. Plourde is active within the commercial real estate industry as a member of the Urban Development Institute of Québec and the Association des courtiers et agents immobiliers du Quebec. He was appointed to the Board in April 2008.
Joel Teal
President, Dundee Developments/Homes by Dundee, Saskatoon, SK
Mr. Teal is President, Dundee Developments/ Homes by Dundee and is Chair of the Board of the SaskPower. He began his career with CMHC, where he held several management positions in Saskatoon, Regina, Hamilton, and Ottawa. He previously served as a member of CMHC’s Board of Directors from 1985 to 1991. He was appointed to the Board in October 2006.
146     Canada Mortgage and Housing Corporation

CMHC Management
(as at December 31, 2008)
NATIONAL OFFICE
Karen Kinsley
President and Chief Executive Officer
Mark Mclnnis
Vice-President, Insurance Underwriting, Servicing and Policy
Sharon Matthews
Vice-President, Assisted Housing
Pierre Serré
Vice-President, Insurance Product and Business Development
Douglas Stewart
Vice-President, Policy and Planning
Gail Tolley
Vice-President, Human Resources
Michel Tremblay
Acting Vice-President, Corporate Services and Chief Financial Officer
André Asselin
Executive Director, CMHC International
Charles Chenard
Executive Director, Corporate Marketing
Anne Dawson
Executive Director, Communications
Gilles Proulx
Executive Director, Risk Management and Investments
Serge Gaudet
Director, Audit and Evaluation Services
Douglas Tyler
General Counsel
Luc Fournier
Corporate Secretary
REGIONAL BUSINESS CENTRES
Carolyn Kavanagh
General Manager, Atlantic Business Centre
Sylvie Crispo
General Manager, Québec Business Centre
Peter Friedmann
General Manager, Ontario Business Centre, and Managing Director, Securitization
Trevor Gloyn
General Manager, Prairie and Territories Business Centre
Lucia Su
Acting General Manager, British Columbia Business Centre (as of December 2, 2008)

CMHC BOARD OF DIRECTORS AND CMHC MANAGEMENT	147

CMHC Offices
NATIONAL OFFICE
700 Montreal Road
Ottawa, Ontario
Canada, K1A 0P7
(613) 748-2000
REGIONAL BUSINESS CENTRES
Atlantic
1894 Barrington Street, 9th Floor
Halifax, Nova Scotia, B3J 2A8
(902) 426-3530
Quebec
1100 René-Lévesque Blvd West, 1st Floor
Montreal, Quebec, H3B 5J7
(514) 283-2222
Ontario
100 Sheppard Avenue East, Suite 300
Toronto, Ontario, M2N 6Z1
(416) 221-2642
Prairie and Territories
1000 — 7th Avenue SW, Suite 200
Calgary, Alberta,T2P 5L5
(403) 515-3000
British Columbia
1111 West Georgia Street, Suite 200
Vancouver, British Columbia, V6E 4S4
(604) 731-5733
TO ORDER ADDITIONAL COPIES OF THE ANNUAL REPORT
1-800-668-2642
CMHC ON THE INTERNET
www.cmhc.ca
148     Canada Mortgage and Housing Corporation

www.cmhc.ca/annualreport

© 2009 Canada Mortgage and Housing Corporation
Cat. No.: NH1-1/2008E
ISBN: 978-1-100-12590-9
Printed in Canada